      AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON JUNE 1, 1999
                                                    REGISTRATION NO. 333-
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SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                            ------------------------
                                    FORM S-3
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933
                            ------------------------
                           CHICAGO TITLE CORPORATION
             (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)
                            ------------------------

                             171 NORTH CLARK STREET
         DELAWARE           CHICAGO, ILLINOIS 60601           36-4217886
     (STATE OR OTHER        (ADDRESS, INCLUDING ZIP        (I.R.S. EMPLOYER
       JURISDICTION        CODE AND TELEPHONE NUMBER,    IDENTIFICATION NO.)
   OF INCORPORATION OR      INCLUDING AREA CODE, OF
      ORGANIZATION)          REGISTRANT'S PRINCIPAL
                               EXECUTIVE OFFICES)

                            ------------------------
                            PAUL T. SANDS, JR., ESQ.
                           CHICAGO TITLE CORPORATION
                             171 NORTH CLARK STREET
                          CHICAGO, ILLINOIS 60601-3294
                                 (888) 431-4288

               (NAME, ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE
               NUMBER, INCLUDING AREA CODE, OF AGENT FOR SERVICE)
                            ------------------------
                                   COPIES TO:


            LINDA E. RANSOM, ESQ.                         RICHARD G. CLEMENS, ESQ.
             Dewey Ballantine LLP                             Sidley & Austin
         1301 Avenue of the Americas                      One First National Plaza
           New York, NY 10019-6092                           Chicago, IL 60603
                (212) 259-8000                                 (312) 853-7000

                            ------------------------
        APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC:
  As soon as practicable after this Registration Statement becomes effective.
                            ------------------------
     If the only securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [ ]

     If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. [ ]

     If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ] ________________

     If this Form is a post effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ] ________________

     If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]
                        CALCULATION OF REGISTRATION FEE
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                                                                PROPOSED MAXIMUM    PROPOSED MAXIMUM
TITLE OF EACH CLASS OF                        AMOUNT TO BE       OFFERING PRICE    AGGREGATE OFFERING       AMOUNT OF
SECURITIES TO BE REGISTERED                    REGISTERED          PER NOTE(1)          PRICE (1)       REGISTRATION FEE
--------------------------------------------------------------------------------------------------------------------------
Senior Notes due 2009.....................     $75,000,000            100%             $75,000,000           $20,850
--------------------------------------------------------------------------------------------------------------------------
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(1) Estimated solely for purposes of calculating the registration fee pursuant to Rule 457.

     THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THIS REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.
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THE INFORMATION IN THIS PROSPECTUS IS NOT COMPLETE AND MAY BE CHANGED. WE MAY NOT SELL THESE SECURITIES UNTIL THE REGISTRATION STATEMENT FILED WITH THE SECURITIES AND EXCHANGE COMMISSION IS EFFECTIVE. THIS PROSPECTUS IS NOT AN OFFER TO SELL THESE SECURITIES AND IT IS NOT SOLICITING AN OFFER TO BUY THESE SECURITIES IN ANY STATE WHERE THE OFFER OR SALE IS NOT PERMITTED.

                             SUBJECT TO COMPLETION

                   PRELIMINARY PROSPECTUS DATED JUNE 1, 1999

PROSPECTUS
                                  $75,000,000
                              [CHICAGO TITLE LOGO]
                           CHICAGO TITLE CORPORATION
                                % SENIOR NOTES DUE 2009
                            ------------------------
     Chicago Title is offering and selling an aggregate of $75,000,000 of its % Senior Notes due 2009. Chicago Title will receive all of the net proceeds from the sale of the notes.

     The notes bear interest at a rate of      % per year.  Interest on the
notes is payable semi-annually on                and                of each
year, beginning             , 1999. The notes will mature on             , 2009.
The notes do not have the benefit of any sinking fund. Chicago Title may redeem some or all of the notes at any time in the manner described in the "Description of the Notes" section of this prospectus. Chicago Title will also pay accrued interest to (but not including) the date of any redemption.

     The notes are unsecured and rank equally with all other unsecured senior indebtedness of Chicago Title. The notes will be issued only in registered form in denominations of $1,000 and integral multiples of $1,000.

      AN INVESTMENT IN THE NOTES INVOLVES RISK. SEE THE "RISK FACTORS" SECTION OF THIS PROSPECTUS BEGINNING ON PAGE 9.
                            ------------------------

                                                         PER NOTE        TOTAL
                                                         --------        -----
Public offering price(1)..............................     %              $
Underwriting discount.................................     %              $
Proceeds, before expenses, to Chicago Title...........     %              $

        (1) Plus accrued interest from             , 1999, if settlement occurs
after that date

     Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

     The notes will be ready for delivery in book-entry form only through The
Depository Trust Company, on or about             , 1999.

                            ------------------------

MERRILL LYNCH & CO.                                        ABN AMRO INCORPORATED

                            ------------------------

             The date of this prospectus is                , 1999.

                               TABLE OF CONTENTS

                                                                PAGE
                                                                ----
Where You Can Find More Information.........................      2
Forward-Looking Statements..................................      3
Prospectus Summary..........................................      4
Risk Factors................................................      9
Use of Proceeds.............................................     11
Capitalization..............................................     11
Ratio of Earnings to Fixed Charges..........................     12
Management's Discussion and Analysis of Financial Condition
  and Results of Operations.................................     13
Business....................................................     26
Management of Chicago Title.................................     35
Description of the Notes....................................     38
Underwriting................................................     48
Validity of the Notes.......................................     49
Experts.....................................................     49
Index to Consolidated Financial Statements..................    F-1

                            ------------------------

                      WHERE YOU CAN FIND MORE INFORMATION

     We file annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy the reports, statements or other information we file at the SEC's public reference room in Washington, D.C. located at 450 Fifth Street, N.W., Washington, D.C. 20549. The SEC also maintains regional offices where you can read and copy the reports. These are located at 500 West Madison Street, Room 1400, Chicago, Illinois 60601 and at 7 World Trade Center, Suite 1300, New York, New York 10048. You can request copies of these documents, upon payment of photocopying fees, by writing to the SEC. Please call the SEC at 1-800-SEC-0330 for further information on the operation of the public reference rooms. Our SEC filings are also available to the public on the SEC's internet site (http://www.sec.gov).

     This prospectus is part of a registration statement on Form S-3 that we filed with the SEC. This prospectus does not contain all the information in that registration statement. For further information with respect to us and the securities offered by this prospectus, you should review the registration statement. You can obtain the registration statement from the SEC at the public reference facilities we referred to above.

     The SEC allows us to "incorporate by reference" information into this prospectus. This means that we can disclose important information to you by referring you to another document filed separately with the SEC. The information incorporated by reference is deemed to be part of this prospectus, except for any information superseded by information contained directly in this prospectus. This prospectus incorporates by reference the documents set forth below that we have previously filed with the SEC. These documents contain important information about us and our financial condition.

     Any statement contained in a document incorporated or deemed to be incorporated by reference into this prospectus shall be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained in this prospectus, or in any other subsequently filed document that is also incorporated or deemed to be incorporated by reference in this prospectus, modifies or supersedes the earlier statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this prospectus. The following documents are incorporated by reference into this prospectus:

     (a) Our Annual Report on Form 10-K for the year ended December 31, 1998;
and

     (b) Our Quarterly Report on Form 10-Q for the quarter ended March 31, 1999.

     Statements contained in this prospectus, including statements in documents incorporated by reference, as to the contents of any contract, agreement or any other document referred to are not necessarily complete, and in each instance we refer you to the copy of the relevant contract, agreement or other document filed as an exhibit to the registration statement or the exhibit to the relevant document incorporated by reference. Each of these statements is qualified in all respects by reference to the relevant exhibit.

     All documents filed by us pursuant to Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended, subsequent to the date of this prospectus and prior to the completion of the offering of the Notes will be deemed to be incorporated by reference into this prospectus and to be a part hereof from the date of filing of such documents.

     Documents incorporated by reference are available from us without charge, excluding all exhibits unless specifically incorporated by reference as an exhibit to this prospectus. Prospective investors may obtain documents incorporated by reference in this prospectus by requesting them in writing or by telephone from us at our executive offices at 171 North Clark Street, Chicago, Illinois, 60601, Telephone: (888) 431-4288.

                           FORWARD-LOOKING STATEMENTS

     This prospectus contains disclosures which are forward-looking statements. Forward-looking statements include all statements that do not relate solely to historical or current facts, and can be identified by the use of words such as "may," "will," "expect," "project," "estimate," "anticipate," "plan" or "continue." These forward-looking statements are based upon our current plans or expectations and are subject to a number of uncertainties and risks that could significantly affect current plans and anticipated actions and our future financial condition and results. These uncertainties and risks include, but are not limited to, those relating to conducting operations in a competitive environment; the effect of fluctuations in the volume of real estate transactions; acquisition activities; general economic conditions; the relatively high costs of producing title evidence when premiums are subject to regulatory and competitive restraints; the effect of interest rate levels on our investment portfolio; the effect of state regulations requiring maintenance of minimum levels of capital and surplus and restricting the payment of dividends; our success in achieving Year 2000 compliance; and the risk of substantial claims by large classes of claimants, such as aboriginal title claims of Native Americans. As a consequence, current plans, anticipated actions and future financial condition and results may differ from those expressed in any forward-looking statements made by or on behalf of us.

                               PROSPECTUS SUMMARY

     This summary highlights information contained elsewhere in this prospectus. It is not complete and may not contain all the information that you should consider before investing in the Notes. You should read the entire prospectus carefully, including the "Risk Factors" section, the financial statements and the notes to the financial statements. Unless the context otherwise indicates, all references to "we," "us" or "our" in this prospectus refer to Chicago Title Corporation and its consolidated subsidiaries and all references to "Chicago Title" refer to Chicago Title Corporation and not its subsidiaries.

     We are one of the nation's three largest providers of title insurance and real estate-related services for residential and commercial real estate transactions. One of the pioneers of the title insurance industry over a century ago, we currently have more than 340 full service offices and approximately 4,100 policy-issuing agents in 49 states, Puerto Rico, the Virgin Islands, Guam, and Canada. Our revenues, totaling $1.927 billion in 1998, are generated from all geographic regions of the country, with no one region predominating. We believe that our brand name, national distribution network, financial position and experienced management have enabled us to become one of the premier companies participating in the title insurance and real estate-related services industry.

     Our strategy to improve our market share and earnings growth is threefold. We are focusing our marketing efforts to serve three distinct customer sectors:
Institutional Partners consisting of large residential lenders and mortgage servicers, Core Local Operations consisting of our locally based clients, and National Commercial and Industrial consisting of participants in large commercial transactions. In addition, we are pursuing growth opportunities, including selective acquisitions. Acquisitions under this initiative are directed toward companies intended either to broaden our array of product offerings or to bolster our presence in certain higher growth title insurance markets. We are also generating operating efficiencies and cost improvements through the promotion of best practices throughout the organization and investments in technology, such as the development of an "electronic spine," that will more fully integrate our services and offices.

     Chicago Title was organized as a Delaware corporation in March 1998 and was a wholly owned subsidiary of Alleghany Corporation. On June 17, 1998, Chicago Title and its subsidiaries were spun off from Alleghany Corporation and Chicago Title became an independent, publicly traded company. In connection with the spin-off, the common stock of Chicago Title was listed on the New York Stock Exchange under the ticker symbol "CTZ." Chicago Title's principal executive offices are located at 171 North Clark Street, Chicago, Illinois, 60601 and its telephone number is (888) 431-4288.

     Chicago Title is the public holding company for Chicago Title and Trust Company and its subsidiaries. Chicago Title and Trust Company was organized as an Illinois corporation in 1912 and was acquired, along with its wholly owned subsidiary Chicago Title Insurance Company, by Alleghany Corporation in June 1985. Chicago Title Insurance Company, a Missouri corporation incorporated in 1961, succeeded to businesses conducted by predecessor corporations since 1847. Chicago Title and Trust Company and Chicago Title Insurance Company are headquartered in Chicago. Security Union Title Insurance Company, acquired in 1987, and Ticor Title Insurance Company, acquired in 1991, were incorporated in California in 1962 and 1965, respectively. Both Security Union Title Insurance Company and Ticor Title Insurance Company were parts of business organizations that had succeeded to businesses conducted since around the turn of the century. Security Union Title Insurance Company and Ticor Title Insurance Company are headquartered in Pasadena, California.

     Through our subsidiaries, primarily Chicago Title Insurance Company, Ticor Title Insurance Company and Security Union Title Insurance Company, we conduct title searches and issue title insurance policies in residential and commercial real estate transactions. Policies are issued by us directly through branch offices, as well as through independent agents and approved attorneys working as independent contractors. We manage our exposure through an underwriting approval system that entails higher levels of approval for larger commitments, as well as by placing liability caps on loss occurrences and purchasing reinsurance protection. In addition, we maintain a significant claims reserve against losses.

     Our title insurance subsidiaries protect a variety of interests in real property by issuing insurance policies to purchasers of residential and commercial properties, mortgagees and others with interests in real property. These policies protect against losses suffered as a result of liens, encumbrances and other defects to title. Prior to issuing a policy, an agent or employee of ours conducts a title search and examination of the property. Such a search requires review of various records providing a history of transfers of interests in the real estate to be insured. These records are maintained by local governmental entities, such as counties and municipalities. To facilitate preparation of title reports, title records known as title plants are compiled and owned by us. These plants, which are continually updated, consist of copies of land title and deed information from public records dating back many years.

     While most other forms of insurance assume the risk of loss arising out of unforeseen future events, title insurance protects the policy holder principally from the risk of loss from events that predate the issuance of the policy. This distinction explains the low claims loss experience of title insurers as compared with other types of insurers. Losses generally result from errors made in the title search and examination process or the escrow process, or from other problems such as fraud or incapacity of persons transferring property rights. Operating expenses, however, are relatively high for title insurers as compared with other types of insurers. Considerable costs may be incurred relating to the personnel required to process forms, search titles, collect information on properties and prepare title insurance reports, policies and commitments. Title insurers also face costs associated with the establishment, operation and maintenance of title plants, or with gaining access to title plants owned by others.

     In addition to title production and risk assumption, we offer associated escrow and closing services, including:

     - Managing escrow accounts;

     - Prorating and adjusting insurance, tax and rents;

     - Preparing, reviewing and recording documents such as deeds;

     - Clearing liens;

     - Disbursing funds; and

     - Transmitting final documents to the parties to a real estate transaction.

     We also provide the following information management-based real estate-related services:

     - Chicago Title Flood Services, Inc., acquired in 1995, provides certifications as to the flood zone status of properties for lenders, who are required by federal law to determine whether real property pledged to secure a loan is in an area prone to flooding.

     - Chicago Title Credit Services, Inc., also acquired in 1995, uses a state-of-the-art proprietary system that orders and prepares credit information reports for lending institutions.

     - Chicago Title -- Market Intelligence, Inc., acquired in 1996, provides detailed real estate property evaluation services to lending institutions, utilizing artificial intelligence software, detailed real estate database statistical analysis and physical property inspections through a network of 12,500 real estate agents and appraisers. Chicago Title -- Market Intelligence, Inc. also offers property appraisal services through a network of state-licensed contract appraisers.

     In addition, we have made several acquisitions of companies offering real estate-related services in 1998 and early 1999:

     - Universal Mortgage Services, Inc., now known as Chicago Title Field Services, Inc., which provides property inspection, preservation and maintenance services nationwide;

     - Consolidated Reconveyance Company, now operating as a division of Chicago Title Insurance Company, which furnishes foreclosure and reconveyance services to institutional lenders;

     - Westfall & Company, which provides mortgage services in the residential mortgage business;

     - Escondido Escrow and Ranch & Coast Escrow, which are two of the most experienced escrow providers in California; Escondido Escrow is also one of the leading timeshare escrow organizations in the nation; and

     - Continental Home Warranty, Inc., a leading underwriter in California of home warranty insurance policies, which protect home buyers against significant repairs on major appliances and systems during the first year of home ownership.

                                  THE OFFERING

ISSUER........................   Chicago Title Corporation.

SECURITIES OFFERED............   $75,000,000 principal amount of      % Senior
                                 Notes due 2009.

MATURITY DATE.................               , 2009.

INTEREST PAYMENT DATES........   Semi-annually on                and
                                                of each year, beginning
                                                .

RANKING.......................   The Notes will rank equally with all unsecured
                                 senior indebtedness of Chicago Title.

OPTIONAL REDEMPTION...........   The Notes will be redeemable, in whole or in
                                 part, at Chicago Title's option at any time, at
                                 a redemption price equal to the greater of: (i)
                                 100% of the principal amount of the Notes or
                                 (ii) the sum of the present values of the
                                 remaining scheduled payments of principal and
                                 interest thereon from the redemption date to
                                 the maturity date, computed by discounting such
                                 payments, in each case, to the redemption date
                                 on a semi-annual basis (assuming a 360-day year
                                 consisting of twelve 30-day months) at the
                                 treasury rate (as defined), plus   basis
                                 points, plus, in either case, accrued and unpaid interest to (but not including) the date of redemption.

COVENANTS.....................   The Indenture governing the Notes contains
                                 certain restrictive covenants. Among other things, these covenants will: (i) limit Chicago
                                 Title's ability to issue, sell or otherwise dispose of shares of capital stock of certain of its subsidiaries, (ii) limit the ability of Chicago Title and certain of its subsidiaries to incur liens and (iii) limit Chicago Title's ability to consolidate with, merge with or into, or transfer all or substantially all its assets to any person.

RATINGS.......................   The Notes are expected to be rated by Moody's
                                 Investors Service, Inc. and Standard & Poor's
                                 Ratings Services, a division of The McGraw-Hill
                                 Companies, Inc.

BOOK-ENTRY FORM...............   The Notes will be represented by a global Note
                                 in book-entry form deposited with the Trustee as custodian for, and registered in the name of, The Depository Trust Company or its nominee, except in the limited circumstances described under "Description of the
                                 Notes -- Payment, Registration, Transfer and
                                 Exchange."

USE OF PROCEEDS...............   We intend to use the net proceeds from this
                                 offering for general corporate purposes, including the repayment of existing debt and the funding of potential acquisitions.

RISK FACTORS..................   See "Risk Factors" beginning on page 9 for a
                                 discussion of risks that should be considered prior to making an investment in the Notes.

             SUMMARY CONSOLIDATED HISTORICAL FINANCIAL INFORMATION

     The following table sets forth, for the periods and at the dates indicated, our summary consolidated historical financial information. The information as of and for the five years ended December 31, 1998 is from our audited consolidated historical financial statements and notes. Since the information in this table is only a summary and does not provide all of the information contained in our financial statements, including the related notes, you should read "Management's Discussion and Analysis of Financial Condition and Results of Operations" and our consolidated financial statements and the related notes. These data may not necessarily be indicative of the results of operations or financial position that would have been obtained if we had been a separate, independent company during the periods shown or of our future performance as an independent company. The information as of and for the three months ended March 31, 1999 and 1998 is from our unaudited financial statements, which, in management's opinion, include all adjustments, consisting of only normal recurring adjustments, necessary for a fair presentation. Our operating results for the three months ended March 31, 1999 are not necessarily indicative of the results that may be expected for the full year.

                                        THREE MONTHS ENDED
                                             MARCH 31,                             YEARS ENDED DECEMBER 31,
                                      -----------------------   ---------------------------------------------------------------
                                         1999         1998         1998          1997         1996         1995         1994
                                      ----------   ----------   ----------    ----------   ----------   ----------   ----------
                                            (UNAUDITED)                (IN THOUSANDS, EXCEPT RATIOS AND PER SHARE DATA)
STATEMENT OF INCOME DATA:

Revenues:
  Title, escrow, trust and other
    revenue.........................  $  471,810   $  385,804   $1,861,463    $1,411,496   $1,278,590   $1,082,008   $1,283,970
  Investment income.................      16,607       14,805       63,837        52,266       47,658       46,661       44,913
  Net realized investment gain on
    sales to Alleghany
    Corporation.....................          --           --           --         2,214           --           --           --
  Net realized investment
    gains -- other..................       1,034          371        1,409         1,470        1,436        3,697       (5,447)
                                      ----------   ----------   ----------    ----------   ----------   ----------   ----------
        Total revenues..............     489,451      400,980    1,926,709     1,467,446    1,327,684    1,132,366    1,323,436
Expenses:
  Salaries and other employee
    benefits........................     153,533      127,603      619,814       454,648      411,815      344,767      368,097
  Commissions paid to agents........     172,196      131,490      648,023       526,324      484,351      420,555      549,990
  Provisions for title losses.......      29,817       26,279      123,920       102,324       83,023       81,385       94,845
  Interest expense..................       1,079        1,295        4,707         4,644        5,566        6,456        6,859
  Other operating and administrative
    expenses........................      97,686       82,273      388,540       295,903      273,236      242,380      244,655
                                      ----------   ----------   ----------    ----------   ----------   ----------   ----------
        Total expenses..............     454,311      368,940    1,785,004     1,383,843    1,257,991    1,095,543    1,264,446
Operating income from continuing
  operations before income taxes....      35,140       32,040      141,705        83,603       69,693       36,823       58,990
Income taxes........................      11,951       10,799       53,536        27,894       23,115       11,889       18,854
                                      ----------   ----------   ----------    ----------   ----------   ----------   ----------
Net income from continuing
  operations........................      23,189       21,241       88,169(1)     55,709       46,578       24,934       40,136
Net income from discontinued
  operations........................          --        4,979        9,013        12,162        5,462        5,478        4,337
                                      ----------   ----------   ----------    ----------   ----------   ----------   ----------
    Net income......................  $   23,189   $   26,220   $   97,182    $   67,871   $   52,040   $   30,412   $   44,473
                                      ==========   ==========   ==========    ==========   ==========   ==========   ==========
Basic and diluted earnings per
  share:
  Continuing operations.............  $     1.06   $     0.97   $     4.03(1) $     2.54   $     2.13   $     1.14   $     1.83
  Discontinued operations...........          --          .23         0.41          0.56         0.25         0.25         0.20
                                      ----------   ----------   ----------    ----------   ----------   ----------   ----------
    Net earnings per share..........  $     1.06   $     1.20   $     4.44    $     3.10   $     2.38   $     1.39   $     2.03
                                      ==========   ==========   ==========    ==========   ==========   ==========   ==========
OTHER FINANCIAL DATA:
Ratio of earnings to fixed charges
  (2)...............................        6.4x         6.4x         6.6x          4.6x         3.8x         2.4x         3.2x

BALANCE SHEET DATA:

                                        THREE MONTHS ENDED
                                             MARCH 31,                                   DECEMBER 31,
                                      -----------------------   ---------------------------------------------------------------
                                         1999         1998         1998          1997         1996         1995         1994
                                      ----------   ----------   ----------    ----------   ----------   ----------   ----------
                                            (UNAUDITED)                    (IN THOUSANDS)
Total assets........................  $1,955,626   $1,812,464   $1,881,759    $1,702,207   $1,482,697   $1,447,351   $1,389,700
Bank and other long-term debt.......      21,467       32,851       21,648        32,443       43,282       55,043       64,441
Reserve for title losses............     631,190      569,829      618,831       564,334      532,923      529,915      536,068
Total liabilities...................   1,487,901    1,382,657    1,420,167     1,298,660    1,122,102    1,100,913    1,073,237
Stockholders' equity................     467,725      429,807      461,592       403,547      360,595      346,438      316,463

---------------
(1) Net income and basic and diluted earnings per share from continuing operations, excluding after-tax spin-off and related management restructuring costs, were $109,732 and $5.01, respectively, in 1998.

(2) The ratio of earnings to fixed charges is computed by dividing fixed charges into earnings from continuing operations before income taxes and extraordinary items plus fixed charges. Fixed charges include interest, expensed or capitalized, amortization of debt issuance costs and the estimated interest component of rent expense.

                                  RISK FACTORS

     Prospective investors should carefully consider the following risk factors before deciding to purchase the Notes.

WE FACE SIGNIFICANT COMPETITION.

     The title insurance industry is competitive throughout the United States, with large title insurance firms such as the title insurance subsidiaries of Chicago Title competing on a national basis, while smaller firms have significant market shares on a regional basis. Chicago Title's title insurance subsidiaries also compete with abstractors, attorneys issuing opinions and, in some areas, state land registration systems. The removal of regulatory barriers in the future might result in new competitors, including financial institutions, entering the title insurance business. We believe that competition in the title insurance industry is primarily on the basis of expertise, service and price. In addition, the financial strength of the insurer has become an increasingly important factor in decisions relating to the purchase of title insurance, particularly in multi-site transactions and in situations involving real estate-related investment vehicles such as real estate investment trusts and real estate mortgage investment conduits.

OUR REVENUE MAY FLUCTUATE WITH INTEREST RATES AND FROM SEASON TO SEASON.

     The title insurance industry is highly dependent upon the volume of real estate transactions occurring within the market. In turn, the volume of real estate transactions is highly sensitive to interest rate levels and general economic conditions. Because these factors can be volatile, revenue levels for the title industry also can be volatile. In addition, the title insurance business is seasonal, since real estate activity is seasonal. The first calendar quarter is typically the weakest quarter in terms of revenue due to the generally low volume of home sales during the winter. The fourth calendar quarter is typically the strongest in terms of revenue due to the desire of commercial entities to complete transactions by year end. These traditional seasonal patterns can be altered if there is a significant change in the level of mortgage refinancing, since refinancing activity is correlated with movements in the level of interest rates and is not tied to a seasonal pattern.

TITLE LOSSES IN EXCESS OF OUR RESERVES COULD HURT OUR EARNINGS.

     Our largest single liability is the reserve for title losses, which also covers losses arising from the escrow, closing and disbursement functions due to fraud or operational error, and includes costs of external legal defense. The establishment of appropriate loss reserves is an inherently uncertain process, particularly due to the long-term nature of most title insurance business. Loss reserves represent our estimates, at a given point in time, of the ultimate settlement and legal costs of losses incurred (including incurred but not reported losses). Our reserves are reviewed regularly by management and are certified by an independent actuary on an annual basis. Whenever we determine that any existing loss reserves are inadequate, we are required to increase our loss reserves with a corresponding reduction, which could be material, in our operating results in the period in which the deficiency is identified. The establishment of new reserves, or the adjustment of reserves, could have a material effect on our financial condition and results of operations in any particular period. See "Business -- Reserve for Title Losses."

CHICAGO TITLE IS A HOLDING COMPANY; CHICAGO TITLE'S OBLIGATIONS WITH RESPECT TO THE NOTES WILL BE STRUCTURALLY SUBORDINATED TO INDEBTEDNESS AND OTHER OBLIGATIONS OF CHICAGO TITLE'S SUBSIDIARIES.

     All of Chicago Title's operations are conducted through its subsidiaries. As a result, Chicago Title depends entirely upon the earnings and cash flows of its subsidiaries to service its indebtedness, including its ability to pay the interest on and principal of the Notes. Chicago Title will be the sole obligor with respect to the Notes and the Notes will not be obligations of, or guaranteed by, any of its subsidiaries. If Chicago Title is unable to receive funds from its subsidiaries in the form of dividends, distributions or other payments (whether as a result of regulatory restrictions, contractual limitations or otherwise), Chicago Title may not be able to satisfy its obligations with respect to the Notes. The payment of dividends to Chicago Title by its title insurance subsidiaries is limited by state insurance regulations in the states in which they do business. The maximum amount of dividends and other payments that Chicago Title's regulated subsidiaries will be permitted to pay to Chicago Title in 1999 without prior regulatory approval is $80.2 million. An additional amount of dividends may be paid by Chicago Title's limited number of unregulated subsidiaries.

     The Notes will be structurally subordinated to all indebtedness and other obligations of Chicago Title's subsidiaries. Claims of creditors of Chicago Title's subsidiaries, including trade creditors, will generally have priority as to the assets of Chicago Title's subsidiaries over Chicago Title and the claims of Chicago Title's creditors (including holders of the Notes), except to the extent that Chicago Title may be a creditor with recognized claims against its subsidiaries. Even to the extent Chicago Title is a creditor of its subsidiaries with recognized claims, these claims would be subordinated to the claims of creditors of the subsidiaries having security interests and any indebtedness of the subsidiaries that is senior to Chicago Title's claims.

     The Indenture does not limit the amount of additional unsecured indebtedness that may be incurred by Chicago Title and its subsidiaries in the future.

STATE INSURANCE REGULATIONS COULD AFFECT OUR BUSINESS AND THE ABILITY OF CHICAGO TITLE TO PAY INTEREST AND PRINCIPAL ON THE NOTES.

     Chicago Title and its title insurance subsidiaries are subject to state insurance regulations in the states in which they do business. Such regulations, among other things, affect statutory reserves, limit the amount of dividends and other payments that can be made by Chicago Title's title insurance subsidiaries without prior regulatory approval, and impose restrictions on the amount and type of investments they may hold. Certain states also regulate the rates charged for various title insurance products. We cannot predict the effect that any proposed or future regulations may have on our financial condition or operations. Any regulatory changes that would further limit the ability of Chicago Title's subsidiaries to pay dividends could impair Chicago Title's ability to pay interest and principal on the Notes. See "Business -- Regulation."

                                USE OF PROCEEDS

     We expect to receive net proceeds of approximately $74.2 million from this offering. Net proceeds is computed by deducting the underwriting discount and our estimated offering expenses from the total public offering price.

     We intend to use the net proceeds from this offering for general corporate purposes, including the repayment of existing debt and the funding of potential acquisitions. Proceeds of $19.3 million will be used to repay the outstanding balance under a revolving credit facility with U.S. Bank National Association, which bears interest at a floating rate equal to LIBOR plus 25 basis points and matures on May 24, 2000. The borrowing from U.S. Bank National Association was incurred by Chicago Title on May 28, 1999 for the purpose of repaying all amounts outstanding under a Credit Agreement, dated as of March 29, 1996, among Chicago Title and Trust Company, various commercial lending institutions and The Chase Manhattan Bank, N.A., as Administrative Agent. We are not currently a party to any material acquisition agreements.

                                 CAPITALIZATION

     The following table sets forth the capitalization of Chicago Title as of March 31, 1999 (1) on a historical basis and (2) as adjusted to give effect to the sale of the Notes and the application of a portion of the estimated net proceeds from their sale to repay indebtedness as described under "Use of Proceeds" and the restructuring of certain credit agreements of Chicago Title and its subsidiaries subsequent to March 31, 1999. This table should be read in conjunction with the consolidated financial statements and the notes thereto and "Management's Discussion and Analysis of Financial Condition and Results of Operations" included elsewhere in this prospectus.

                                                                      MARCH 31, 1999
                                                                 -------------------------
                                                                  ACTUAL       AS ADJUSTED
                                                                 --------      -----------
                                                                   (IN THOUSANDS, EXCEPT
                                                                        SHARE DATA)
LIABILITIES:
Bank and other long-term debt...............................     $ 21,467       $  2,134
     % Senior Notes due 2009................................           --         75,000
                                                                 --------       --------
          Total bank and other long-term debt...............     $ 21,467       $ 77,134
                                                                 ========       ========

STOCKHOLDERS' EQUITY:
Common stock, par value $1.00 per share, 66,000,000 shares
  authorized, 21,829,702 issued and outstanding.............     $ 21,830       $ 21,830
Additional paid in capital..................................      124,713        124,713
Unearned compensation-restricted stock and employee stock
  award plans...............................................      (14,890)       (14,890)
Retained earnings...........................................      327,336        327,336
Accumulated other comprehensive income......................        8,736          8,736
          Total stockholders' equity........................      467,725        467,725
                                                                 --------       --------
          Total capitalization..............................     $489,192       $544,859
                                                                 ========       ========

                       RATIO OF EARNINGS TO FIXED CHARGES

                          THREE MONTH ENDED
                              MARCH 31,                      YEAR ENDED DECEMBER 31,
                       -----------------------   -----------------------------------------------
                         PRO                       PRO
                        FORMA                     FORMA
                       1999(2)   1999    1998    1998(2)   1998    1997    1996    1995    1994
                       -------   -----   -----   -------   -----   -----   -----   -----   -----
Ratio of earnings to
  fixed charges(1)...    5.6x     6.4x    6.4x      5.9x    6.6x    4.6x    3.8x    2.4x    3.2x

---------------
(1) The ratio of earnings to fixed charges is computed by dividing fixed charges into earnings from continuing operations before income taxes and extraordinary items plus fixed charges. Fixed charges include interest, expensed or capitalized, amortization of debt issuance costs and the estimated interest component of rent expense.

(2) The pro forma ratio of earnings to fixed charges assumes the sale of the Notes and the application of a portion of the net proceeds therefrom to the repayment of bank debt as described in "Use of Proceeds" and the restructuring of certain of our credit agreements subsequent to March 31, 1999 as described in "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Financial Condition" as if each had occurred on the first day of the period presented.

                      MANAGEMENT'S DISCUSSION AND ANALYSIS
                OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

OVERVIEW

     In June 1998, Chicago Title was spun off from its parent Alleghany Corporation and became an independent, publicly traded company. The title industry is undergoing a period of consolidation and rapid change and, as an independent company, we are able to focus on operating efficiencies and strategic initiatives that are required to succeed in a changing marketplace. The spin-off was also intended to foster development of an entrepreneurial culture. We are now able to provide equity-based compensation and incentives that enable us to retain and recruit senior management and to motivate employees throughout the organization.

  Net Income

     We capitalized on opportunities presented by an exceptionally healthy real estate market and reported a strong increase in net income from continuing operations in 1998. Exclusive of after-tax spin-off and related management restructuring costs, net income from continuing operations rose 97.0 percent from the prior year level on an increase in total revenue of 31.3 percent. Net income from continuing operations recorded in 1997 increased by 19.6 percent from our results in 1996 on an increase in total revenue of 10.5 percent. Net income from continuing operations in the first quarter of 1999 represented a 9.2 percent increase from the same period in 1998 on an increase in total revenue of
22.1 percent.

  Operating Revenues

     Our business is highly dependent upon the volume of real estate transactions occurring within the market. In turn, the volume of real estate transactions is highly sensitive to interest rate levels and general economic conditions. Because these factors can be volatile, our revenue levels can also be volatile.

     Premiums and related fees are determined by competitive factors and in many states are also subject to regulation. Revenues earned by our direct operations are principally recognized at the time of the real estate closing. As a result, there is typically a lag of about two months between the time that a title insurance order is placed, at which time work commences, and the time that we recognize the revenues associated with the order. Revenues from title policies issued by independent agents are generally recorded when notice of issuance is received from the agent.

     The title insurance business is seasonal, since real estate activity is seasonal. The first calendar quarter is typically the weakest quarter in terms of revenue due to the generally low volume of home sales during the winter. The fourth calendar quarter is typically the strongest in terms of revenue due to the desire of commercial entities to complete transactions by year-end. These traditional seasonal patterns can be altered if there is a significant change in the level of interest rates due to the impact that the cost of financing has on the volume of real estate transactions.

  Investment Income

     In addition to income from title insurance premiums and related fees, we earn interest and dividend income from our portfolio of fixed maturity and equity securities. Our current investment policy is (i) to minimize the cyclical volatility of the portfolio, (ii) to maintain stability of principal, (iii) to maintain consistency of cash flow and liquidity and (iv) to earn a favorable total return.

  Operating Expenses

     Our profit margins are affected by several factors, including the volume, size and mix of real estate transactions. Volume is an important determinant of profitability because we, like any other title insurance company, have a significant level of fixed costs arising from personnel, occupancy and maintenance of title plants.

     Our principal variable expense is commissions paid to agents. We regularly review the performance of our agents, adjusting commission levels or canceling agents that do not meet objectives.

     Our next largest category of expense is salaries and other employee benefits. Due to the volatility of real estate transaction volumes driving our revenue, proper management of staff levels and other components of labor expense is critical to the optimization of operating results. To increase the sensitivity of employee-related costs to changing business conditions, we strive to emphasize variable forms of compensation such as commissions, bonuses and incentive compensation programs for large segments of the employee population.

     The most significant components of other operating and administrative expenses are occupancy, purchased property information, computer-related expenses, telecommunications and supplies.

  Provision for Title Losses

     Generally, title insurance claim rates are lower than for other types of insurance because title insurance policies typically insure against prior events affecting the quality of real estate titles, rather than against unforeseen, and therefore less avoidable, future events. A provision is made for estimated future claim payments at the time revenue is recognized. Initial reserve provisions are derived directly from premium revenues based upon anticipated loss ratios. Claims payments generally result from either judgment errors or mistakes made in the title search and examination process or the escrow process, or from other problems such as fraud or incapacity of persons transferring property rights.

     When a claim is reported, we establish a "case" reserve, based upon the best estimate of the total amount necessary to settle the claim and to provide for allocated loss adjustment expenses, including legal defense costs. These reserves are periodically adjusted by us based on our evaluation of subsequent developments regarding the reported claim.

     In addition to case reserves, we also maintain reserves for title losses that are incurred but not yet reported (IBNR reserves). These reserves are particularly significant in long tail lines of insurance, such as title insurance, for which the claim and the event causing the claim may be separated by a long period of time. Unlike most other types of insurance, the event giving rise to a possible future claim under a title insurance policy -- the defect in the title -- occurred before issuance of the policy but may not be discovered, if ever, until well after issuance.

     We establish IBNR reserves by using actuarial principles and procedures commonly used in the title insurance industry to estimate the ultimate liability for losses and loss adjustment expenses. The actuarial procedures use historic patterns of claims to predict likely future claims. Projections are analyzed in the context of changing economic conditions, and the projections and related reserves are modified when appropriate.

     IBNR reserves are also established for very large or unusual claims that might fall outside the normal distribution of expected claims experience. Reserves for these claims are based on an analysis of both our experience and the experience of the title insurance industry.

     Our reserves are reviewed regularly by management and are certified by an independent actuary on an annual basis. We do not discount our reserves for anticipated investment income.

     Because of the long-term nature of most title insurance exposures, there is inherent uncertainty in estimating reserves. Actual losses may differ, perhaps substantially, from reserves on our financial statements, which could have a material effect on our financial condition and results of operations. Based on current information, management believes the reserve for title losses at March 31, 1999, is adequate.

RESULTS OF OPERATIONS FOR THE QUARTERS ENDED MARCH 31, 1999 AND MARCH 31, 1998

  Net Income

     For the first quarter of 1999, net income was $23.2 million or $1.06 per share on both a basic and diluted basis. This represents a 9.2 percent increase over net income from continuing operations of $21.2 million, or $0.97 per share on both a basic and diluted basis, for the same period in 1998. For the first quarter of 1999, total revenue was $489.5 million, a 22.1 percent increase over the prior year period.

     This period marked the beginning of the first full fiscal year of operations following the June 1998 spin-off from Alleghany Corporation. Exclusive of $0.4 million in after-tax non-recurring spin-off and related management restructuring costs, net income from continuing operations amounted to $21.6 million, or $0.98 per basic and diluted share, for the three months ended March 31, 1998.

     Prior to the spin-off, we performed trust and asset management services through a subsidiary, Alleghany Asset Management, Inc. This subsidiary remained with Alleghany Corporation after the spin-off. Accordingly, the results of operations of this subsidiary are reported in our statements of income as discontinued operations. As a result of the spin-off, Alleghany Asset Management, Inc. made no contribution to first quarter 1999 results. Net income from discontinued operations was $5.0 million, or $0.23 per basic and diluted share, for the first quarter of 1998.

  Operating Revenues

     Real estate markets throughout the first three months of 1999 continued to benefit from favorable economic conditions marked by low levels of unemployment and the absence of inflationary pressures. These conditions, combined with relatively stable long-term interest rates and strong consumer confidence, have resulted in particularly strong residential resale activity in a period when it normally reaches a seasonal low. New residential refinance orders have dropped from the peak levels achieved in the latter part of 1998, but they remain well above average historical levels and revenue from this sector was quite strong in the quarter. Commercial and industrial transactions also continue at a healthy level.

     Title, escrow, trust and other revenue was $471.8 million in the first quarter of 1999, an increase of $86.0 million or 22.3 percent from the year earlier period. Real estate related services revenue rose 30.6 percent to $21.3 million for the first quarter of 1999 compared to $16.3 million for the first quarter of 1998. For the first quarter of 1999, direct title premiums increased by $13.5 million, gross title premiums from agents and approved attorneys increased by $51.3 million, and property information sales and escrow fees increased by $8.4 million from the year earlier period. The remainder of the increase was incurred in other categories.

     Of the 1999 first quarter increase in direct title premiums, $13.4 million was attributable to residential purchases, while residential refinancings and commercial and industrial activity remained relatively flat when compared to the same period last year.

     During the first quarter of 1999, 70.2 percent of our direct title premiums were attributable to residential transactions, of which 43.5 percent were purchase transactions and 26.7 percent were refinancings. During the first quarter of 1998, 64.3 percent of our direct title premiums were attributable to residential transactions, of which 37.2 percent were purchase transactions and
27.1 percent were refinancings. The remaining direct title premiums for each period were attributable to commercial and industrial transactions.

  Investment Income

     Investment income totaled $16.6 million for the first three months of 1999 as compared with $14.8 million for the same period last year. The increased level of investment income was attributable to higher levels of investment assets. Realized gains from sales of marketable securities were $1.0 and $0.4 million on a pre-tax basis for the three months ended March 31, 1999 and 1998, respectively. The average duration of the portfolio at March 31, 1999 was 2.8 years as compared with 2.4 years at December 31, 1998.

  Expenses

     Commissions Paid to Agents. Payment of commissions to title insurance agents constitutes the largest single expense incurred by us. The commission rate varies by geographic area in which the commission is earned, primarily due to competitive factors and the level of services performed. The percentage of premiums retained by agents amounted to 76.7 percent in the first quarter of 1999 as compared with 75.9 percent in the first quarter of 1998. We report amounts retained by agents, along with amounts paid to approved attorneys, as commissions paid to agents in our consolidated statements of income.

     Salaries and Other Employee Benefits. This category of expense represents the cost of salaries and benefits (including incentive compensation) paid to employees. One key ratio monitored by management is the amount of these expenses as a percentage of operating revenue, net of commissions paid to agents. The following table summarizes this ratio:

                                                                THREE MONTHS ENDED
                                                                    MARCH 31,
                                                              ----------------------
                                                                1999         1998
                                                              ---------    ---------
                                                              (IN THOUSANDS, EXCEPT
                                                                   PERCENTAGES)
Title, escrow, trust and other revenue......................  $471,810     $385,804
Less: Commissions paid to agents............................  (172,196)    (131,490)
Net operating revenue.......................................   299,614      254,314
Total salaries and other employee benefits..................   153,533      127,603
Total salaries and other employee benefits as a percentage
  of net operating revenue..................................      51.2%        50.2%

     During the first quarter of 1999 the level of total salaries and other employee benefits as a percentage of net revenue was 51.2 percent as compared to
50.2 percent for the same period in 1998. Typically, this ratio is relatively high in the first quarter due to the normal seasonal reduction in real estate transactions during the winter months. However, reductions in mortgage rates early in 1998 led to an increase in residential refinance activity and pushed other real estate activity to higher than normal levels. Since staffing levels typically lag changes in demand, the ratio of salaries and other employee benefits as compared with operating revenue, net of commissions paid to agents, was at an unusually low level in the first quarter of 1998. In the first quarter of 1999, this ratio returned to more typical levels. During 1999, we will continue to track labor costs and workforce to ensure the appropriate level of productivity is maintained.

     Provision for Title Losses. The following table summarizes key information pertaining to our provision for title losses:

                                                                THREE MONTHS ENDED
                                                                    MARCH 31,
                                                              ----------------------
                                                                1999         1998
                                                              ---------    ---------
                                                              (IN THOUSANDS, EXCEPT
                                                                   PERCENTAGES)
Provision for title losses..................................  $ 29,817     $ 26,279
Title, escrow, trust and other revenue......................   471,810      385,804
Ratio of the provision for title losses to title, escrow,
  trust and other revenue...................................       6.3%         6.8%

                                                               AS OF         AS OF
                                                             MARCH 31,    DECEMBER 31,
                                                               1999           1998
                                                             ---------    ------------
                                                               (IN THOUSANDS, EXCEPT
                                                                      RATIOS)
Reserve for title losses at period end.....................  $ 631,190      $  618,831
Paid losses, net of recoveries- trailing 12 months.........     66,401          70,233
Reserve coverage of paid losses- trailing 12 months........       9.5x            8.8x

     For the first quarter of 1999 the provision for title losses was 6.3 percent of total operating revenue, representing a 0.5 percent drop when compared with the provision rate for the first quarter of 1998. This lower rate is in recognition of a continued favorable trend in our claims experience.

     Other Operating and Administrative Expenses. During the first quarter of 1999, other operating and administrative expenses increased $15.4 million over such expenses for the same period in 1998. This increase was split between various categories including, but not limited to, telecommunications, property information and contract labor. Excluding pre-tax spin-off and related management restructuring costs of $0.6 million incurred in the first three months of 1998, operating and administrative expenses increased $16.0 million between March 31, 1998 and 1999, respectively. The increased level of expense was primarily related to increases in variable costs associated with the higher levels of revenue earned in the current year.

RESULTS OF OPERATIONS FOR THE YEARS ENDED DECEMBER 31, 1998, 1997 AND 1996

  Net Income

     Our net income from continuing operations totaled $88.2 million, or $4.03 per basic and diluted share for the year ended December 31, 1998. These results included $21.6 million, or $0.98 per basic and diluted share, of after-tax spin-off and related management restructuring costs. Exclusive of after-tax spin-off and related management restructuring costs, 1998 net income from continuing operations was $109.7 million, or $5.01 per basic and diluted share. This represented an increase of 97.0 percent from the $55.7 million in net income from continuing operations, or $2.54 per basic and diluted share, earned in 1997. In 1996, net income from continuing operations was $46.6 million, or $2.13 per basic and diluted share. Total revenue rose 31.3 percent to $1.93 billion in 1998 from $1.47 billion in 1997. In 1997, total revenue rose 10.5 percent from $1.33 billion in 1996.

     For both 1998 and 1997, the improved operating results were primarily attributable to higher revenue levels resulting from improved real estate markets. All business sectors showed considerable strength as a result of favorable economic conditions highlighted by low interest rates and low levels of unemployment. Improved expense levels relative to revenue also bolstered profitability in both 1998 and 1997. Excluding spin-off and related management restructuring costs, pre-tax income from continuing operations, as a percentage of revenue, amounted to 8.8 percent in 1998, 5.7 percent in 1997 and 5.2 percent in 1996.

     Our 1996 results from continuing operations were adversely impacted by a $4.2 million pre-tax charge associated with a write-down of the carrying value of title plants and goodwill. Operating results for 1996 were favorably impacted by an increase in pre-tax income of $8.0 million resulting from a reduction in the reserve for title losses for prior years. The reduction in the reserve for title losses was due to a downward trend in claims paid and an assessment that the mix of business written between 1993 and 1995 presented a lower level of risk than previously anticipated.

     Net income from discontinued operations (Alleghany Asset Management, Inc.) was $9.0 million, or $0.41 per basic and diluted share, in 1998 compared with $12.2 million, or $0.56 per basic and diluted share, in 1997. In 1996, net income from discontinued operations was $5.5 million, or $0.25 per basic and diluted share.

  Operating Revenues

     The real estate market had its best year ever in 1998, benefiting from the nation's longest peacetime economic expansion, the lowest inflation rate in four decades, the lowest unemployment rate in three decades, low interest rates and a rallying stock market reaching record highs. Moreover, against a backdrop of economic turmoil abroad and political uncertainty at home, the U.S. economy grew
3.9 percent in 1998, nearing the eighth consecutive year of expansion.

     Fueled by low mortgage rates, strong job growth, rising wages, high consumer confidence levels and greater purchasing power, sales of existing single-family homes soared 13.5 percent to an all-time high of

4.79 million in 1998, beating the previous record of 4.22 million in 1997. This was the third straight record year for sales of existing homes. With sales of new homes also proceeding at a record pace, construction of new single-family homes reached 1.27 million in 1998, a 12 percent increase from 1997.

     Our operating revenue reflects the growing economy and real estate market. Title, escrow, trust and other revenue increased to $1.86 billion in 1998 from $1.41 billion in 1997 and from $1.28 billion in 1996. Approximately 35 percent of the $450.0 million increase in 1998 was attributable to gross agent revenues, 28 percent was related to direct residential title premiums, 13 percent was due to direct escrow and closing fees, 8 percent was attributable to direct real estate-related service fees, 7 percent was attributable to direct commercial title premiums and the remainder was due to various other items. Approximately 38 percent of the $132.9 million increase in 1997 was attributable to gross agent revenues, 26 percent was due to direct commercial title premiums, 11 percent was related to direct residential title premiums, 10 percent was attributable to direct real estate-related service fees, 9 percent was due to direct escrow and closing fees, and the remainder was due to various other items.

     In 1998, direct title premiums related to residential purchase transactions, residential refinance transactions and commercial and industrial transactions increased by 23.7 percent, 131.1 percent and 18.0 percent, respectively, from 1997, compared with increases of 4.9 percent, 10.1 percent and 26.0 percent, respectively, in 1997 from 1996. In 1998, 1997 and 1996, approximately 66 percent, 61 percent and 65 percent, respectively, of our direct title premiums were attributable to residential transactions; the remainder in each year was attributable to commercial and industrial transactions.

  Investment Income

     Pre-tax investment income totaled $63.8 million in 1998, compared with $52.3 million in 1997 and $47.7 million in 1996. These increases were due principally to higher levels of investment assets. We also recorded a pre-tax gain of $1.4 million on investment transactions in 1998, compared with pre-tax gains of $3.7 million in 1997 and $1.4 million in 1996. Of the $3.7 million pre-tax gain that was recognized in 1997, $2.2 million was related to sales of securities to our former parent, Alleghany Corporation.

  Expenses

     Commissions Paid to Agents. The percentage of premiums retained by agents amounted to 76.4 percent in 1998, 76.2 percent in 1997 and 75.7 percent in 1996.

     Salaries and Other Employee Benefits. The following table summarizes the ratio of salaries and benefits (including incentive compensation) paid to employees as a percentage of revenue, net of commissions paid to agents, for the past three years:

                                                    1998          1997          1996
                                                 ----------    ----------    ----------
                                                   (IN THOUSANDS, EXCEPT PERCENTAGES)
Title, escrow, trust and other revenue.........  $1,861,463    $1,411,496    $1,278,590
Less: Commissions paid to agents...............    (648,023)     (526,324)     (484,351)
Net operating revenue..........................   1,213,440       885,172       794,239
Total salaries and other employee benefits.....     619,814       454,648       411,815
Less: spin-off and related management
  restructuring costs..........................     (23,196)           --            --
Total salaries and other employee benefits,
  net..........................................     596,618       454,648       411,815
Total salaries and other employee benefits, net
  as a percentage of net operating revenue.....        49.2%         51.4%         51.9%

     The level of total salaries and other employee benefits as a percentage of net operating revenue has declined in each of the last two years due to increased leveraging of fixed-cost components of labor expense with higher volumes of business, and increased management focus on controlling expenses. Management intends to seek to reduce the ratio of labor expense to operating revenue through the transfer of best practices throughout Chicago Title and its subsidiaries as well as through increased automation and continued consolidation of title plants, production centers and staff functions.

     Provision for Title Losses. The following table summarizes key information pertaining to our provision for title losses:

                                                    1998          1997          1996
                                                 ----------    ----------    ----------
                                                     (IN THOUSANDS, EXCEPT RATIOS)
Provision for title losses -- current year.....  $  123,920    $  102,324    $   91,023
Title, escrow, trust and other revenue.........   1,861,463     1,411,496     1,278,590
Ratio of the provision for title losses to
  title, escrow, trust and other revenue.......         6.7%          7.2%          7.1%
Reserve for title losses at year-end...........  $  618,831    $  564,334    $  532,923
Paid losses, net of recoveries.................      70,233        70,913        80,015
Reserve coverage of paid losses................        8.8x          8.0x          6.7x

     The provision for title losses as a percentage of operating revenue was reduced in 1998 from the prior year level in recognition of a continued downward trend in claims paid. Our 1996 results included an $8.0 million reduction in the provision for title losses for prior years. This reduction in title loss provision rates was due to a downward trend in claims paid and an assessment that the mix of business written between 1993 and 1995 presented a lower level of risk.

     Other Operating and Administrative Expenses. Other operating and administrative expenses included spin-off related expenses of $5.4 million in 1998. Exclusive of these costs, other operating and administrative expenses increased $87.2 million from 1997 to 1998, and increased $22.7 million from 1996 to 1997. Approximately 28 percent of the increase in 1998 was due to an increase in the expense of property information purchased from outside sources, about 20 percent was attributable to contract labor, 12 percent was due to state premium taxes and the remainder was due to various other items. The expense of property information purchased from outside sources accounted for slightly over half of the increase in expense in 1997 from 1996 and the remainder was due to various other items. In each year, the higher expense levels were primarily due to the increased volume of business.

FINANCIAL CONDITION

     At March 31, 1999, we had total assets of $1.956 billion representing an increase of 4 percent from the $1.882 billion reported at December 31, 1998. Total stockholders' equity at March 31, 1999 was $468 million representing an increase of 1 percent from the $462 million reported at December 31, 1998. For the three months ended March 31, 1999, our operations used cash of $62.1 million. For the comparable period in 1998, a total of $61.0 million in cash was used by continuing operations activities. The negative cash flow for both periods is primarily attributable to the timing of activities related to trust and escrow operations, and cash payments of employee incentives earned in 1997 and 1998 and paid in the first quarter of 1998 and 1999, respectively. Cash provided by continuing operations amounted to $232.5 million in 1998, compared with $260.9 million in 1997 and $87.7 million in 1996. Substantially all of the $21.6 million in spin-off and related management restructuring costs that were incurred in 1998 reduced cash provided by continuing operations.

     Chicago Title (on a stand-alone basis excluding subsidiaries) had total cash and cash equivalents of $2.0 million and $7.0 million at March 31, 1999 and December 31, 1998, respectively, none of which was pledged. The primary source of cash inflow to Chicago Title is the payment of dividends by its subsidiary Chicago Title and Trust Company. Chicago Title's primary use of cash is the payment of dividends to its stockholders. In each of the first quarter of 1999 and the third and fourth quarters of 1998, Chicago Title paid its stockholders a quarterly cash dividend of $0.34 per share. On April 28, 1999, Chicago Title's Board of Directors declared a dividend of $0.36 per share payable in cash on June 15, 1999 to stockholders of record as of June 1, 1999. While it is currently the intention of management to recommend the payment of a quarterly dividend at this level in the future, the actual timing and amount of future dividends, if any, will depend on various factors and are subject to change at the discretion of the board of directors from time to time.

     At March 31, 1999 and December 31, 1998, Chicago Title and Trust Company (on a stand-alone basis excluding its subsidiaries) had total cash, cash equivalents and marketable securities of $601.1 million and $541.4 million, respectively, $567.2 million and $502.3 million of which was pledged to secure trust and escrow deposits and other liabilities, respectively. On the same basis, as of December 31, 1997, Chicago Title and Trust Company had total cash, cash equivalents and marketable securities of $511.9 million, $476.2 million of which was pledged to secure trust and escrow deposits and other liabilities.

     The primary sources of cash inflow to Chicago Title and Trust Company are dividends paid by its subsidiaries, investment earnings and fees paid by various subsidiaries for services furnished by Chicago Title and Trust Company. The primary uses of cash by Chicago Title and Trust Company are dividends paid to Chicago Title's debt service, funding for acquisitions, capital expenditures and corporate operating expenses. As described in Note 5 to our consolidated financial statements, Chicago Title and Trust Company's title insurance subsidiaries are restricted as to the amount of dividends that may be paid without prior approval of insurance regulatory authorities in the states in which such subsidiaries are incorporated. The maximum amount of dividends that these subsidiaries may pay to Chicago Title and Trust Company in 1999 without prior regulatory approval is approximately $80.2 million. To date, these limitations have not affected our ability to meet our obligations.

     We had consolidated outstanding long-term debt of $21.5 million at March 31, 1999. Of this amount, $19.3 million was the balance borrowed under a bank credit agreement entered into by Chicago Title and Trust Company in connection with the acquisition of two of Chicago Title and Trust Company's title insurance subsidiaries, Security Union Title Insurance Company and Ticor Title Insurance Company. Subsequent to March 31, 1999, all amounts outstanding under this bank credit agreement were repaid with the proceeds of a borrowing by Chicago Title, as described below, and the bank credit agreement was terminated.

     At March 31, 1999, Chicago Title and Trust Company had two arrangements in place with banking institutions for lines of credit of $20 million and $25 million. No amounts were drawn under these lines of credit during 1998 or the first quarter of 1999 and no amounts were outstanding under such lines as of March 31, 1999. Subsequent to March 31, 1999, these agreements were terminated and Chicago Title entered into two new lines of credit containing substantially similar terms with the same lenders. The new lines of credit are scheduled to expire on May 24, 2000. On May 28, 1999, Chicago Title borrowed $19.3 million under the $25 million line to repay all amounts outstanding under Chicago Title and Trust Company's bank credit agreement, as described above. Chicago Title's borrowing will be repaid with the proceeds from the sale of the Notes.

     In 1998, Chicago Title and Trust Company entered into a bank credit agreement providing for maximum borrowings of $50 million on a revolving basis. No amounts were drawn under this agreement during 1998 or the first quarter of 1999 and no amounts were outstanding as of March 31, 1999. At March 31, 1999, Chicago Title and Trust Company satisfied all applicable financial tests imposed by the credit agreement. We expect that, prior to the completion of this offering, this agreement will be terminated and Chicago Title will enter into a new revolving credit agreement containing substantially similar terms with the same lenders. Indebtedness under the new credit agreement is expected to bear interest at a floating rate. It is expected that the new credit agreement will require Chicago Title to meet certain financial tests and will include customary restrictive covenants. Borrowings under the new credit agreement are expected to be available for general corporate purposes. The new credit agreement is expected to expire in June 2004.

     On January 1, 1999, Chicago Title entered into a revolving line of credit agreement that provides for borrowings of up to $20 million. This agreement is scheduled to terminate December 31, 1999. No amounts were drawn, and no amounts were outstanding, under this line of credit as of March 31, 1999. This credit agreement requires Chicago Title to meet certain financial tests and includes customary restrictive covenants. At March 31, 1999, Chicago Title satisfied all applicable financial tests imposed by this credit agreement.

     In addition to the credit relationships described above, in connection with the escrow and closing services that we offer to our customers, we deposit substantial funds into demand deposit accounts with various financial institutions. We negotiate for and receive a range of banking services from these institutions as permitted by banking laws and regulations, such as direct services, payments to vendors (including one or more of our subsidiaries) that provide escrow accounting and other services, and credit accommodations including short-term low rate loans to us secured by our assets, primarily commercial paper purchased by us with the proceeds of such loans.

     One element of our strategy to increase our market share and earnings growth is the pursuit of selected acquisition opportunities intended either to broaden our array of product offerings or to bolster our presence in certain higher growth title insurance markets. We intend to fund our acquisition program from internally generated cash flow and financing activities. To date in 1999, we have acquired a total of five companies at a total cost of approximately $51.1 million. These acquisitions were funded from internally generated cash flow.

     Another aspect of our strategy is to improve work flow and productivity through the development of an "electronic spine" that will fully integrate our services and offices. Through March 31, 1999, we had spent approximately $6.0 million and management currently estimates that costs aggregating approximately an additional $14 million will be incurred in connection with construction of the electronic spine. These costs are expected to be incurred over a three-year period and will be funded from internally generated cash flow. We have no other material commitments for capital expenditures.

     We have announced that we may purchase up to a total of five percent, or
1.1 million shares, of our currently outstanding common stock in open market transactions over the next two years. This program is in addition to our existing stock repurchase program, through which we may purchase up to two million shares of our common stock in open market transactions during the next four years to provide for various employee and director benefit plans. In the first quarter of 1999, we purchased an aggregate of 236,900 shares for about $9.2 million, for an average cost of about $38.71 per share. In 1998, we purchased an aggregate of 63,000 shares for about $2.6 million, for an average cost of about $40.86 per share.

     Management believes that cash generated from operations and investments and cash available from financing activities will provide sufficient liquidity to meet our currently foreseeable needs. Our common stockholders' equity per share as of March 31, 1999 was $21.43.

MARKET RISK

     Market demand for our primary products, like that of other companies within the title insurance industry, is highly dependent upon the volume of lending activity that is secured by real estate. While the volume of real estate lending is strongly influenced by general economic conditions, the level of interest rates (as well as the direction and magnitude of changes in interest rates) is a particularly important factor. Lower interest rates tend to improve the affordability of housing and commercial space and therefore promote higher levels of construction and real estate sales. Lower interest rates also make the refinancing of existing loans secured by real estate more economically feasible. Conversely, the increased financing costs associated with higher interest rates tend to lower the demand for real estate and reduce the amount of real estate lending. Consequently, our revenue tends to expand in periods of lower interest rates and contract in periods of higher interest rates.

     To mitigate the risks associated with fluctuations in demand, we strive to maintain a cost structure that is highly variable. The most visible aspect of this is our network of over 4,100 policy-issuing agents. These agents are independent companies that maintain the staff and facilities necessary to generate and produce title insurance business. We pay the agents a commission based upon a percentage of title premiums, resulting in a distribution channel with a highly variable cost structure.

     Within our direct operations, our most significant expense is labor. Our employee compensation strategy is to emphasize variable expense programs such as commissions, incentive compensation plans tied to financial results and profit sharing programs. One of the benefits of the spin-off is that it provides us with the ability to utilize equity-based compensation plans that enhance the variable nature of staffing expense. In addition, we strive to meet our peak staffing needs through the use of temporary and part-time personnel. We maintain contingency plans that identify specific cost reduction actions to be taken to ensure swift action in the event that demand subsides.

     An element of diversification within our revenue sources is our maintenance of a substantial portfolio of liquid, relatively short-duration investment securities. We do not specifically match particular assets to related liabilities (primarily claims obligations), but instead hold the investment portfolio to a shorter maturity than liabilities. This relatively short portfolio maturity structure is maintained so that investment income responds to changes in the level of interest rates, offsetting to some degree the cyclicality of title insurance operations. However, we regularly re-examine our portfolio strategies and periodically modify asset allocation and bond portfolio maturity based on the market outlook, interest rates and/or title insurance operating conditions.

     At December 31, 1998, the duration of the fixed-income securities in our portfolio was approximately 2.4 years and is managed within a duration range of
1.9 to 3.1 years. Duration measures a portfolio's sensitivity to changes in interest rates; a change within a range of plus or minus 1 percent in interest rates would be expected to result in an inverse change of approximately 2.4 percent in the value of our portfolio.

     Our total capitalization amounted to $483 million at December 31, 1998. Of this amount, only 4.5 percent or $22 million was attributable to long-term debt and the remainder was provided by equity capital. The low level of reliance on interest sensitive capital also serves to mitigate risks that would emanate from a rising interest rate environment.

     The table below provides information about our financial instruments that are sensitive to changes in interest rates, including investment securities and debt obligations. At December 31, 1998, we had no interest rate swaps or other material derivative financial instruments outstanding. The entire portfolio of investment securities is classified as available for sale. We do not maintain a trading portfolio. For both investment securities and debt obligations, the table presents principal cash flows and related weighted average interest rates by expected maturity dates. The expected maturity dates for the callable securities, which are primarily mortgage-backed securities, are based upon contractual terms. We had no variable rate investment securities at December 31, 1998. The variable rate debt instrument is tied to the London Inter-Bank Offered Rate (LIBOR) and rates shown are based on those in effect at December 31, 1998.

                                     1999      2000     2001     2002     2003     THEREAFTER     TOTAL     VALUE
                                    ------    ------    -----    -----    -----    -----------    ------    ------
                                                                    (In millions)
INVESTMENT SECURITIES:
    Fixed rate, non-callable......  $337.3    $114.2    $94.7    $85.1    $84.6      $182.9       $898.8    $922.5
    Average interest rates........   5.40%     5.60%    5.65%    5.85%    5.47%       6.29%        5.68%     4.86%
    Fixed rate, callable..........  $  7.4    $  6.0    $10.8    $11.2    $16.7      $178.3       $230.4    $236.1
    Average interest rates........   7.17%     6.97%    6.74%    6.33%    5.51%       6.48%        6.45%     6.31%
NOTES PAYABLE:
    Fixed rate....................  $  0.4    $  0.7    $ 0.7    $ 0.2    $ 0.1      $  0.2       $  2.3    $  2.3
    Average interest rates........   8.44%     7.85%    7.88%    8.87%    9.00%       9.00%        8.15%     8.15%
    Variable rate.................  $  9.7    $  9.6       --       --       --          --       $ 19.3    $ 19.3
    Average interest rates........   5.72%     5.72%       --       --       --          --        5.72%     5.72%

     In addition to the fixed rate securities shown in the table above, at December 31, 1998 we held equity securities with a total cost of $33.1 million and a total market value of $35.5 million.

     Based on our assessments at March 31, 1999, no material change has occurred in our market risk from that at December 31, 1998.

YEAR 2000 ISSUES

  Overview

     As the year 2000 approaches, many computer systems worldwide have the potential to malfunction or produce incorrect information due to programming limitations relating to the storage and manipulation of dates. For efficiency and to economize storage space, computer manufacturers and software designers often omitted the first two digits of the year when referring to dates in their programs. Consequently, if not corrected, these programs will read the year 2000 (00 according to the computer) as the year 1900. Many programs utilized by us use only two digits to identify the year, and failure to remediate this situation could lead to a disruption in our business operations.

     In response to these concerns, we have adopted a six-phase corporate plan entitled "Planning for Year 2000." The Year 2000 Plan was designed to help determine the extent of Year 2000 issues within each of our information technology and non-information technology systems and to facilitate remedial action. The six phases of the Year 2000 Plan are: (i) inventory, (ii) assessment, (iii) remediation, (iv) system testing, (v) implementation, and (vi) audit. Included within the scope of this plan are centrally developed systems utilized on a company-wide basis in title plants, title production units, claims processing, human resources and financial management; decentralized systems; and systems that function through third-party relationships.

     The Year 2000 Committee, composed of representatives from our Internal Audit, Information Services and General Counsel Departments, directs and monitors our Year 2000 compliance activities.

     We have completed the inventory and assessment phases of our Year 2000 Plan. With respect to remediation and implementation, modifications to our centrally developed and supported information technology systems were 98.0 percent complete as of March 31, 1999. Modifications to the remaining information technology systems, several of which are business critical, remain to be completed and are currently scheduled for completion by the end of the second quarter of 1999.

     Our field offices are being asked to provide monthly updates on the Year 2000 readiness of those information technology systems developed or acquired locally. Most of the noncompliant personal computers and related software used by field offices have been replaced. It is expected that this process will be completed by the end of the second quarter of 1999.

     We have been receiving information from our key service providers, customers and agents about their efforts relating to the Year 2000 readiness of their information technology. Although such information generally indicates that the systems of our key vendors, customers and agents will be ready for the Year 2000, there can be no assurance that such systems will be remediated on a timely basis.

     Testing of centrally supported information technology systems was 95 percent complete as of March 31, 1999. Testing methodologies used for locally developed or acquired information technology systems have been at the discretion of field office management.

     The final phase of the Year 2000 Plan consists of continuous monitoring of our information technology remediation efforts. The completion of milestones and the satisfaction of objectives defined in the Year 2000 Plan provide checkpoints to assess the status of our Year 2000 readiness. Audits of central systems and local and regional systems are being conducted by our Internal Audit and Information Services Departments.

     We have not identified any Year 2000 problems associated with our non-information technology systems that have not either been remediated or replaced, or scheduled to be remediated or replaced prior to January 1, 2000, or that are likely to pose any material risks to our direct business operations.

  Costs for Year 2000 Remediation

     In respect of remediation of central systems, we spent approximately $2.8 million through the end of 1998, and expect to spend approximately $0.9 million in 1999. To remediate local systems, we spent approximately $2.1 million through the end of 1998, and expenditures in 1999 are expected to be about $4.1 million. The source of these sums is corporate operating funds. We do not separately track the cost and time our internal employees spend on the Year 2000 project because such costs are principally the related payroll costs for our Information Services Department. There may be other, non-material costs which have also not been separately tracked.

  Risks Related to Year 2000 Issues

     Our operations are heavily dependent upon our information technology business systems. Although not reasonably likely to occur, we believe that a possible worst case scenario could result from a combination of failures in our business critical information technology systems coupled with failures in the real estate transaction and banking businesses generally. We believe that such failures could create obstacles to providing certain services, such as production of title insurance policies, settlement of real estate transactions and disbursement of funds. In such a scenario, we might be forced to rely on the manual or typewritten processing of transactions, or, if feasible, to shift processing to other company systems or third party data processing vendors. Such problems could have a material adverse effect on our operations in that it could lead to a decline in our volume of business or an increase in our costs, the extent of which are not estimable. However, any such failure would be likely to impact others in the industry as well, and we have no reason to believe that we would be any more adversely affected than other title insurance companies.

  Contingency Planning

     In response to the possibility that Year 2000 failures might occur, contingency planning is in progress at each of the corporate, regional and local levels. Three types of events demanding contingency plans are identified in the Year 2000 Plan: catastrophic events, such as failure of the national power grid; major events, such as telephone or facilities failures; and internal events, such as failures of specific components of our information technology business systems.

     Contingency plans addressing the foregoing events (other than catastrophic events, which are outside our control) are currently in development. Although it is impossible to plan for every contingency, we are taking steps to identify certain problems which might occur and prioritizing them in accordance with their relative risk. More complex systems (e.g., business critical information technology systems and major facilities) tend to be more high risk, and we are focusing on those in our contingency planning. Systems which have already been tested and found to be Year 2000 compliant have lower priority in our contingency planning.

     For both central and field offices, contingency plans are in development to provide for the transfer of business operations from a non-compliant Year 2000 facility to the nearest fully operational facility. Contingency plans are also in development to allow fully operational systems to provide alternative data processing capabilities for select systems that experience failures. We are emphasizing compliance of all systems, but expect contingency planning is an ongoing function during 1999.

     Please refer to our Quarterly Report on Form 10-Q for the quarter ended March 31, 1999, which is incorporated herein by reference, for a more detailed discussion of our Year 2000 activities.

QUARTERLY RESULTS (UNAUDITED)

     The following table sets forth unaudited quarterly financial data for 1997, 1998 and the first quarter of 1999. Our operating results for any quarter are not necessarily indicative of the results that may be expected for any future period.

                                               THREE MONTHS ENDED
                         ---------------------------------------------------------------
                         MARCH 31,   DECEMBER 31,   SEPTEMBER 30,   JUNE 30,   MARCH 31,
                           1999          1998           1998        1998(1)      1998
                         ---------   ------------   -------------   --------   ---------
                                      (IN THOUSANDS, EXCEPT PER SHARE DATA)
Total revenues.........  $489,451      $550,969       $497,088      $477,672   $400,980
Total expenses.........   454,311       508,824        450,789       456,451    368,940
Operating income from
 continuing operations
 before income taxes...    35,140        42,145         46,299        21,221     32,040
Income taxes...........    11,951        15,826         16,393        10,518     10,799
Net income:
 From continuing
   operations,
   excluding sales of
   marketable
   securities..........    22,517        25,882         29,777        10,594     21,000
 From sales of
   marketable
   securities..........       672           437            129           109        241
 From discontinued
   operations(2).......        --            --             --         4,034      4,979
                         --------      --------       --------      --------   --------
   Total...............  $ 23,189      $ 26,319       $ 29,906      $ 14,737   $ 26,220
                         ========      ========       ========      ========   ========
Basic and diluted
 earnings per share:
Continuing
 operations............  $   1.06      $   1.20       $   1.37      $    .49   $    .97
Discontinued
 operations............        --            --             --           .18        .23
                         --------      --------       --------      --------   --------
Net earnings per
 share.................  $   1.06      $   1.20       $   1.37      $    .67   $   1.20
                         ========      ========       ========      ========   ========

                                         THREE MONTHS ENDED
                         ---------------------------------------------------
                         DECEMBER 31,   SEPTEMBER 30,   JUNE 30,   MARCH 31,
                             1997           1997          1997       1997
                         ------------   -------------   --------   ---------
                                (IN THOUSANDS, EXCEPT PER SHARE DATA)
Total revenues.........    $431,695       $373,175      $352,251   $310,325
Total expenses.........     408,230        346,787       326,903    301,923
Operating income from
 continuing operations
 before income taxes...      23,465         26,388        25,348      8,402
Income taxes...........       8,005          8,905         8,510      2,474
Net income:
 From continuing
   operations,
   excluding sales of
   marketable
   securities..........      14,889         15,851        16,746      5,827
 From sales of
   marketable
   securities..........         571          1,632            92        101
 From discontinued
   operations(2).......       3,091          3,752         3,123      2,196
                           --------       --------      --------   --------
   Total...............    $ 18,551       $ 21,235      $ 19,961   $  8,124
                           ========       ========      ========   ========
Basic and diluted
 earnings per share:
Continuing
 operations............    $    .70       $    .80      $    .77   $    .27
Discontinued
 operations............         .15            .17           .14        .10
                           --------       --------      --------   --------
Net earnings per
 share.................    $    .85       $    .97      $    .91   $    .37
                           ========       ========      ========   ========

---------------
(1) On a pre-tax basis, total expenses in the three months ended June 30, 1998 included $19.5 million in executive compensation associated with the spin-off (including $7.2 million attributable to the repurchase of an option that had been granted to John Rau in connection with the commencement of his employment as President and Chief Executive Officer of Chicago Title's subsidiary Chicago Title and Trust Company in January 1997), $3.7 million in related managerial restructuring expenses, and $4.8 million for professional fees, printing costs, listing fees and other expenses directly associated with the spin-off.

(2) The results of Alleghany Asset Management, Inc. are shown as a discontinued operation for all periods presented.

                                    BUSINESS

     We are one of the nation's three largest providers of title insurance and real estate-related services for residential and commercial real estate transactions. One of the pioneers of the title insurance industry over a century ago, we currently have more than 340 full service offices and approximately 4,100 policy-issuing agents in 49 states, Puerto Rico, the Virgin Islands, Guam, and Canada. Our revenues, totaling $1.927 billion in 1998, are generated from all geographic regions of the country, with no one region predominating. We believe that our brand name, national distribution network, financial position and experienced management have enabled us to become one of the premier companies participating in the title insurance and real estate-related services industry.

     Chicago Title was organized as a Delaware corporation in March 1998 and was a wholly owned subsidiary of Alleghany Corporation. On June 17, 1998, Chicago Title and its subsidiaries were spun off from Alleghany Corporation and Chicago Title became an independent, publicly traded company. In connection with the spin-off, the common stock of Chicago Title was listed on the New York Stock Exchange under the ticker symbol "CTZ." Chicago Title's principal executive offices are located at 171 North Clark Street, Chicago, Illinois, 60601 and its telephone number is (888) 431-4288.

     Chicago Title is the public holding company for Chicago Title and Trust Company and its subsidiaries. Chicago Title and Trust Company was organized as an Illinois corporation in 1912 and was acquired, along with its wholly owned subsidiary Chicago Title Insurance Company, by Alleghany Corporation in June 1985. Chicago Title Insurance Company, a Missouri corporation incorporated in 1961, succeeded to businesses conducted by predecessor corporations since 1847. Chicago Title and Trust Company and Chicago Title Insurance Company are headquartered in Chicago. Security Union Title Insurance Company, acquired in 1987, and Ticor Title Insurance Company, acquired in 1991, were incorporated in California in 1962 and 1965, respectively. Both Security Union Title Insurance Company and Ticor Title Insurance Company were parts of business organizations that had succeeded to businesses conducted since around the turn of the century. Security Union Title Insurance Company and Ticor Title Insurance Company are headquartered in Pasadena, California.

     Through our subsidiaries, primarily Chicago Title Insurance Company, Ticor Title Insurance Company and Security Union Title Insurance Company, we conduct title searches and issue title insurance policies in residential and commercial real estate transactions. Policies are issued by us directly through branch offices, as well as through independent agents and approved attorneys working as independent contractors. We manage our risk exposure through an underwriting approval system that entails higher levels of approval for larger commitments, as well as by placing liability caps on loss occurrences and purchasing reinsurance protection. In addition, we maintain a significant claims reserve against losses.

     Our title insurance subsidiaries protect a variety of interests in real property by issuing insurance policies to purchasers of residential and commercial properties, mortgagees and others with interests in real property. These policies protect against losses suffered as a result of liens, encumbrances and other defects to title. Prior to issuing a policy, an agent or employee of ours conducts a title search and examination of the property. Such a search requires review of various records providing a history of transfers of interests in the real estate to be insured. These records are maintained by local governmental entities, such as counties and municipalities. To facilitate preparation of title reports, title records known as title plants are compiled and owned by us. These plants, which are continually updated, consist of copies of land title and deed information from public records dating back many years.

     While most other forms of insurance assume the risk of loss arising out of unforeseen future events, title insurance protects the policy holder principally from the risk of loss from events that predate the issuance of the policy. This distinction explains the low claims loss experience of title insurers as compared with other types of insurers. Losses generally result from errors made in the title search and examination process or the escrow process, or from other problems such as fraud or incapacity of persons transferring property rights. Operating expenses, however, are relatively high for title insurers as compared with other types of insurers. Considerable costs may be incurred relating to the personnel required to process forms, search titles, collect information on properties and prepare title insurance reports, policies and commitments. Title insurers also face costs associated with the establishment, operation and maintenance of title plants, or with gaining access to title plants owned by others.

     In addition to title production and risk assumption, we offer associated escrow and closing services, including:

     - Managing escrow accounts;

     - Prorating and adjusting insurance, tax and rents;

     - Preparing, reviewing and recording documents such as deeds;

     - Clearing liens;

     - Disbursing funds; and

     - Transmitting final documents to the parties to a real estate transaction.

     We also provide the following information management-based real estate-related services:

     - Chicago Title Flood Services, Inc., acquired in 1995, provides certifications as to the flood zone status of properties for lenders, who are required by federal law to determine whether real property pledged to secure a loan is in an area prone to flooding.

     - Chicago Title Credit Services, Inc., also acquired in 1995, uses a state-of-the-art proprietary system that orders and prepares credit information reports for lending institutions.

     - Chicago Title -- Market Intelligence, Inc., acquired in 1996, provides detailed real estate property evaluation services to lending institutions, utilizing artificial intelligence software, detailed real estate database statistical analysis and physical property inspections through a network of 12,500 real estate agents and appraisers. Chicago Title -- Market Intelligence, Inc. also offers property appraisal services through a network of state-licensed contract appraisers.

     In addition, we have made several acquisitions of companies offering real estate-related services in 1998 and early 1999:

     - Universal Mortgage Services, Inc., now known as Chicago Title Field Services, Inc., which provides property inspection, preservation and maintenance services nationwide;

     - Consolidated Reconveyance Company, now operating as a division of Chicago Title Insurance Company, which furnishes foreclosure and reconveyance services to institutional lenders;

     - Westfall & Company, which provides mortgage services in the residential mortgage business;

     - Escondido Escrow and Ranch & Coast Escrow, which are two of the most experienced escrow providers in California; Escondido Escrow is also one of the leading timeshare escrow organizations in the nation; and

     - Continental Home Warranty, Inc., a leading underwriter in California of home warranty insurance policies, which protect home buyers against significant repairs on major appliances and systems during the first year of home ownership.

STRATEGY

     During 1997, we undertook an in-depth analysis that assessed changes within the rapidly evolving title industry. As a result of this study, we have developed a strategy to increase our market share and earnings growth by: (i) focusing our marketing efforts to serve three distinct customer sectors -- Institutional Partners, Core Local Operations and National Commercial and Industrial; (ii) pursuing growth opportunities, including selective acquisitions; and (iii) generating operating efficiencies and cost improvements through promotion of best practices throughout the organization and investments in technology, such as the development of an "electronic spine," that will more fully integrate our services and offices.

     Marketing Focus. In the past, title insurance marketing has mainly targeted local real estate agents, attorneys and lenders for residential real estate transactions. While the model of the smaller, local client remains important, large customers, such as national residential mortgage lenders, real estate investment trusts and developers, are becoming increasingly significant. The buying criteria of locally based clients differ from those of large, geographically diverse customers in that the former tend to emphasize personal relationships and ease of transaction execution, while the latter may place more emphasis on consistent product delivery and the ability of service providers to meet their information systems requirements for electronic product delivery.

     Recognizing the trend toward an increasingly segmented customer base, we are focusing our marketing efforts and distribution network to serve three distinct customer sectors:

     - Institutional Partners. This sector markets its services to large residential lenders and mortgage servicers, who emphasize consistency and cost. Toward this end, the CastleLink(SM) sales organization was formed in 1997 to sell and deliver integrated real estate services nationwide. We have broadened our array of product offerings for this customer sector, adding flood certification, credit reporting, property valuation and default management services to the traditional title, escrow and closing services.

     - Core Local Operations. We intend to continue our long history of providing relationship-based high quality service to these customers.

     - National Commercial and Industrial. This sector specializes in meeting the needs of clients involved in large commercial transactions. Success is dependent upon integrated relationship management on a national basis, technical excellence, services tailored to specific customer needs and seamless national service.

     Growth Opportunities. We believe that important market segments of the title insurance industry remain fragmented and that much of the competition in the title production and escrow/closing markets consists of numerous smaller players, including small title companies, agents, attorneys and local escrow companies. We also believe that the trend toward a consolidating customer base that is demanding national presence and electronic product delivery capabilities creates an opportunity for large service providers, such as us, to expand market share, both through internal growth and acquisitions. Similar opportunities to expand market share are believed to exist for the flood certification, credit reporting, property valuation and default management products. Acquisitions under this initiative are directed toward selective companies intended either to broaden our array of product offerings or to bolster our presence in certain higher growth title insurance markets. This acquisition program has been funded from our internally generated cash flow.

     Operating Efficiencies and Cost Improvements. Opportunities exist among relatively decentralized local offices to enhance performance and reduce operating expenses. We have thus started a best practices initiative to promote the transfer of ideas and techniques used by our high performing units with the goal of standardizing excellence throughout all its offices. To date this initiative has identified a wide range of opportunities to reduce costs or enhance product and service quality, including more efficient escrow and closing procedures, improved title production workflow, better utilization of imaging and other technology solutions, and centralization of production facilities.

     Further operating efficiencies are expected to result from investments in technology, including the development of an "electronic spine" that will enable us to receive, track, produce, deliver and bill an order for any product in any location. Integrating electronically will improve customer service while enhancing our ability to consolidate facilities and allocate staffing more efficiently. Through March 31, 1999, we had spent approximately $6.0 million and management currently estimates that costs aggregating approximately an additional $14.0 million will be incurred in connection with construction of the electronic spine. These costs are expected to be incurred over a three-year period and will be funded from internally generated cash flow.

FINANCIAL RATINGS

     Our principal title insurance subsidiaries -- Chicago Title Insurance Company, Security Union Title Insurance Company and Ticor Title Insurance Company -- carry a claims-paying ability rating of "A" from Standard & Poor's Ratings Services, a division of The McGraw-Hill Companies, Inc., and from Duff & Phelps Credit Rating Co. In addition, Moody's Investors Service, Inc. has assigned an insurance financial strength rating of "A2" to Chicago Title Insurance Company, "A3" to Ticor Title Insurance Company and "Baa1" to Security Union Title Insurance Company.

     These ratings reflect the rating agencies' current opinions of the claims-paying ability, financial strength and operating performance of the rated subsidiary, as well as its ability to meet its obligations to policyholders. The factors addressed by these ratings are of concern to policyholders, agents and intermediaries, and are not evaluations directed toward the protection of investors in the Notes. Such ratings should not be relied on when making an investment decision regarding the Notes.

INVESTMENT OPERATIONS

     Investments held by Chicago Title or any of its subsidiaries must comply with the insurance laws of the state of incorporation of the entity holding the investment; relevant states are Missouri, California and Oregon. These laws prescribe the kind, quality and concentration of investments that may be made by insurance companies. In general, these laws permit investments, within specified limits and subject to certain qualifications, in federal, state and municipal obligations, corporate bonds, preferred and common stocks and real estate mortgages.

     Our current investment policy is (i) to minimize the cyclical volatility of the portfolio, (ii) to maintain stability of principal, (iii) to maintain consistency of cash flow and liquidity and (iv) to earn a favorable total return.

     The following table summarizes our investments, excluding cash, as of December 31, 1998, with all investments carried at fair value in our financial statements prepared in accordance with generally accepted accounting principles (dollars in thousands):

                                                AMORTIZED COST OR COST            FAIR VALUE
                                               ------------------------    ------------------------
                                                 AMOUNT      PERCENTAGE      AMOUNT      PERCENTAGE
                                                 ------      ----------      ------      ----------
Short-term investments.......................  $  194,952       16.7%      $  194,952       16.3%
Corporate bonds..............................     137,021       11.7%         139,241       11.7%
United States government and government
  agency bonds...............................     259,348       22.2%         268,807       22.5%
Mortgage- and asset-backed securities........     195,051       16.7%         198,355       16.6%
Municipal bonds..............................     333,773       28.5%         340,604       28.5%
Foreign bonds................................       2,674        0.2%           2,700        0.2%
Redeemable preferred stock...................      13,613        1.2%          14,005        1.2%
Equity securities............................      33,079        2.8%          35,464        3.0%
                                               ----------      -----       ----------      -----
          Total..............................  $1,169,511      100.0%      $1,194,128      100.0%
                                               ==========      =====       ==========      =====

     The following table indicates the composition of the long-term fixed maturities portfolio, including preferred stock, as of December 31, 1998 by the rating system of the National Association of Insurance Commissioners, NAIC (dollars in thousands):

               LONG-TERM FIXED MATURITY PORTFOLIO BY NAIC RATING

                                                         FAIR VALUE    PERCENTAGE
                                                         ----------    ----------
NAIC 1.................................................   $863,971        89.6%
NAIC 2.................................................     65,046         6.7%
NAIC 3.................................................     17,004         1.8%
NAIC 4.................................................      3,686         0.4%
NAIC A, L & P3 (Redeemable preferred stock)............     14,005         1.5%
                                                          --------       -----
          Total........................................   $963,712       100.0%
                                                          ========       =====

     The following table indicates the composition of the fixed maturities portfolio, including preferred stock, by years until contractual maturity as of December 31, 1998 (dollars in thousands); contractual maturities will differ from expected maturities because borrowers may have the right to call or prepay obligations with or without call or prepayment penalties:

           LONG-TERM FIXED MATURITY PORTFOLIO BY YEARS UNTIL MATURITY

                                                         FAIR VALUE    PERCENTAGE
                                                         ----------    ----------
One year or less*......................................   $159,201        16.5%
Over one year through five years.......................    425,975        44.2%
Over five years through ten years......................    141,599        14.7%
Over ten years.........................................     38,582         4.0%
Mortgage- and asset-backed.............................    198,355        20.6%
                                                          --------       -----
          Total........................................   $963,712       100.0%
                                                          ========       =====

---------------
* Included in this category is $14,005 of redeemable preferred stock.

     The principal tangible asset of Chicago Title and its subsidiaries is the investment portfolio. The entire investment portfolio is classified as available for sale. We have a conservative investment philosophy with respect to both asset quality and maturity distribution. We maintain a short-term investment portfolio ranging from approximately $60 million to $265 million, consisting of top rated commercial paper (A-1/ P-1), highest rated bank certificates of deposit and institutional money market funds. The average maturity period of securities in the short-term portfolio is typically less than 30 days. Our long-term portfolio consists of top rated tax-exempt bonds, United States Treasury securities, corporate bonds of United States issuers, mortgage-backed securities and a limited amount of publicly traded common stocks. Average quality of the long-term portfolio is maintained at a Moody's rating of Aa3 or higher, with over 97 percent of all securities rated investment grade by Moody's. We have no interest rate swaps or other material derivative financial instruments outstanding in our investment portfolio. As of December 31, 1998, the duration of the short-term and fixed income securities in our portfolio is approximately 2.4 years and is managed within a duration range of 1.9 to 3.1 years. Duration measures a portfolio's sensitivity to change in interest rates; a change within a range of plus or minus 1 percent in interest rates would be expected to result in an inverse change of approximately 2.4 percent in the fair value of our portfolio.

     We do not specifically match particular assets to related liabilities, but instead hold the investment portfolio to a shorter maturity structure than liabilities. This relatively short portfolio maturity structure is maintained so that investment income responds to changes in the level of interest rates, offsetting to some degree the cyclicality of title insurance operations. However, we regularly re-examine our portfolio strategies and periodically modify asset allocation and bond portfolio maturity based on the market outlook, interest rates and/or title insurance operating conditions.

RESERVE FOR TITLE LOSSES

     Generally, title insurance claim rates are lower than for other types of insurance because title insurance policies typically insure against prior events affecting the quality of real estate titles, rather than against unforeseen, and therefore less avoidable, future events. A provision is made for estimated future claim payments at the time revenue is recognized. Initial reserve provisions are derived directly from premium revenues based upon anticipated loss ratios. Claims payments generally result from either judgment errors or mistakes made in the title search and examination process or the escrow process, or from other problems such as fraud or incapacity of persons transferring property rights.

     When a claim is reported, we establish a "case" reserve, based upon the best estimate of the total amount necessary to settle the claim and to provide for allocated loss adjustment expenses, including legal defense costs. These reserves are periodically adjusted by us based on our evaluation of subsequent developments regarding the reported claim.

     In addition to case reserves, we also maintain reserves for title losses that are incurred but not yet reported, referred to as IBNR reserves. These reserves are particularly significant in long tail lines of insurance, such as title insurance, for which the claim and the event causing the claim may be separated by a long period of time. Unlike most other types of insurance, the event giving rise to a possible future claim under a title insurance policy - the defect in the title - occurred before issuance of the policy but may not be discovered, if ever, until well after issuance.

     We establish IBNR reserves by using actuarial principles and procedures commonly used in the title insurance industry to estimate the ultimate liability for losses and loss adjustment expenses. The actuarial procedures use historic patterns of claims to predict likely future claims. Projections are analyzed in the context of changing economic conditions, and the projections and related reserves are modified when appropriate.

     IBNR reserves are also established for very large or unusual claims that might fall outside the normal distribution of expected claims experience. Reserves for these claims are based on an analysis both of our experience and the experience of the title insurance industry.

     Our reserves are reviewed regularly by management and are certified by an independent actuary on an annual basis. We do not discount our reserves for anticipated investment income.

     Because of the long-term nature of most title insurance exposures, there is inherent uncertainty in estimating reserves. Actual losses may differ, perhaps substantially, from reserves on our financial statements, which could have a material effect on our financial condition and results of operations. Based on current information, management believes the reserve for title losses at March 31, 1999 is adequate.

     Chicago Title Insurance Company, Ticor Title Insurance Company and Security Union Title Insurance Company each have generally restricted the size of any one risk of loss that they will retain to $140 million, $80 million and $30 million, respectively. The title insurance subsidiaries of Chicago Title reinsure risks with each other and with other title insurance companies in excess of what they are willing to retain. In addition, the title insurers have purchased excess of loss title reinsurance coverage for losses in excess of $12.5 million, subject to certain exclusions. For these losses, the reinsurers will pay 90 percent of the loss amount from $12.5 million to $62.5 million. However, reinsurance arrangements do not relieve a title insurance company that issues a policy from its legal liability to the holder of the policy and, thus, the risk of nonperformance by the assuming reinsurer is borne by the issuer of the policy.

     In connection with the acquisition by Alleghany of Chicago Title and Trust Company and Chicago Title Insurance Company in 1985, Lincoln National Corporation, the former owner of Chicago Title and Trust Company and Chicago Title Insurance Company, agreed to indemnify Alleghany, Chicago Title and Trust Company and Chicago Title Insurance Company and its subsidiaries, in respect of certain title insurance liabilities, up to an aggregate amount of $128 million (of which approximately $123 million remains available). In connection with the spin-off, Alleghany transferred the benefit of its rights in respect of such indemnification to Chicago Title. Among other liabilities, Lincoln National Corporation agreed to indemnify for 50 percent of the first $10 million of liabilities, costs and expenses (including awards of attorneys' fees and a portion of attorneys' fees incurred by Chicago Title, Chicago Title and Trust Company and Chicago Title Insurance Company and its subsidiaries in the defense of such claims), and 75 percent of such amounts in excess of $10 million, arising out of or relating to aboriginal land claims which were identified in the 1985 acquisition agreement or which are commenced prior to July 1, 2015 under policies issued prior to the 1985 acquisition.

BUSINESS CONDITIONS; SEASONALITY

     Our business is highly dependent upon the volume of real estate transactions occurring within the market. In turn, the volume of real estate transactions is highly sensitive to interest rate levels and general economic conditions. Because these factors can be very volatile, our revenue levels can also be volatile. As business volume for the real estate-related businesses is correlated to mortgage loan origination volumes, revenues for these businesses tend to be impacted by economic factors in a fashion similar to the title industry.

     Due to lower interest rates in the second half of 1995, the volume of refinancing transactions was strong in the first quarter of 1996 but diminished as interest rates leveled off. Interest rates remained relatively stable for the remainder of 1996, resulting in an increase in the volume of real estate construction and resale activity. In 1997, particularly in the second half of the year, low inflation, low unemployment rates and low interest rates in the United States resulted in exceptional growth in the commercial and industrial sector and a resurgence in residential resale and refinancing transactions.

     These nearly ideal economic conditions continued throughout 1998. Records were set for both new and existing home sales in 1998. Declines in mortgage interest rates spurred two significant spikes in the volume of residential refinancings during the year -- in the first and fourth quarters. Despite some turbulence in the commercial mortgage-backed security market in the second half of the year, revenue from commercial and industrial transactions also reached new heights.

     Real estate markets throughout the first three months of 1999 continued to benefit from favorable economic conditions marked by low levels of unemployment and the absence of inflationary pressures. These conditions, combined with relatively stable long-term interest rates and strong consumer confidence, have resulted in particularly strong residential resale activity in a period when it normally reaches a seasonal low. New residential refinance orders have dropped from the peak levels achieved in the latter part of 1998, but they remain well above average historical levels and revenue from this sector was quite strong in the quarter. Commercial and industrial transactions also continue at a healthy level.

     The title insurance business is seasonal, since real estate activity is seasonal. The first calendar quarter is typically the weakest quarter in terms of revenue due to the generally low volume of home sales during the winter. The fourth calendar quarter is typically the strongest in terms of revenue due to the desire of commercial entities to complete transactions by year-end. These traditional seasonal patterns can be altered if there is a significant change in the level of interest rates due to the impact that the cost of financing has on the volume of real estate transactions.

     Title insurance premiums are recognized as revenues principally at the time of the real estate closing. As a result, there is typically a lag of about two months between the time that a title insurance order is placed, at which time work commences, and the time that we recognize the revenues associated with the order. Revenues from title policies issued by independent agents are generally recorded when notice of issuance is received from the agent.

COMPETITION

     The title insurance industry is competitive throughout the United States, with large title insurance firms such as the title insurance subsidiaries of Chicago Title competing on a national basis, while smaller firms have significant market share on a regional basis. Based on 1998 revenues reported in statutory filings, Chicago Title Insurance Company, Security Union Title Insurance Company, Ticor Title Insurance Company, LandAmerica Financial Group, First American Title Insurance Company, Stewart Title Insurance Co., Fidelity National Title Insurance Co., and Old Republic Title Insurance Group, Inc.

together accounted for about 91 percent of all title insurance revenues. Chicago Title's title insurance subsidiaries, LandAmerica Financial Group and First American Title Insurance Company are the three largest, each accounting for approximately 20 percent. Chicago Title's title insurance subsidiaries also compete with abstractors, attorneys issuing opinions and, in some areas, state land registration systems. The removal of regulatory barriers in the future might result in new competitors, including financial institutions, entering the title insurance business.

     We believe that competition in the title insurance industry is primarily on the basis of expertise, service and price. In addition, the financial strength of the insurer has become an increasingly important factor in decisions relating to the purchase of title insurance, particularly in multi-site transactions and in situations involving real estate-related investment vehicles such as real estate investment trusts and real estate mortgage investment conduits.

     Our flood certification, credit reporting, property valuation, field inspection and foreclosure and reconveyance services businesses face significant competition from other similar real estate service providers. In addition, mortgage lenders may choose to produce these services internally rather than purchasing them from outside vendors.

REGULATION

     Title insurance companies are subject to regulation and supervision by state insurance regulators under the insurance statutes and regulations of states in which they are incorporated. Chicago Title Insurance Company is incorporated in Missouri, Security Union Title Insurance Company is incorporated in California and has a title insurance subsidiary incorporated in Oregon, and Ticor Title Insurance Company is incorporated in California. Each of these companies is also regulated in each jurisdiction in which it is authorized to write title insurance. Regulation and supervision vary from state to state, but generally cover such matters as the standards of solvency which must be met and maintained, the nature of limitations on investments, the amount of dividends which may be distributed, requirements regarding reserves for statutory premiums, the licensing of insurers and their agents, the approval of policy forms and premium rates, periodic examinations of title insurers and annual and other reports required to be filed on the financial condition of title insurance companies. In addition, the market behavior of all entities involved in real estate transactions is governed by the Real Estate Settlement Practices Act and related regulations.

     Chicago Title and Chicago Title and Trust Company are also subject to the insurance holding company regulations of Missouri, California and Oregon. The acquisition of Chicago Title Insurance Company, Security Union Title Insurance Company and Ticor Title Insurance Company and their respective title insurance subsidiaries by Alleghany and/or Chicago Title and Trust Company was subject to prior notification and/or approval from the insurance regulatory authorities in the states in which such title insurance companies are incorporated. The spin-off and/or certain related transactions were subject to prior notification and/or approval in California, Missouri, Oregon, Illinois and Texas. Chicago Title, Chicago Title and Trust Company and their other non-insurance subsidiaries, however, are generally not subject to restrictions on their business activities due to their affiliation with Chicago Title's title insurance subsidiaries.

     Chicago Title and Trust Company, in its capacity as a non-depository trust company, is regulated by the State of Illinois Office of Banks and Real Estate. Regulation covers such matters as the fiduciary's management capabilities, the investment of funds held for its own account, the soundness of its policies and procedures, the quality of the services it renders to the public and the effect of its trust activities on its financial soundness.

     Chicago Title and Trust Company and its subsidiaries are subject to a consent agreement with the Federal Trade Commission effective July 22, 1991 and amended in July 1996 and February 1999, which settled certain antitrust objections raised by the FTC in respect of the acquisition of Ticor Title Insurance Company by Chicago Title and Trust Company. The consent agreement provided for the divestiture by Chicago Title and Trust Company after its acquisition of Ticor Title Insurance Company of certain title plants serving overlapping geographical areas. Until July 2001, Chicago Title and Trust Company and its subsidiaries are required to give prior notification to the FTC of any acquisitions of an ownership interest in a title plant serving the same geographic area as a plant in which Chicago Title and Trust Company or any of its subsidiaries already has an ownership interest. Chicago Title and Trust Company is not, however, required to provide notice with respect to any acquisition of a copy of title records or other information from an entity which retains the ownership and control of the original and where competition in the ordinary course between the parties is not otherwise restrained. Chicago Title and Trust Company is also required to provide notification to the FTC in advance of any change in corporate structure, such as the creation, dissolution or sale of subsidiaries or any other change that may affect compliance with the consent agreement.

     While the real-estate related services companies generally are not subject to direct regulatory supervision, federal and state laws governing real estate settlement practices, credit reporting and flood zone determinations significantly impact their businesses.

EMPLOYEES

     At March 31, 1999, Chicago Title had approximately 10,800 employees, including full-time and part-time employees.

PROPERTIES

     Chicago Title and Trust Company leases about 282,000 square feet for the headquarters and operations of Chicago Title, Chicago Title and Trust Company and Chicago Title Insurance Company in the Chicago Title and Trust Center, a 49-story office complex at 171 North Clark Street in Chicago, Illinois. Of this space, about 45,000 square feet is subleased to Chicago Title and Trust Company's former subsidiary, The Chicago Trust Company.

     Ticor Title Insurance Company's and Security Union Title Insurance Company's headquarters are in leased premises of about 45,000 square feet in Pasadena, California. Chicago Title and its subsidiaries own or lease buildings or office space in approximately 600 locations throughout the United States, primarily for Chicago Title Insurance Company, Security Union Title Insurance Company and Ticor Title Insurance Company full-service and satellite branch office operations.

LEGAL PROCEEDINGS

     We are a party to pending litigation and claims in connection with the ordinary course of our business. Provision is made on our books, in accordance with generally accepted accounting principles, for estimated losses to be incurred in such litigation and claims, including legal costs. In the opinion of management, the provision was adequate as of March 31, 1999.

     On May 19, 1999, the California Attorney General, on behalf of the People of the State of California, the Controller of the State of California and the Insurance Commissioner of the State of California filed a complaint against an alleged class of defendants consisting of title insurers and escrow companies doing business in California. The complaint alleges that defendants failed to escheat certain escrow funds to the State of California, charged home buyers and other customers improper fees, and failed to pay over to customers interest payments, or payments in lieu of interest, made by various banks on escrow funds deposited by defendants on behalf of such customers, in violation of various California laws. The plaintiffs seek damages according to proof, return of allegedly improper fees, disgorgement of the alleged interest payments or payments in lieu of interest, payment to the State of California of the funds that allegedly should have been escheated, interest, costs of suit including attorneys' fees and investigative fees, civil penalties and injunctive relief. Neither Chicago Title nor any of its subsidiaries has been identified by name as a defendant in this lawsuit.

                          MANAGEMENT OF CHICAGO TITLE

     The name, age, position and five-year business experience of each director and executive officer of Chicago Title are as follows:

                                           POSITION AT                 BUSINESS EXPERIENCE
NAME                             AGE      CHICAGO TITLE             DURING THE LAST FIVE YEARS
----                             ---   -------------------   ----------------------------------------
Richard P. Toft................  62    Chairman of the       Chairman of the Board of Directors of
                                       Board of Directors,   Chicago Title since June 1998 and
                                       Title since June      Chairman and Chief Executive Officer of
                                       1998 and Chairman     Alleghany Asset Management, Inc.
                                       and Chief Member of   (financial services) since October 1995;
                                       the Executive and     he also served as Chairman of Chicago
                                       Nominating            Title and Trust Company from January
                                       Committees.           1994 to July 1998, as President and
                                                             Chief Executive Officer of Chicago Title
                                                             and Trust Company from January 1994 to
                                                             July 1996, as President and Chief
                                                             Executive Officer of Chicago Title
                                                             Insurance Company prior thereto, and as
                                                             Senior Vice President of Alleghany until
                                                             October 1995; director, Peoples Energy
                                                             Corporation.

Norman R Bobins................  56    Director, Member of   Chairman, President and Chief Executive
                                       the Audit and         Officer, LaSalle Bank National
                                       Compensation          Association (commercial banking);
                                       Committees.           director, Center Point Properties.

John J. Burns, Jr..............  67    Director, Chairman    President, Chief Executive Officer and
                                       of the Executive      Chief Operating Officer, Alleghany
                                       and Nominating        Corporation (reinsurance and insurance,
                                       Committees.           financial services and mining);
                                                             director, Alleghany Corporation and
                                                             Burlington Northern Santa Fe
                                                             Corporation.

Peter H. Dailey................  69... Director, Member of   Chairman, Enniskerry Financial
                                       the Compensation      (investments); director, Jacobs
                                       Committee.            Engineering Group Inc., Krause Furniture
                                                             Co., Pinkerton's, Inc., Sizzler, Inc.
                                                             and Wirthlin Worldwide.

John F. Farrell, Jr............  61    Director, Member of   Chairman, Automatic Service Company
                                       the Audit             (food and vending service company);
                                       Committee.            trustee, Boston College and John F.
                                                             Kennedy Library; Chairman and Chief
                                                             Executive Officer of North American
                                                             Mortgage Company (mortgage company)
                                                             until October 1997.

Robert M. Hart.................  54    Director, Chairman    Senior Vice President and General
                                       of the Compensation   Counsel of Alleghany Corporation
                                       Committee.            (reinsurance and insurance, financial
                                                             services and mining) since September
                                                             1994 and Secretary since 1995; Partner,
                                                             Donovan Leisure Newton & Irvine (law
                                                             firm) prior thereto.

Philip G. Heasley..............  49    Director, Member of   Vice Chairman, U.S. Bancorp (banking);
                                       the Audit and         director, SunAmerica Inc.
                                       Compensation
                                       Committees.

Allan P. Kirby, Jr.............  67    Director, Member of   President, Liberty Square, Inc.
                                       the Audit and         (investments); management of family and
                                       Compensation          personal affairs; director, Alleghany
                                       Committees.           Corporation.

                                           POSITION AT                 BUSINESS EXPERIENCE
NAME                             AGE      CHICAGO TITLE             DURING THE LAST FIVE YEARS
----                             ---   -------------------   ----------------------------------------
M. Leanne Lachman..............  56    Director, Chairman    Managing Director, Boston Financial
                                       of the Real Estate    (investment management-equity real
                                       Committee and         estate) since January 1999; Managing
                                       member of the Audit   Director, Schroder Real Estate
                                       Committee.            Associates (investment management-equity
                                                             real estate) prior thereto and Managing
                                                             Director, Schroder Mortgage Associates
                                                             (investment management-commercial
                                                             mortgages) until August 1998; director,
                                                             Lincoln National Corporation and Liberty
                                                             Property Trust.

William K. Lavin...............  54    Director, Chairman    Financial Consultant; director,
                                       of the Audit          Alleghany Corporation and Stratford
                                       Committee and         Acquisition Corporation; Vice-Chairman
                                       member of the         of the Board and Chief Executive Officer
                                       Executive and         of Woolworth Corporation (retailing)
                                       Nominating            from May 1994 to September 1994 and
                                       Committees.           Chairman of the Board and Chief
                                                             Executive Officer prior thereto.

Lawrence F. Levy...............  55    Director, Member of   Chairman of the Board and Chief
                                       the Executive and     Executive Officer, The Levy Organization
                                       Real Estate           (real estate, restaurants, and food
                                       Committees.           service).

Margaret P. MacKimm............  65    Director, Member of   Senior Vice President -- Communications,
                                       the Compensation      Kraft Foods, Inc. and its predecessor
                                       Committee.            Kraft, Inc. (multinational marketer and
                                                             processor of food products) prior to her
                                                             retirement in June 1989; director,
                                                             Venator Group, Inc.

Langdon D. Neal................  41    Director, Member of   Attorney, Earl L. Neal and Associates
                                       the Real Estate       (law firm).
                                       Committee.

Alan N. Prince.................  60    Director, Member of   Senior Executive Vice President, Chicago
                                       the Real Estate       Title Insurance Company from January
                                       Committee.            1995 to retirement in December 1998,
                                                             Executive Vice President prior thereto.

John Rau.......................  50    President, Chief      President and Chief Executive Officer,
                                       Executive Officer,    Chicago Title since June 1998; President
                                       Director, Member of   and Chief Executive Officer, Chicago
                                       the Executive         Title and Trust Company and Chicago
                                       Committee.            Title Insurance Company since January
                                                             1997; Dean, School of Business at
                                                             Indiana University (education ) prior
                                                             thereto; director, Borg-Warner
                                                             Automotive, Inc., First Industrial
                                                             Realty Trust, Inc., LaSalle Bank
                                                             National Association and Nicor, Inc.

Thomas H. Hodges...............  53    Executive Vice        Executive Vice President, Chicago Title,
                                       President             since June 1998; Executive Vice
                                                             President, Chicago Title and Trust
                                                             Company, since October 1997; Executive
                                                             Vice President, First Chicago NBD Corp
                                                             (banking), from January 1995 to December
                                                             1996; Senior Vice President, First
                                                             Chicago NBD Corp., prior thereto.

                                           POSITION AT                 BUSINESS EXPERIENCE
NAME                             AGE      CHICAGO TITLE             DURING THE LAST FIVE YEARS
----                             ---   -------------------   ----------------------------------------
Louis A. Iannaccone............  50    Executive Vice        Executive Vice President and Chief
                                       Executive and Chief   Technology and Information Officer,
                                       Technology and        Chicago Title, since October 1998;
                                       Information           Senior Vice President and Chief
                                       Officer.              Information Officer, Long Island
                                                             Bancorp, from May 1994 until October
                                                             1997; Vice President and Division
                                                             Information Officer, Chase Manhattan
                                                             Bank, prior thereto.

Peter G. Leemputte.............  42    Executive Vice        Executive Vice President, Chief
                                       President, Chief      Administrative Officer and Chief
                                       Administrative        Financial Officer, Chicago Title, since
                                       Officer and Chief     June 1998; Executive Vice President and
                                       Financial Officer.    Chief Administrative Officer, Chicago
                                                             Title and Trust Company, since January
                                                             1998, and Chief Financial Officer,
                                                             Chicago Title and Trust Company, since
                                                             March 1998; Vice President, Mercer
                                                             Management Consulting, Inc. (management
                                                             consulting), from July 1996 until
                                                             January 1998; Corporate Vice President
                                                             and Controller, Armco Inc. (steel
                                                             manufacturing and metals processing),
                                                             prior thereto.

Paul T. Sands, Jr..............  56    Executive Vice        Executive Vice President, General
                                       President, General    Counsel and Secretary, Chicago Title,
                                       Counsel and           since June 1998; Executive Vice
                                       Secretary.            President, General Counsel and
                                                             Secretary, Chicago Title and Trust
                                                             Company, and Executive Vice President
                                                             and General Counsel, Chicago Title
                                                             Insurance Company, since January 1997;
                                                             Senior Vice President, Chicago Title
                                                             Insurance Company and Chicago Title and
                                                             Trust Company, prior thereto.

Jeffrey A. Wilson..............  52    Executive Vice        Executive Vice President, Chicago Title,
                                       President.            since 1999; President and Chief
                                                             Executive Officer, T.D. Service
                                                             Financial Corp. (mortgage lending
                                                             services), from September 1996 to March
                                                             1998; President, The Wilson Group
                                                             (technology consulting), from April 1994
                                                             to September 1996; President and Chief
                                                             Executive Officer, Terminal Data Corp.
                                                             (manufacturer of electronic imaging
                                                             systems), prior thereto.

William T. Halvorsen, Jr.......  53    Senior Vice           Senior Vice President and Manager,
                                       President and         Western Division, Chicago Title, since
                                       Manager, Western      June 1998; Senior Vice President and
                                       Division.             Manager, Western Division, Chicago Title
                                                             Insurance Company, prior thereto.

Christopher Abbinante..........  48    Senior Vice           Senior Vice President and Manager,
                                       President and         Eastern Division, Chicago Title, since
                                       Manager, Eastern      June 1998; Senior Vice President and
                                       Division.             Manager, Eastern Division, Chicago Title
                                                             Insurance Company, prior thereto.

                            DESCRIPTION OF THE NOTES

     The Notes will be issued as a separate series under an indenture, dated as
of                            , 1999 (we refer to the indenture, as supplemented
from time to time, as the "Indenture"), between Chicago Title and LaSalle Bank National Association, as trustee (the "Trustee"). The summary of the terms of the Notes and certain provisions of the Indenture which follow is not complete and is subject to the detailed provisions of the Indenture. We have filed a copy of the Indenture as an exhibit to the registration statement to which this prospectus relates. All article and section references appearing in this prospectus are to articles and sections of the Indenture and whenever particular sections or defined terms of the Indenture are referred to in this prospectus, such sections or defined terms are incorporated by reference in this prospectus. For purposes of this "Description of the Notes," all references to "we," "us," and "our" refer solely to Chicago Title and not its subsidiaries.

     The Notes are limited to $75,000,000 in aggregate principal amount and will
mature on                            , 2009. We may elect to redeem the Notes
prior to maturity as described below under " -- Redemption." The Notes are unsecured and will rank on a parity with all of our other unsecured and unsubordinated obligations. At March 31, 1999, after giving effect to the offering of the Notes and application of a portion of the net proceeds therefrom to the repayment of indebtedness as described under "Use of Proceeds," and the restructuring of certain credit facilities of Chicago Title and its subsidiaries subsequent to March 31, 1999 as described under "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Financial Condition," we had $75 million of such unsecured and unsubordinated indebtedness outstanding, and our subsidiaries had $2.1 million of indebtedness outstanding at March 31, 1999; such $2.1 million of indebtedness would be structurally senior to the Notes. The Indenture does not limit the aggregate amount of debt securities that we may issue under the Indenture, nor does it limit our incurrence or issuance of unsecured debt.

     The Notes will bear interest at the rate per annum shown on the cover page
of this prospectus from                     , 1999 or from the most recent
Interest Payment Date to which interest has been paid or provided for, payable
semi-annually in arrears on                     and                     of each
year, commencing                     ,                     (each an "Interest
Payment Date"), to the persons in whose names such Notes were registered at the
close of business on the next preceding                     and
                    , whether or not a Business Day (as defined below) (each a "Regular Record Date"), respectively. Interest on the Notes will be computed on the basis of a 360-day year comprised of twelve 30-day months.

     Interest payable on a Note on any Interest Payment Date or at maturity shall be the amount of interest accrued from and including the next preceding Interest Payment Date in respect of which interest has been paid or provided for
(or from and including             , 1999, if no interest has been paid or
provided for with respect to such Note) to, but excluding, the Interest Payment Date or the date of maturity, as the case may be. If any Interest Payment Date or the maturity date of a Note falls on a day that is not a Business Day, the payment shall be made on the next Business Day as if it were made on the date such payment was due and no interest shall accrue on the amount so payable for the period from and after such Interest Payment Date or the maturity date, as the case may be. "Business Day" means any day, other than a Saturday, Sunday, legal holiday, or other day on which banks in The City of New York are required or authorized by law, regulation or executive order to close.

     The Notes will be issued only in fully-registered book-entry form, without coupons, in denominations of $1,000 and integral multiples thereof, through the facilities of The Depository Trust Company, New York, New York (the "Depository"). Transfers or exchanges may be effected only through a participating member of the Depository. See "-- Book-Entry Note" below. Payments on the Notes will be made to the Depository or its nominee in accordance with the arrangements then in effect between the Trustee and the Depository. See
"-- Book-Entry Note" below.

OPTIONAL REDEMPTION

     The Notes will be redeemable as a whole or in part at our option at any time, at a redemption price equal to the sum of:

     - the greater of

      -- 100 percent of the principal amount of such Notes or

      -- the sum of the present values of the remaining scheduled payments of principal and interest thereon from the redemption date to the maturity date, computed by discounting such payments, in each case, to the redemption date on a semiannual basis (assuming a 360-day year consisting of twelve 30-day months) at the Treasury Rate, plus basis points, plus

     - accrued and unpaid interest on the principal amount thereof to the date of redemption.

     "Treasury Rate" means, with respect to any redemption date, the rate per annum equal to the semiannual equivalent yield to maturity of the Comparable Treasury Issue, assuming a price for the Comparable Treasury Issue (expressed as a percentage of its principal amount) equal to the Comparable Treasury Price for such redemption date.

     "Comparable Treasury Issue" means the United States Treasury security selected by an Independent Investment Banker as having a maturity comparable to the remaining term of the Notes to be redeemed that would be utilized, at the time of selection and in accordance with customary financial practice, in pricing new issues of corporate Notes of comparable maturity to the remaining terms of the Notes. "Independent Investment Banker" means one of the Reference Treasury Dealers appointed by the Trustee after consultation with us.

     "Comparable Treasury Price" means, with respect to any redemption date,

     - the average of the bid and asked prices for the Comparable Treasury Issue (expressed in each case as a percentage of its principal amount) on the third Business Day preceding such redemption date, as set forth in the daily statistical release (or any successor release) published by the Federal Reserve Bank of New York and designated "Composite 3:30 p.m. Quotations for U.S. Government Securities" or

     - if such release (or any successor release) is not published or does not contain such prices on such Business Day, the average of the Reference Treasury Dealer Quotations actually obtained by the Trustee for such redemption date. "Reference Treasury Dealer Quotations" means, with respect to each Reference Treasury Dealer and any redemption date, the average, as determined by the Trustee, of the bid and asked prices for the Comparable Treasury Issue (expressed in each case as a percentage of its principal amount) quoted in writing to the Trustee by such Reference Treasury Dealer at 5:00 p.m. (New York City time) on the third Business Day preceding such redemption date.

     "Reference Treasury Dealer" means each of Merrill Lynch, Pierce, Fenner & Smith Incorporated, ABN AMRO Incorporated and their respective successors; provided, however, that if any of the foregoing shall cease to be a primary U.S. Government securities dealer in New York City (a "Primary Treasury Dealer"), we may substitute therefor another Primary Treasury Dealer.

     Notice of any redemption will be mailed at least 30 days but no more than 60 days before the redemption date to each holder of Notes to be redeemed. Upon payment of the redemption price, on and after the redemption date interest will cease to accrue on the Notes or portions thereof called for redemption.

BOOK-ENTRY NOTE

     We have established a depositary arrangement with the Depository with respect to the Notes, the terms of which are summarized below. The Notes will be represented by a global Note registered in the name of the nominee of the Depository. Beneficial interests in the global Note will be shown on, and transfers thereof will be effected only through, records maintained by the Depository (with respect to beneficial interests of Participants (as defined below)) or by Participants or persons that hold interests through Participants (with respect to beneficial interests of owners).

     So long as the Depository or its nominee is the registered owner of the global Note, the Depository or its nominee, as the case may be, will be the sole holder of the Notes represented thereby for all purposes under the Indenture. Except as otherwise provided below, the Beneficial Owners (as defined below) of the Notes will not be entitled to receive physical delivery of certificated Notes and will not be considered the holders for any purpose under the Indenture. Accordingly, each Beneficial Owner must rely on the procedures of the Depository and, if such Beneficial Owner is not a Participant, on the procedures of the Participant through which such Beneficial Owner owns its interest in order to exercise any rights of a holder under such Note or the Indenture. The laws of some jurisdictions require that certain purchasers of securities take physical delivery of such securities in certificated form. Such limits and laws may impair the ability to transfer beneficial interests in the Notes.

     The following is based on information furnished by the Depository:

          The Depository will act as securities depository for the Notes. The Notes will be issued as fully registered securities registered in the name of Cede & Co. (the Depository's partnership nominee). One global Note will be issued with respect to all of the principal amount of the Notes.

          The Depository is a limited-purpose trust company organized under the New York Banking Law, a "banking organization" within the meaning of the New York Banking Law, a member of the Federal Reserve System, a "clearing corporation" within the meaning of the New York Uniform Commercial Code, and a "clearing agency" registered pursuant to the provisions of Section 17A of the Securities Exchange Act of 1934, as amended. The Depository holds securities that its participants ("Participants") deposit with the Depository. The Depository also facilitates the settlement among Participants of securities transactions, such as transfers and pledges, in deposited securities through electronic computerized book-entry changes in Participants' accounts, thereby eliminating the need for physical movement of securities certificates. Direct Participants of the Depository ("Direct Participants") include securities brokers and dealers, banks, trust companies, clearing corporations and certain other organizations. The Depository is owned by a number of its Direct Participants and by the New York Stock Exchange, Inc., the American Stock Exchange, Inc., and the National Association of Securities Dealers, Inc. Access to the Depository's system is also available to others such as securities brokers and dealers, banks and trust companies that clear through or maintain a custodial relationship with a Direct Participant, either directly or indirectly ("Indirect Participants"). The rules applicable to the Depository and its Participants are on file with the Securities and Exchange Commission.

          Purchases of Notes under the Depository's system must be made by or through Direct Participants, which will receive a credit for such Notes on the Depository's records. The ownership interest of each actual purchaser of each Note represented by a global Note ("Beneficial Owner") is in turn to be recorded on the records of Direct Participants and Indirect Participants. Beneficial Owners will not receive written confirmation from the Depository of their purchase, but Beneficial Owners are expected to receive written confirmations providing details of the transaction, as well as periodic statements of their holdings, from the Direct Participants or Indirect Participants through which such Beneficial Owner entered into the transaction. Transfers of ownership interests in the Notes are to be accomplished by entries made on the books of Participants acting on behalf of Beneficial Owners. Beneficial Owners of Notes will not receive certificated Notes representing their ownership interests therein, except in the event that use of the book-entry system for the Notes is discontinued.

          To facilitate subsequent transfers, all Notes which are deposited with, or on behalf of, the Depository are registered in the name of the Depository's nominee, Cede & Co. The deposit of Notes with, or on behalf of, the Depository and their registration in the name of Cede & Co. effect no change in beneficial ownership. The Depository has no knowledge of the actual Beneficial Owners of the Notes; the Depository's records reflect only the identity of the Direct Participants to whose accounts such Notes are credited, which may or may not be the Beneficial Owners. The Participants will remain responsible for keeping account of their holdings on behalf of their customers.

          Conveyance of notices and other communications by the Depository to Direct Participants, by Direct Participants to Indirect Participants, and by Direct Participants and Indirect Participants to Beneficial Owners will be governed by arrangements among them, subject to any statutory or regulatory requirements as may be in effect from time to time.

          Neither the Depository nor Cede & Co. will consent or vote with respect to the Notes. Under its usual procedures, the Depository mails an Omnibus Proxy to Chicago Title as soon as possible after the applicable record date. The Omnibus Proxy assigns Cede & Co.'s consenting or voting rights to those Direct Participants to whose accounts the Notes are credited on the applicable record date (identified in a listing attached to the Omnibus Proxy).

          Principal, premium, if any, and/or interest, if any, payments on the Notes will be made in immediately available funds to the Depository. The Depository's practice is to credit Direct Participants' accounts on the applicable payment date in accordance with their respective holdings shown on the Depository's records unless the Depository has reason to believe that it will not receive payment on such date. Payments by Participants to Beneficial Owners will be governed by standing instructions and customary practices, as is the case with securities held for the accounts of customers in bearer form or registered in "street name," and will be the responsibility of such Participant and not of the Underwriters, the Depository, the Trustee or Chicago Title, subject to any statutory or regulatory requirements as may be in effect from time to time. Payment of principal, premium, if any, and/or interest, if any, to the Depository is the responsibility of Chicago Title and the Trustee, disbursement of such payments to Direct Participants shall be the responsibility of the Depository, and disbursement of such payments to the Beneficial Owners shall be the responsibility of Direct Participants and Indirect Participants.

          Redemption notices shall be sent to Cede & Co. If less than all of the Notes are being redeemed, the Depository's practice is to determine by lot the amount of the interest of each Direct Participant in such issue to be redeemed.

          The Depository may discontinue providing its services as securities depository with respect to the Notes at any time by giving reasonable notice to Chicago Title or the Trustee. Under such circumstances, in the event that a successor securities depository is not obtained, certificated Notes are required to be printed and delivered.

          Chicago Title may decide to discontinue use of the system of book-entry transfers through the Depository (or a successor securities depository). In that event, certificated Notes will be printed and delivered.

     The information in this section concerning the Depository and the Depository's system has been obtained from sources that we believe to be reliable, but we take no responsibility for the accuracy thereof.

CERTAIN COVENANTS

     The Notes contain the following covenants:

     Limitations on Issuance or Disposition of Stock of Significant Subsidiaries. We will not, nor will we permit any Significant Subsidiary (as defined below) to, issue, sell or otherwise dispose of any shares of Capital Stock (other than non-voting Preferred Stock) of any Significant Subsidiary, except for:

     - directors' qualifying shares;

     - sales or other dispositions to Chicago Title or to one or more wholly owned Significant Subsidiaries;

     - the sale or other disposition of all or any part of the Capital Stock of any Significant Subsidiary for consideration which is at least equal to the fair value of such Capital Stock as determined by our board of directors (acting in good faith); or

     - any issuance, sale, assignment, transfer or other disposition made in compliance with an order of a court or regulatory authority of competent jurisdiction, other than an order issued at our request or at the request of any Significant Subsidiary.

     Limitation on Liens. Except as provided below, we will not nor will we permit any Significant Subsidiary to incur, issue, assume or guarantee any indebtedness for borrowed money ("indebtedness") secured by a Lien on any property or assets of ours or any Significant Subsidiary, or any shares of Capital Stock of any Significant Subsidiary, without effectively providing that the Notes (together with, if we shall so determine, any other indebtedness which is not subordinated to the Notes) shall be secured equally and ratably with (or prior to) such indebtedness, so long as such indebtedness shall be so secured; provided, however, that this covenant shall not apply to indebtedness secured by:

     - Liens existing on the date of this prospectus;

     - Liens on property of, or on any shares of stock of, any corporation existing at the time such corporation becomes a Significant Subsidiary or merges into or consolidates with us or a Significant Subsidiary;

     - Liens on property or on shares of stock existing at the time of acquisition thereof by us or any Significant Subsidiary;

     - Liens to secure the financing of the acquisition, construction or improvement of real or personal property, or the acquisition of shares of stock, by Chicago Title or any Significant Subsidiary, provided that such Liens (i) are created within one year after the acquisition of such property or shares or, in the case of property, within one year after the later of the completion of construction or commencement of operation of such property, (ii) are limited to the property acquired, constructed or improved or the shares of stock acquired and (iii) do not secure indebtedness in excess of the cost of such acquisition, construction or improvement;

     - Liens in our favor or in favor of any Subsidiary;

     - Liens in favor of, or required by, governmental authorities, including, without limitation, those required by the Illinois Corporate Fiduciary Act;

     - Liens on the property or assets (including shares of stock or other equity interests) of us or a Significant Subsidiary in favor of the United States, any State or any department, agency or instrumentality or political subdivision of the United States or any State, or in favor of any other country, or any political subdivision of another country, to secure any indebtedness incurred or guaranteed for the purpose of financing all or any part of the purchase price or the cost of construction of the property or assets (including shares of stock or other equity interests) subject to such Liens within 180 days after the latest of the acquisition, completion of construction or commencement of operation of such property or assets (including shares of stock or other equity interests), provided that (i) the principal amount of any indebtedness secured by such Lien does not exceed 100% of the purchase price or cost, and (ii) such Lien does not extend to or cover any property or assets (including shares of stock or other equity interests) other than the specific item of property or assets (including shares of stock or other equity interests) (or portion thereof) acquired, constructed or constituting the improvements made with the proceeds of such indebtedness;

     - Liens imposed by or in favor of any governmental authority for taxes, assessments or other charges which are not yet due or which are being contested in good faith and by appropriate proceedings and for which adequate reserves shall have been established on our books as required in accordance with generally accepted accounting principles;

     - pledges or deposits to secure our or any Significant Subsidiary's obligations under worker's compensation laws, unemployment insurance laws or similar legislation and materialmen's, mechanics', carriers', repairmen's or other like Liens, or deposits to obtain the release of such Liens to the extent arising and continuing in the ordinary course of business;

     - easements, rights-of-way, restrictions and other similar encumbrances affecting real property incurred in the ordinary course of business which, in the aggregate, are not substantial in amount and which do not in any case materially detract from the value of the property subject to such encumbrance or interfere with the ordinary conduct of our business;

     - landlord's Liens for rent not yet due and payable;

     - Liens granted to the Trustee pursuant to Section 6.09(d) of the Indenture;

     - Liens on property or assets (including shares of stock or other equity interests) used to defease indebtedness not in violation of Article IV of the Indenture;

     - Liens on proceeds of any property or assets (including shares of stock or other equity interests) subject to a Lien as permitted by any of the foregoing exceptions; and

     - any extension, renewal or replacement as a whole or in part, of any Lien referred to in the foregoing exceptions, provided that (i) such extension, renewal or replacement Lien shall be limited to all or a part of the same property or shares of stock that secured the Lien extended, renewed or replaced, and (ii) the indebtedness secured by such Lien at such time is not increased except for increases to allow for the payment of any fees, expenses and premiums associated with such extension, renewal or replacement and, if otherwise increased, the following exception is available to the extent of such increase;

In addition, we and any one or more of our Significant Subsidiaries may, without securing any of the Notes, issue, assume or guarantee indebtedness secured by any Lien which would otherwise be subject to the foregoing restrictions in an aggregate amount which, together with all of our indebtedness and indebtedness of our Significant Subsidiaries issued, assumed or guaranteed pursuant to this sentence, does not at the time exceed 15% of Consolidated Net Tangible Assets.

     Neither the Notes nor the Indenture contain any provisions other than the foregoing which will restrict us from incurring, assuming or becoming liable with respect to any indebtedness or other obligations, whether secured or unsecured, or from paying dividends or making other distributions on our capital stock or purchasing or redeeming our capital stock. Neither the Notes nor the Indenture contain any financial ratios, or specified levels of net worth or liquidity to which we must adhere. In addition, neither the Notes nor the Indenture contain any provision which would require us to repurchase or redeem or otherwise modify the terms of any of the Notes upon a change in control or other events involving us which may adversely affect the creditworthiness of the Notes.

CERTAIN DEFINITIONS

     Set forth below is a summary of certain defined terms used in the Notes.

     "Capital Stock" means any and all shares, interests, rights to purchase, warrants, options, participations or other equivalents of or interest in (however designated) corporate stock, including any Preferred Stock.

     "Consolidated Net Tangible Assets" means the total amount of assets (less applicable reserves and other properly deductible items) after deducting (i) all current liabilities (excluding any thereof which are by their terms extendible or renewable at the option of the obligor thereon to a time more than 12 months after the time as of which the amount thereof is being computed), and (ii) all goodwill, trade names, trademarks, patents, unamortized debt discount and expense and other like intangibles, all as set forth on our most recent consolidated balance sheet prepared in accordance with generally accepted accounting principles. For purposes of this definition, "current liabilities" shall mean total liabilities, less bank and other long-term debt (excluding any portion of such debt maturing within one year of the date of determination), reserve for title losses and trust and escrow deposits secured by pledged assets, in each case as reflected on our consolidated balance sheet prepared in accordance with generally accepted accounting principles.

     "Lien" means any lien, mortgage, pledge, security interest, charge or encumbrance of any kind (including any conditional sale or other title retention agreement and any lease in the nature thereof).

     "Person" means any individual, corporation, partnership, joint venture, association, joint-stock or limited liability company, trust, unincorporated organization or government or any agency or political subdivision thereof.

     "Preferred Stock," as applied to the Capital Stock of any corporation, means Capital Stock of any class or classes (however designated) which is preferred as to the payment of dividends, or as to the distribution of assets upon any voluntary or involuntary liquidation or dissolution of such corporation, over shares of Capital Stock of any other class of such corporation.

     "Significant Subsidiary" means each of Chicago Title and Trust Company, Chicago Title Insurance Company, Ticor Title Insurance Company and Security Union Title Insurance Company so long as it remains a Subsidiary, as well as any successor to all or substantially all of the business of any such subsidiary.

     "Subsidiary" means a corporation of which a majority of the Capital Stock having voting power under ordinary circumstances to elect a majority of the board of directors is owned directly or indirectly by us or by one or more of our Subsidiaries.

PAYMENT, REGISTRATION, TRANSFER AND EXCHANGE

     Payments of principal and interest in respect of the Notes will be made in U.S. Dollars at our office or agency maintained for that purpose as we may designate from time to time in immediately available funds. The Notes will trade in the Same-Day Funds Settlement System of the Depository until maturity, and secondary market trading activity in the Notes will therefore be required by the Depository to settle in immediately available funds.

     Notes in registered form will be transferable or exchangeable at our agency maintained for such purpose as we designate from time to time. (Sections 3.05 and 9.02.) Notes may be transferred or exchanged without service charge, other than any tax or other governmental charge imposed in connection therewith. (Section 3.05.)

     The global Note may not be registered for transfer or exchange except as a whole by the Depository to a nominee of such Depository or by a nominee of such Depository to such Depository or another nominee of such Depository or by such Depository or any such nominee to a successor Depository or a nominee of such successor Depository. (Section 3.05.)

     Owners of beneficial interests in the global Note will not be entitled to have Notes represented by the global Note registered in their names, will not receive or be entitled to receive physical delivery of Notes in certificated form and will not be considered the holders thereof for any purposes under the Indenture. (Section 3.08.) Accordingly, each person owning a beneficial interest in the global Note must rely on the procedures of the Depository and, if such person is not a Participant, on the procedures of the Participant through which such person owns its interest, to exercise any rights of a holder under the Indenture. The Depository may grant proxies and otherwise authorize Participants to give or take any request, demand, authorization, direction, notice, consent, waiver or other action which a holder is entitled to give or take under the Indenture. Chicago Title understands that, under existing industry practices, if Chicago Title requests any action of holders or if any owner of a beneficial interest in the global Note desires to give any notice or take any action which a holder is entitled to give or take under the Indenture, the Depository would authorize the Participants to give such notice or take such action, and such Participants would authorize beneficial owners owning through such Participants to give such notice or take such action or would otherwise act upon the instructions of beneficial owners owning through them.

     If the Depository is at any time unwilling or unable to continue as Depository or ceases to be a clearing agency registered under the Exchange Act and a duly registered successor Depository is not appointed by Chicago Title within 90 days, Chicago Title will issue such Notes in definitive certificated form in exchange for the global Note. In addition, Chicago Title may at any time and in its sole discretion determine not to have any of the Notes represented by the global Note and, in such event, will issue Notes in definitive certificated form in exchange for the global Note. (Section 3.05.)

CONSOLIDATION, MERGER OR SALE OF ASSETS BY CHICAGO TITLE

     We shall not consolidate with or merge with or into any other corporation or sell our assets substantially as an entirety, unless:

     - the corporation formed by such consolidation or into which we merge or the corporation which acquires our assets is organized and existing under the laws of the United States or any state thereof;

     - the corporation formed by such consolidation or into which we merge or which acquires our assets substantially as an entirety expressly assumes all of our obligations under the Indenture;

     - immediately after giving effect to such transaction, no Default or Event of Default shall have happened and be continuing; and

     - if, as a result of such transaction, our properties or assets would become subject to an encumbrance which would not be permitted by the terms of the Notes, we or the successor corporation, as the case may be, shall take such steps as are necessary to secure such Notes equally and ratably with all indebtedness secured thereunder. Upon any such consolidation, merger or sale, the successor corporation formed by such consolidation, or into which we are merged or to which such sale is made, shall succeed to, and be substituted for us under the Indenture. (Section 7.01.)

EVENTS OF DEFAULT, NOTICE AND CERTAIN RIGHTS ON DEFAULT

     Pursuant to the Indenture, if an Event of Default occurs with respect to the Notes and is continuing, the Trustee or the holders of 25 percent in aggregate principal amount of all of the outstanding Notes, by written notice to us (and to the Trustee, if notice is given by such holders of Notes), may declare the principal of and accrued interest on all the Notes of that series to be due and payable. (Section 5.02.)

     Events of Default with respect to the Notes are defined as being:

     - default in payment of any interest on any Note when the same becomes due and payable and the same continues for 30 days;

     - default in payment of principal, or premium, if any, at maturity or on redemption or otherwise of any Notes when due;

     - failure to comply in any material respect with any agreement or covenant (other than an agreement or covenant for which non-compliance is specifically dealt with in another bullet point) in the Notes, the Indenture or in any supplemental indenture or board resolution referred to therein under which the Notes have been issued and which is applicable to the Notes, and such non-compliance continues for a period of 90 days after notice to us by the Trustee or the holders of at least 25% in aggregate principal amount of the Notes then outstanding;

     - a default under any mortgage, agreement, indenture or instrument under which there may be issued, or by which there may be evidenced any of our indebtedness, whether existing now or in the future, in an aggregate principal amount then outstanding of $20 million or more, which default:

      -- shall constitute a failure to pay any portion of the principal of such indebtedness when due and payable after the expiration of an applicable grace period with respect thereto or

      -- shall result in such indebtedness becoming or being declared due and payable, and such acceleration shall not be rescinded or annulled, or such debt shall not be paid in full within a period of 30 days after there has been given written notice to us by the Trustee or to us and the Trustee by the holders of at least 25 percent in aggregate principal amount of the Notes, provided that such Event of Default will be remedied, cured or waived if the default that resulted in the acceleration of such other indebtedness is remedied, cured or waived; and

     - certain events of our bankruptcy, insolvency or reorganization. (Section 5.01.)

     The Trustee will, within 90 days after the occurrence of a Default with respect to the Notes, give to the holders of the Notes notice of all Defaults known to it unless such Default shall have been cured or waived; provided that except, the Trustee may withhold the notice if and so long as a committee of its Responsible Officers in good faith determines that withholding such notice is in the interests of the holders of the Notes. (Section 6.06.) "Default" means any event which is, or after notice or passage of time or both, would be, an Event of Default. (Section 1.01.)

     The holders of a majority in aggregate principal amount of the Notes may, subject to certain limited conditions, direct the time, method and place of conducting any proceeding for any remedy available to the Trustee, or exercising any trust or power conferred on such Trustee. (Section 5.08.)

     We will file annually with the Trustee a certificate as to our compliance with all conditions and covenants of the Indenture. (Section 9.05.)

     The holders of a majority in aggregate principal amount of the Notes by notice to the Trustee may waive, on behalf of the holders of all Notes, any past Default or Event of Default and its consequences except a Default or Event of Default in the payment of the principal of, premium, if any, or interest, if any, on the Notes (Section 5.07.) and certain other matters set forth in the Indenture.

SATISFACTION AND DISCHARGE OF THE INDENTURE

     The Indenture shall generally cease to be of any further effect with respect to the Notes if:

     - we shall have delivered to the Trustee for cancellation all Notes, or all Notes not previously delivered to the Trustee for cancellation shall have become due and payable, or are by their terms to become due and payable within one year or are to be called for redemption within one year, and we shall have irrevocably deposited with the Trustee as trust funds the entire amount sufficient to pay at maturity or upon redemption all the Notes;

     - we shall have also paid or caused to be paid all other sums payable by us with respect to the Notes under the Indenture; and

     - we shall have delivered to the Trustee an officer's certificate and opinion of counsel relating to the satisfaction and discharge of the Notes.

DEFEASANCE AND COVENANT DEFEASANCE

     We may elect either:

     - to defease and be discharged from any and all obligations with respect to the Notes (except as otherwise provided in the Indenture) ("defeasance") or

     - to be released from our obligations with respect to certain covenants applicable to the Notes ("covenant defeasance"), upon the deposit with the Trustee (or other qualifying trustee), in trust for such purpose, of money and/or Government Obligations which through the payment of principal, interest and premium, if any, in accordance with their terms will provide money in an amount sufficient, without reinvestment, to pay the principal of, any premium or interest on such Notes. As a condition to defeasance or covenant defeasance, Chicago Title must deliver to the Trustee an Opinion of Counsel to the effect that the holders of such Notes will not recognize income, gain or loss for Federal income tax purposes as a result of such defeasance or covenant defeasance and will be subject to Federal income tax on the same amounts and in the same manner and at the same times as would have been the case if such defeasance or covenant defeasance had not occurred. Such Opinion of Counsel, in the case of defeasance under the first bullet paragraph above, must refer to and be based upon a ruling of the Internal Revenue Service or a change in applicable Federal income tax law occurring after the date of the Indenture. (Article IV.)

     We may exercise our defeasance option with respect to the Notes notwithstanding prior exercise of our covenant defeasance option. If we exercise our defeasance option, payment of such Notes may not be accelerated because of a Default or an Event of Default. (Section 4.04.) If Chicago Title exercises its covenant defeasance option, payment of such Notes may not be accelerated by reason of a Default or an Event of Default with respect to the covenants to which such covenant defeasance is applicable. However, if such acceleration were to occur by reason of another Event of Default, the realizable value at the acceleration date of the money and Government Obligations in the defeasance trust could be less than the principal and interest then due on such Notes, in that the required deposit in the defeasance trust is based upon scheduled cash flow rather than market value, which will vary depending upon interest rates and other factors.

MODIFICATION OF THE INDENTURE

     The Indenture contains provisions permitting us to enter into one or more supplemental indentures with the Trustee without the consent of the holders of any of the Notes in order:

     - to evidence the succession of another corporation to us and the assumption of our covenants and obligations under the Indenture and the Notes by our successor;

     - to add to our covenants or surrender any of our rights or powers;

     - to add additional Events of Default;

     - to secure the Notes;

     - to evidence and provide for successor Trustees;

     - to correct any defect or supplement any inconsistent provisions or to make any other provisions with respect to matters or questions arising under such Indenture, provided that such action does not adversely affect the interests of any holder of Notes; or

     - to cure any ambiguity or correct any mistake.

     The Indenture also contains provisions permitting us, with the consent of the holders of a majority in aggregate principal amount of the outstanding Notes, to execute supplemental indentures with the Trustee adding any provisions to or changing or eliminating any of the provisions of such Indenture or any supplemental indenture or modifying the rights of the holders of the Notes, except that, without the consent of the holder of each Note, no such supplemental indenture may:

     - change the time for payment of principal or premium, if any, or interest on the Notes;

     - reduce the principal of, or any installment of principal of, or premium, if any, or interest on the Notes, or change the manner in which the amount of any of the foregoing is determined;

     - reduce the amount of premium, if any, payable upon the redemption of the Notes;

     - change the currency in which the Notes or any premium or interest is payable;

     - impair the right to institute suit for the enforcement of any payment on or with respect to any Note;

     - reduce the percentage in principal amount of the outstanding Notes affected thereby the consent of whose holders is required for modification or amendment of such Indenture or for waiver of compliance with certain provisions of the Indenture or for waiver of certain defaults;

     - change our obligation to maintain an office or agency in the places and for the purposes specified in the Indenture; or

     - modify the provisions relating to waiver of certain defaults or any of the foregoing provisions. (Section 8.02.)

THE TRUSTEE

     LaSalle Bank National Association will be the Trustee under the Indenture. We maintain banking and other commercial relationships with the Trustee and its affiliates in the ordinary course of business.

GOVERNING LAW

     The Indenture and the Notes will be governed by and construed in accordance with the laws of the State of New York.

                                  UNDERWRITING

     Subject to the terms and conditions contained in the underwriting
agreement, dated             , 1999, between us and the several underwriters, we
have agreed to sell to the underwriters, and the underwriters have severally agreed to purchase from us, the aggregate principal amount of the Notes set forth after their respective names below. The obligations of the underwriters are subject to certain conditions. The underwriters must purchase all of the Notes if they purchase any.

                                                              PRINCIPAL AMOUNT
                                                                  OF NOTES
UNDERWRITER                                                   ----------------
Merrill Lynch, Pierce, Fenner & Smith
             Incorporated...................................    $
ABN AMRO >Incorporated......................................
                                                                -----------
             Total..........................................    $75,000,000
                                                                ===========

     The underwriters have advised us that they propose initially to offer the Notes to the public at the public offering price set forth on the cover page of this prospectus, and to certain dealers at such price less a concession not in
excess of      % of the principal amount of the Notes. The underwriters may
allow, and such dealers may reallow, a discount not in excess of      % of the
principal amount of the Notes to certain other dealers. After the initial public offering, the public offering price, concession and discount may be changed.

     The Notes are a new issue of securities with no established trading market. We do not intend to apply for listing of the Notes on a national securities exchange. We have been advised by the underwriters that they intend to make a market in the Notes, but they are not obligated to do so and may discontinue market-making at any time without notice. We can provide no assurance as to the liquidity of, or any trading market for, the Notes.

     In connection with the offering, the underwriters are permitted to engage in certain transactions that stabilize the price of the Notes in accordance with Regulation M under the Securities Act of 1934, as amended. Such transactions consist of bids or purchases for the purpose of pegging, fixing or maintaining the price of the Notes. If the underwriters create a short position in the Notes in connection with the offering, i.e., if they sell a greater aggregate principal amount of Notes than is set forth on the cover of this prospectus, the underwriters may reduce that short position by purchasing Notes in the open market. In general, purchases of a security for the purpose of stabilization or to reduce a short position could cause the price of the security to be higher than it might be in the absence of such purchases. Such activities, if commenced, may be discontinued at any time.

     Neither we nor any underwriter makes any representation or prediction as to the direction or magnitude of any effect that the transactions described above may have on the price of the Notes. In addition, neither we nor any underwriter makes any representation that the underwriters will engage in such transactions or that such transactions, once commenced, will not be discontinued without notice.

     We have agreed to indemnify the underwriters against certain liabilities, including liabilities under the Securities Act of 1933, as amended, or if indemnification is not allowed, to contribute to payments the underwriters may be required to make because of those liabilities.

     In the ordinary course of business, the underwriters from time to time provided investment banking and financial advisory services to us and may do so in the future.

     We estimate that we will spend approximately $275,000 for fees and expenses associated with the offering of the Notes, excluding underwriting discounts and commissions.

                               VALIDITY OF NOTES

     The validity of the Notes offered hereby will be passed on for Chicago Title by Dewey Ballantine LLP, New York, New York, and for the Underwriters by Sidley & Austin, Chicago, Illinois.

                                    EXPERTS

     The consolidated financial statements and schedules of Chicago Title as of December 31, 1998 and 1997 and for each of the years in the three-year period ended December 31, 1998 included or incorporated by reference in this prospectus have been audited by KPMG LLP, independent auditors, as stated in their report, which is included or incorporated by reference in this prospectus, and has been so included or incorporated in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

                           CHICAGO TITLE CORPORATION
                   INDEX TO CONSOLIDATED FINANCIAL STATEMENTS

                                                               PAGE
                                                               ----
Consolidated Balance Sheets at December 31, 1998 and 1997...    F-2
Consolidated Statements of Income for the Three Years Ended
  December 31, 1998.........................................    F-3
Consolidated Statements of Changes in Stockholders' Equity
  and Comprehensive Income for the Three Years Ended
  December 31, 1998.........................................    F-4
Consolidated Statements of Cash Flows for the Three Years
  Ended December 31, 1998...................................    F-5
Notes to Consolidated Financial Statements..................    F-6
Independent Auditors' Report................................   F-27
Consolidated Balance Sheets at March 31, 1999 (unaudited)
  and December 31, 1998.....................................   F-28
Consolidated Statements of Income for the Three Months Ended
  March 31, 1999 and 1998 (unaudited).......................   F-29
Consolidated Statements of Cash Flows for the Three Months
  Ended March 31, 1999 and 1998 (unaudited).................   F-30
Notes to Consolidated Quarterly Financial Statements........   F-31

                   CHICAGO TITLE CORPORATION AND SUBSIDIARIES

                          CONSOLIDATED BALANCE SHEETS
                           DECEMBER 31, 1998 AND 1997

                                                                         DECEMBER 31,
                                                              ----------------------------------
                                                                   1998                1997
                                                              --------------      --------------
                                                              (IN THOUSANDS, EXCEPT SHARE DATA)
ASSETS
Cash on hand and in banks...................................    $   39,230          $   21,219
Cash pledged to secure trust and escrow deposits............        93,887             100,207
Marketable securities, available-for-sale:
  Fixed maturities, at fair value (amortized cost of
     $1,136,432 and $1,016,446 in 1998 and 1997,
     respectively)..........................................     1,158,664           1,032,089
  Equity securities, at fair value (cost of $33,079 and
     $33,232 in 1998 and 1997, respectively)................        35,464              34,489
                                                                ----------          ----------
Total marketable securities.................................     1,194,128           1,066,578
Receivables, including accrued investment income, less
  allowance for doubtful accounts of $14,072 and $7,574 in
  1998 and 1997, respectively...............................        75,840              62,558
Deferred federal income taxes...............................        89,553              75,997
Fixed assets, net...........................................       104,322              97,222
Title plants................................................       151,600             150,546
Net assets of Alleghany Asset Management, Inc. to be
  distributed to Alleghany Corporation......................            --              18,097
Other assets................................................       133,199             109,783
                                                                ----------          ----------
Total assets................................................    $1,881,759          $1,702,207
                                                                ==========          ==========
LIABILITIES AND STOCKHOLDERS' EQUITY
Accounts payable............................................    $  112,136          $  105,692
Accrued expenses and other liabilities......................       172,253             128,638
Notes payable and other obligations.........................        21,648              32,443
Reserve for title losses....................................       618,831             564,334
Trust and escrow deposits secured by pledged assets.........       495,299             467,553
                                                                ----------          ----------
Total liabilities...........................................     1,420,167           1,298,660
                                                                ----------          ----------
STOCKHOLDERS' EQUITY (NOTE 6):
  Common stock -- par value of $1 and $4,000 per share,
     authorized 66,000,000 and 3,722 shares; issued
     21,926,651 and 3,419 shares at December 31, 1998 and
     December 31, 1997, respectively........................        21,927              13,676
  Additional paid-in capital................................       128,137             117,381
  Unearned compensation-restricted stock....................       (15,573)                 --
  Retained earnings.........................................       311,988             261,425
  Accumulated other comprehensive income (Note 6)...........        16,001              11,065
  Cost of treasury stock (20,966 shares)....................          (888)                 --
                                                                ----------          ----------
Total stockholders' equity..................................       461,592             403,547
                                                                ----------          ----------
Total liabilities and stockholders' equity..................    $1,881,759          $1,702,207
                                                                ==========          ==========

          See accompanying notes to consolidated financial statement.

                   CHICAGO TITLE CORPORATION AND SUBSIDIARIES

                       CONSOLIDATED STATEMENTS OF INCOME
                      THREE YEARS ENDED DECEMBER 31, 1998

                                                                YEARS ENDED DECEMBER 31,
                                                         --------------------------------------
                                                            1998          1997          1996
                                                         ----------    ----------    ----------
                                                         (IN THOUSANDS, EXCEPT PER SHARE DATA)
Revenues:
  Title, escrow, trust and other revenue...............  $1,861,463    $1,411,496    $1,278,590
  Investment income....................................      63,837        52,266        47,658
  Net realized investment gain on sales to Alleghany
     Corporation.......................................          --         2,214            --
  Net realized investment gains -- other...............       1,409         1,470         1,436
                                                         ----------    ----------    ----------
Total revenues.........................................   1,926,709     1,467,446     1,327,684
                                                         ----------    ----------    ----------
Expenses:
  Salaries and other employee benefits.................     619,814       454,648       411,815
  Commissions paid to agents...........................     648,023       526,324       484,351
  Provisions for title losses..........................     123,920       102,324        83,023
  Interest expense.....................................       4,707         4,644         5,566
  Other operating and administrative expenses..........     388,540       295,903       273,236
                                                         ----------    ----------    ----------
Total expenses.........................................   1,785,004     1,383,843     1,257,991
                                                         ----------    ----------    ----------
Operating income from continuing operations before
  income taxes.........................................     141,705        83,603        69,693
Income taxes...........................................      53,536        27,894        23,115
                                                         ----------    ----------    ----------
Net income from continuing operations..................      88,169        55,709        46,578
Net income from discontinued operations................       9,013        12,162         5,462
                                                         ----------    ----------    ----------
Net income.............................................  $   97,182    $   67,871    $   52,040
                                                         ----------    ----------    ----------
Basic and diluted earnings per share (Note 8):
  Continuing operations................................  $     4.03    $     2.54    $     2.13
  Discontinued operations..............................        0.41          0.56          0.25
                                                         ----------    ----------    ----------
Net earnings per share.................................  $     4.44    $     3.10    $     2.38
                                                         ==========    ==========    ==========

          See accompanying notes to consolidated financial statements.

                   CHICAGO TITLE CORPORATION AND SUBSIDIARIES

           CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS' EQUITY
                            AND COMPREHENSIVE INCOME
                      THREE YEARS ENDED DECEMBER 31, 1998

                                                                                ACCUMULATED
                                    ADDITIONAL       UNEARNED                      OTHER       COST OF        TOTAL
                          COMMON     PAID-IN     COMPENSATION --    RETAINED   COMPREHENSIVE   TREASURY   STOCKHOLDERS'
                           STOCK     CAPITAL     RESTRICTED STOCK   EARNINGS      INCOME        STOCK        EQUITY
                          -------   ----------   ----------------   --------   -------------   --------   -------------
                                                                 (IN THOUSANDS)
BALANCE AT DECEMBER 31,
  1995..................  $14,876    $126,100        $     --       $192,347      $13,115       $  --       $346,438
  Net income............      --           --              --         52,040           --          --         52,040
  Other comprehensive
    income (Note 6).....      --           --              --             --       (9,236)         --         (9,236)
                                                                                                            --------
  Total comprehensive
    income..............                                                                                      42,804
                                                                                                            --------
  Purchase and
    retirement of common
    stock...............  (1,200)     (10,072)             --        (18,728)          --          --        (30,000)
  Capital contributions
    from former
    parent..............      --        1,353              --             --           --          --          1,353
                          -------    --------        --------       --------      -------       -----       --------
BALANCE AT DECEMBER 31,
  1996..................  13,676      117,381              --        225,659        3,879          --        360,595
  Net income............      --           --              --         67,871           --          --         67,871
  Other comprehensive
    income (Note 6).....      --           --              --             --        7,186          --          7,186
                                                                                                            --------
  Total comprehensive
    income..............                                                                                      75,057
                                                                                                            --------
  Dividends paid to
    former parent.......      --           --              --        (32,105)          --          --        (32,105)
                          -------    --------        --------       --------      -------       -----       --------
BALANCE AT DECEMBER 31,
  1997..................  13,676      117,381              --        261,425       11,065          --        403,547
  Net income............      --           --              --         97,182           --          --         97,182
  Other comprehensive
    income (Note 6).....      --           --              --             --        5,040          --          5,040
                                                                                                            --------
  Total comprehensive
    income..............                                                                                     102,222
                                                                                                            --------
  Recapitalization for
    spin-off............   7,848       (7,848)             --             --           --          --             --
  Issuance of stock.....     403       18,599         (18,877)            --           --          --            125
  Amortization of
    restricted stock....      --           --           3,304             --           --          --          3,304
  Dividends to former
    parent..............      --           --              --        (31,599)        (104)         --        (31,703)
  Treasury shares
    acquired and
    reissued for
    employee benefit
    plans...............      --            5              --           (119)          --        (888)        (1,002)
  Cash dividends paid to
    stockholders ($0.68
    per share)..........      --           --              --        (14,901)          --          --        (14,901)
                          -------    --------        --------       --------      -------       -----       --------
BALANCE AT DECEMBER 31,
  1998..................  $21,927    $128,137        $(15,573)      $311,988      $16,001       $(888)      $461,592
                          =======    ========        ========       ========      =======       =====       ========

          See accompanying notes to consolidated financial statements.

                   CHICAGO TITLE CORPORATION AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF CASH FLOWS
                      THREE YEARS ENDED DECEMBER 31, 1998

                                                                   YEARS ENDED DECEMBER 31,
                                                              -----------------------------------
                                                                1998         1997         1996
                                                              ---------    ---------    ---------
                                                                        (IN THOUSANDS)
Cash flows from continuing operations activities:
  Net income from continuing operations.....................  $  88,169    $  55,709    $  46,578
    Adjustments to reconcile net income from continuing
      operations to net cash provided by continuing
      operations activities:
    Depreciation and amortization...........................     40,907       31,032       27,567
    Changes in assets and liabilities:
      Cash pledged to secure trust and escrow deposits......      6,320         (815)       7,868
      Receivables...........................................     (7,097)     (10,979)      (2,677)
      Current and deferred Federal income taxes.............    (18,190)      (4,792)         488
      Other assets..........................................       (830)      12,058       (5,978)
      Accounts payable and accrued expenses and other
         liabilities........................................     43,258       39,091       25,940
      Reserve for title losses..............................     53,687       31,411        3,090
      Trust and escrow deposits secured by pledged assets...     27,660      111,842      (13,740)
    Gain on sale of investments.............................     (1,409)      (3,684)      (1,436)
                                                              ---------    ---------    ---------
  Net adjustments...........................................    144,306      205,164       41,122
                                                              ---------    ---------    ---------
Net cash provided by continuing operations activities.......    232,475      260,873       87,700
                                                              ---------    ---------    ---------
Dividends received from Alleghany Asset Management, Inc.....      7,472       13,300        3,401
                                                              ---------    ---------    ---------
Net cash provided by operations.............................    239,947      274,173       91,101
                                                              ---------    ---------    ---------
Cash flows from investing activities:
  Purchases of long-term marketable securities..............   (426,759)    (384,693)    (266,808)
  Sales of long-term marketable securities..................    167,772      148,968      119,799
  Maturities and redemptions of long-term marketable
    securities..............................................    107,441      132,664      131,505
  Net sales (purchases) of short-term investments...........     32,027      (99,509)     (16,318)
  Purchases of other invested assets........................     (6,986)      (4,955)     (22,430)
  Sales of other invested assets............................      4,336        7,163       27,169
  Purchases of fixed assets.................................    (35,094)     (28,506)     (33,048)
  Sales of fixed assets.....................................      4,400        3,134        4,546
  Purchases of title plants.................................       (305)        (584)        (118)
  Sales of title plants.....................................         --        1,385           --
  Purchases of subsidiaries.................................    (32,427)      (4,106)      (2,264)
  Cash received from sale of subsidiary.....................         --           --        4,073
  Cash of acquired subsidiaries.............................      4,443           33        1,700
                                                              ---------    ---------    ---------
Net cash used in investing activities.......................   (181,152)    (229,006)     (52,194)
                                                              ---------    ---------    ---------
Cash flows from financing activities:
  Dividends paid to former parent...........................     (9,000)     (32,105)          --
  Repurchase of common stock from former parent.............         --           --      (30,000)
  Principal payments on notes payable and other
    obligations.............................................    (12,840)     (11,554)     (13,505)
  Payment of cash dividends (Note 6)........................    (14,894)          --           --
  Purchases of treasury stock, net of reissuances (Note
    6)......................................................     (1,007)          --           --
  Proceeds of long-term debt................................         --           --        1,550
  Cash remaining with discontinued operations...............     (3,043)      (3,361)        (512)
                                                              ---------    ---------    ---------
Net cash used in financing activities.......................    (40,784)     (47,020)     (42,467)
                                                              ---------    ---------    ---------
Net increase (decrease) in cash.............................     18,011       (1,853)      (3,560)
Cash at beginning of year...................................     21,219       23,072       26,632
                                                              ---------    ---------    ---------
Cash at end of year.........................................  $  39,230    $  21,219    $  23,072
                                                              =========    =========    =========

          See accompanying notes to consolidated financial statements.

                   CHICAGO TITLE CORPORATION AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(1) NATURE OF OPERATIONS AND BASIS OF PRESENTATION

  Nature of Operations

     Chicago Title Corporation (Chicago Title) and its subsidiaries (collectively, the Company) issue title insurance policies and manage escrow funds principally through three subsidiaries: Chicago Title Insurance Company
(CTIC), Ticor Title Insurance Company (Ticor Title) and Security Union Title Insurance Company (Security Union). Title insurance provides protection against defects in title to owners and lenders in real estate transactions, and the Company earns escrow fees for its role in managing escrow funds related to real estate transactions. Business is conducted on a nationwide basis, and insurance policies are distributed through more than 340 full service offices and 4,100 policy-issuing agents in 49 states, Puerto Rico, the Virgin Islands, Guam and Canada. Customers include attorneys, real estate professionals, banks and other parties to real estate transactions. Other real estate-related services include the production and delivery of flood certificates, consumer credit information, real estate valuations and default management. These services are offered through various subsidiaries.

     The Company reports its financial information as one segment.

  Basis of Presentation

     The consolidated financial statements have been prepared in accordance with generally accepted accounting principles and include the accounts of the Company. All significant intercompany transactions have been eliminated in consolidation. All dollar amounts shown, except per share data, are in thousands unless otherwise noted.

  Spin-off

     On June 17, 1998, Alleghany Corporation (Alleghany) completed a spin-off of the Company through the pro-rata distribution to its stockholders of 21,523,863 shares of common stock of Chicago Title. Immediately prior to the spin-off, 364,184 shares of common stock were issued as restricted stock to members of the Company's senior management. Immediately after the spin-off, an additional 16,000 shares were issued as restricted stock to non-employee directors of Chicago Title. These shares of restricted stock will be expensed over their respective vesting periods based upon the value of such shares as of the first trading day after the spin-off, which was $18.0 million. On the day after the spin-off, the non-employee directors of Chicago Title received a total of 2,604 shares in lieu of cash as payment of a portion of their annual retainer.

     On a pre-tax basis, for the year ended December 31, 1998, salaries and other employee benefits included $19.5 million in executive compensation associated with the spin-off (including $7.2 million attributable to the repurchase of an option that had been granted to John Rau in connection with the commencement of his employment as President and Chief Executive Officer of Chicago Title's subsidiary Chicago Title and Trust Company (CT&T) in January
1997), and $3.7 million in related managerial restructuring expenses.

     On a pre-tax basis, for the year ended December 31, 1998, other operating and administrative expenses included $5.4 million for professional fees, printing costs, listing fees and other expenses directly associated with the spin-off.

     In connection with the spin-off, effective June 9, 1998, all of the outstanding stock of Alleghany Asset Management, Inc. (AAM) was distributed by CT&T to Alleghany, which resulted in a $22.7 million reduction in the Company's stockholders' equity. In light of such distribution, AAM is classified as a discontinued operation for all periods presented.

                   CHICAGO TITLE CORPORATION AND SUBSIDIARIES

  Use of Estimates in the Preparation of Financial Statements

     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenue and expenses during the reporting period. Actual results could differ from those estimates.

  Discontinued Operations

     AAM participates in the financial services and investment management business principally through two subsidiaries: The Chicago Trust Company and Montag & Caldwell, Inc. These companies provide investment management, counseling and administrative services to institutional clients, pension and profit sharing plans and high net worth individuals. The Chicago Trust Company acts as trustee and fiduciary under various types of trust agreements. Another subsidiary of AAM, Chicago Deferred Exchange Corporation, acts as an intermediary to facilitate tax-free exchanges of real and personal property.

     The net assets and results of operations of AAM are shown as discontinued operations in the accompanying consolidated financial statements. All footnote disclosures reflect continuing operations only, unless otherwise noted. See Notes 13 and 15 for further discussion.

(2) SIGNIFICANT ACCOUNTING POLICIES

  Cash

     For purposes of the consolidated statements of cash flows, cash includes only funds on deposit which are available for immediate withdrawal.

  Marketable Securities

     Marketable securities consist of investments in fixed maturities and equity securities. Fixed maturities consist of bonds, certificates of deposit, commercial paper and redeemable preferred stocks. The Company determines the appropriate classification of marketable securities at the time of purchase. As of December 31, 1998 and 1997, all marketable securities are classified as available-for-sale and carried at fair value. Unrealized gains and losses, net of deferred taxes, are excluded from net income and are reported as a separate component of stockholders' equity until realized. A decline in the market value of any marketable security below cost that is deemed other than temporary is charged to net income, resulting in the establishment of a new cost basis for the security. Realized gains and losses on marketable securities are determined on the specific identification method.

  Fixed Assets

     Fixed assets, except land, are depreciated or amortized on a straight-line basis using estimated lives ranging from three to 40 years. At December 31, 1998, gross fixed assets consisted of land, buildings and improvements, and furniture and equipment of $8,043, $56,924 and $107,316, respectively. At December 31, 1997, gross fixed assets consisted of land, buildings and improvements, and furniture and equipment of $8,596, $57,553 and $89,001, respectively. Accumulated depreciation and amortization was $67,961 and $57,928 at December 31, 1998 and 1997, respectively.

  Title Plants

     Title plants are carried at cost. The cost is not being amortized, as properly maintained title plants have indefinite lives. Title plants are reviewed for impairment whenever events or circumstances provide

                   CHICAGO TITLE CORPORATION AND SUBSIDIARIES evidence suggesting the carrying amount of the asset may not be recoverable. Current costs of maintaining title plants are expensed in the year incurred.

  Goodwill

     Goodwill is amortized over its estimated useful life on a straight-line basis over periods ranging from five to 40 years. Goodwill is reviewed for impairment whenever events or circumstances provide evidence suggesting the carrying amount of the asset may not be recoverable. The carrying value of goodwill included in other assets was $90,581 and $69,407 at December 31, 1998 and 1997, respectively.

  Federal Income Taxes

     Deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amount of existing assets and liabilities and their respective tax bases and operating loss and tax credit carryforwards. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date.

  Reserve for Title Losses

     The reserve for title losses represents the estimated claim cost and loss adjustment expense necessary to cover the ultimate net cost of settling all losses incurred and unpaid. Such estimates are based on individual case estimates for reported claims and estimates for incurred but not reported losses. These estimates are adjusted in the aggregate for ultimate loss expectations based on historical experience patterns, with any change in probable ultimate liabilities being reflected in net income. In the opinion of management, the current reserve for title losses is adequate.

  Fair Value Disclosures

     The Company does not have a material amount of derivative financial instruments. In addition, the carrying values and fair values of the Company's financial instruments are disclosed in Note 14. Generally accepted accounting principles exclude certain financial instruments and all nonfinancial instruments from disclosure requirements.

  Escrow Deposits

     The title insurance subsidiaries administer escrow deposits generally related to customers' real estate transactions. The funds are held in an agency capacity and, accordingly, amounts aggregating approximately $1,450,390 and $1,626,403 are excluded from the accompanying consolidated balance sheets at December 31, 1998 and 1997, respectively.

  Regulatory Accounting Practices

     The title insurance subsidiaries are required to file annual statements with insurance regulatory authorities which are prepared on an accounting basis prescribed or permitted by such authorities. Prescribed statutory accounting principles include state laws, regulations and general administrative rules, as well as a variety of publications of the National Association of Insurance Commissioners (NAIC). Permitted statutory accounting practices encompass all accounting practices that are not prescribed; such practices differ from state to state, may differ from company to company within a state, and may change in the future.

                   CHICAGO TITLE CORPORATION AND SUBSIDIARIES

  Revenue Recognition

     Title insurance premiums and escrow fees are typically recognized as revenues at the time of the real estate closing. Revenues from title policies issued by independent agents are generally recorded when notice of issuance is received from the agent.

  Stock-based Compensation

     The Company accounts for its employee stock option plans in accordance with Accounting Principles Board Opinion No. 25, "Accounting for Stock issued to Employees." The Company has not issued stock options where the exercise price is less than the market value of Chicago Title common stock on the date of grant and, accordingly, no compensation expense has been recognized.

  Statements of Cash Flows

     The Company has elected to use the indirect method in reporting net cash flow from operating activities. Under this method, the following additional disclosures are required for each of the years in the three-year period ended December 31, 1998:

                                                 1998       1997       1996
                                                -------    -------    -------
Interest paid.................................  $ 4,746    $ 5,077    $ 5,602
Income taxes paid.............................   69,442     41,331     28,216

  Reclassifications

     Certain reclassifications have been made to the 1997 and 1996 consolidated financial statements to conform with the 1998 presentation.

  Accounting Changes

     In February 1997, the Financial Accounting Standards Board (FASB) issued Statement of Financial Accounting Standards (SFAS) No. 128, "Earnings per Share." SFAS No. 128 applies only to public companies. Under SFAS No. 128, the dual presentation of basic and diluted earnings per share (EPS) is required on the face of the income statement for all entities with complex capital structures. The Company adopted SFAS No. 128 in 1998.

     In June 1997, the FASB issued SFAS No. 130, "Reporting Comprehensive Income." Under SFAS No. 130, for fiscal years beginning after December 15, 1997, enterprises providing a full set of financial statements that report financial position, results of operations and cash flows should also include a statement of comprehensive income. The Company adopted SFAS No. 130 in 1998.

     Also in June 1997, the FASB issued SFAS No. 131, "Disclosures about Segments of an Enterprise and Related Information." Under SFAS No. 131, for fiscal years beginning after December 31, 1997, public business enterprises are required to provide disclosures about operating segments using the "management approach." Since the Company manages its business as one operating segment, SFAS No. 131 results in no change in the Company's financial reporting.

     In February 1998, the FASB issued SFAS No. 132, "Employer's Disclosure about Pensions and Other Postretirement Benefits." SFAS No. 132 standardizes an employer's disclosures about pension and other postretirement benefit plans, requires additional information on the benefit obligations and fair values of plan assets and eliminates certain disclosures. SFAS No. 132 is effective for financial statements for fiscal years beginning after December 15, 1997. The provisions of SFAS No. 132 are of a reporting nature

                   CHICAGO TITLE CORPORATION AND SUBSIDIARIES and do not have an impact on the financial position or results of operations of the Company. The Company adopted SFAS No. 132 in 1998.

     In June 1998, the FASB issued SFAS No. 133, "Accounting for Derivative Instruments and Hedging Activities." SFAS No. 133 establishes accounting and reporting standards for derivative instruments and hedging activities. SFAS No. 133 is effective for financial statements for fiscal years beginning after June 15, 1999. The Company intends to adopt SFAS No. 133 in 1999. While the Company is still evaluating this standard, adoption of SFAS No. 133 is not expected to have a material impact on the financial position or results of operations of the Company.

     In March 1998, the American Institute of Certified Public Accountants issued Statement of Position (SOP) 98-1, "Accounting for the Costs of Computer Software Developed or Obtained for Internal Use" which provides guidance on accounting for the costs of computer software intended for internal use. SOP 98-1 is effective for financial statements for fiscal years beginning after December 15, 1998. The Company intends to adopt SOP 98-1 in 1999 and is still evaluating its impact on the financial position and results of operations of the Company.

(3) MARKETABLE SECURITIES

     The amortized cost and fair value of those Company investments in marketable securities included in the consolidated balance sheets which represent fixed maturities and equity securities as of December 31, 1998 and 1997 are as follows:

                                                        GROSS         GROSS
                                        AMORTIZED     UNREALIZED    UNREALIZED       FAIR
                                           COST         GAINS         LOSSES        VALUE
                                        ----------    ----------    ----------    ----------
1998
Fixed maturities:
  U.S. Government obligations.........  $  420,079     $12,426       $  (257)     $  432,248
  State and municipal bonds...........     333,814       6,832           (81)        340,565
  Other bonds.........................     173,973       3,699          (779)        176,893
  Certificates of deposit.............       5,455          --            --           5,455
  Commercial paper....................     189,498          --            --         189,498
  Redeemable preferred stocks.........      13,613         482           (90)         14,005
Total fixed maturities................   1,136,432      23,439        (1,207)      1,158,664
Equity securities.....................      33,079       2,570          (185)         35,464
                                        ----------     -------       -------      ----------
Total.................................  $1,169,511     $26,009       $(1,392)     $1,194,128
                                        ==========     =======       =======      ==========

                   CHICAGO TITLE CORPORATION AND SUBSIDIARIES

                                                        GROSS         GROSS
                                        AMORTIZED     UNREALIZED    UNREALIZED       FAIR
                                           COST         GAINS         LOSSES        VALUE
                                        ----------    ----------    ----------    ----------
1997
Fixed maturities:
  U.S. Government obligations.........  $  402,677     $ 8,359       $  (492)     $  410,544
  State and municipal bonds...........     267,914       4,350           (82)        272,182
  Other bonds.........................     149,532       2,845          (337)        152,040
  Certificates of deposit.............      30,710          --            --          30,710
  Commercial paper....................     150,000          --            --         150,000
  Redeemable preferred stocks.........      15,613       1,101          (101)         16,613
Total fixed maturities................   1,016,446      16,655        (1,012)      1,032,089
Equity securities.....................      33,232       1,465          (208)         34,489
                                        ----------     -------       -------      ----------
Total.................................  $1,049,678     $18,120       $(1,220)     $1,066,578
                                        ==========     =======       =======      ==========

     The fair value of certain bonds is less than amortized cost. No provision has been made for possible losses on these bonds as such declines are considered to be temporary. Amortized cost for certain investments represents original cost adjusted for other than temporary declines in value.

     Marketable securities with restrictions at December 31, 1998 and 1997 are as follows:

                                                           1998        1997
                                                         --------    --------
Pledged to secure statutory premium reserves...........  $430,898    $400,164
On deposit with regulatory authorities.................    19,201      17,701
Pledged to secure trust and escrow deposits............   408,434     374,888

     The amortized cost and fair value of fixed maturities at December 31, 1998, by contractual maturity, are shown below. Contractual maturities will differ from expected maturities because borrowers may have the right to call or prepay obligations with or without call or prepayment penalties.

                                                      AMORTIZED        FAIR
                                                         COST         VALUE
                                                      ----------    ----------
Due in one year or less.............................  $  353,058    $  354,153
Due after one year through five years...............     416,972       425,975
Due after five years through 10 years...............     139,068       141,599
Due after 10 years..................................      32,284        38,582
                                                      ----------    ----------
                                                         941,382       960,309
Mortgage-backed securities..........................     195,050       198,355
                                                      ----------    ----------
Total...............................................  $1,136,432    $1,158,664
                                                      ==========    ==========

                   CHICAGO TITLE CORPORATION AND SUBSIDIARIES

     The change in accumulated other comprehensive income included in stockholders' equity for each of the years in the three-year period ended December 31, 1998 was as follows:

                                                        1998       1997        1996
                                                       -------    -------    --------
Change in accumulated other comprehensive income --
  continuing operations..............................  $ 7,717    $10,903    $(14,081)
Income tax benefit (expense) -- continuing
  operations.........................................   (2,701)    (3,816)      4,928
Change in accumulated other comprehensive income --
  discontinued operations, net of income tax benefit
  (expense)..........................................       24         99         (83)
                                                       -------    -------    --------
Change in accumulated other comprehensive income, net
  of taxes...........................................  $ 5,040    $ 7,186    $ (9,236)
                                                       =======    =======    ========

     Net investment income from marketable securities included in the results of operations for each of the years in the three-year period ended December 31, 1998 was as follows:

                                                 1998       1997       1996
                                                -------    -------    -------
Interest on fixed maturities..................  $61,117    $50,481    $46,679
Dividends on equity securities................    2,720      1,785        979
                                                -------    -------    -------
Investment income.............................  $63,837    $52,266    $47,658
                                                =======    =======    =======

     Investment expenses are included in other operating and administrative expenses and are immaterial. Proceeds from sales of marketable securities were $167,772, $148,968 and $119,799 during 1998, 1997 and 1996, respectively. The components of net gains on sales of those marketable securities included in the results of operations for each of the years in the three-year period ended December 31, 1998 were as follows:

                                                   1998      1997       1996
                                                  ------    -------    ------
Fixed maturities:
  Gains.........................................  $1,412    $ 1,514    $1,446
  Losses........................................     (36)       (45)      (10)
Equity securities:
  Gains.........................................      33      8,097        --
  Losses........................................      --     (5,882)       --
                                                  ------    -------    ------
Net gains on sales of marketable securities.....  $1,409    $ 3,684    $1,436
                                                  ======    =======    ======

(4) NOTES PAYABLE AND OTHER OBLIGATIONS

     Notes payable and other obligations included in the consolidated balance sheets at December 31, 1998 and 1997 are summarized below:

                                                            1998       1997
                                                           -------    -------
Bank borrowing at 5.72 percent to 6.31 percent during
  1998 and 6.00 percent to 8.60 percent during 1997......  $19,333    $29,000
Unsecured promissory notes at 6.00 percent to 9.00
  percent during 1998 and 6.00 percent to 10.75 percent
  during 1997............................................    2,315      3,443
                                                           -------    -------
Total notes payable and other obligations................  $21,648    $32,443
                                                           =======    =======

     The bank borrowing represents the outstanding balance borrowed in connection with the acquisition of two of the Company's subsidiaries, Security Union and Ticor. The credit agreement on the bank borrowing

                   CHICAGO TITLE CORPORATION AND SUBSIDIARIES provides for reductions of principal of $9,667 annually in 1999 and 2000 and bears interest at a floating rate payable quarterly. The credit agreement requires CT&T to meet certain financial tests and includes certain restrictive covenants, including a limitation on the amount of additional indebtedness that may be incurred. At December 31, 1998, CT&T satisfied all applicable financial tests imposed by the credit agreement.

     In 1998, CT&T entered into a new bank credit agreement, which provides for maximum borrowings of $50.0 million on a revolving basis. Indebtedness under this revolving credit agreement will bear interest at a floating rate, and requires CT&T to meet certain financial tests and includes customary restrictive covenants. Borrowings under the revolving credit agreement will be available for general corporate purposes. The revolving credit agreement expires May 29, 2003. At December 31, 1998, CT&T satisfied all applicable financial tests imposed by the credit agreement. As of December 31, 1998, no amounts were outstanding under this line of credit.

     As of December 31, 1998, CT&T had two arrangements in place with banking institutions for lines of credit for $20.0 million and $25.0 million. The two lines of credit are scheduled to expire on June 9, 1999 and October 31, 1999, respectively. Amounts may be drawn under these lines of credit for general corporate purposes. No amounts were drawn under these lines of credit during 1998 and no amounts were outstanding under such lines as of December 31, 1998. CT&T has a third line of credit for $20.0 million that became effective January 1, 1999 and it is scheduled to expire December 31, 1999. Amounts may be drawn under this line of credit for general corporate purposes. This arrangement requires CT&T to meet certain financial tests and includes some customary restrictive covenants.

     In addition to the credit relationships described above, in connection with its business operations Chicago Title also deposits substantial funds into demand deposit accounts with various financial institutions. Chicago Title negotiates for and receives a range of banking services from these institutions as permitted by banking laws and regulations, such as direct services, payments to third-party vendors, including one or more Chicago Title subsidiaries, that provide escrow accounting and other services, and credit accommodations including short-term low rate loans to Chicago Title secured by its assets, primarily commercial paper.

(5) STATUTORY SURPLUS AND NET INCOME

     The Company's title insurance subsidiaries are restricted as to the amount of dividends that may be paid without prior regulatory approval. The maximum amount of dividends that these subsidiaries may pay in 1999 without prior regulatory approval is $80,218. The statutory surplus of CTIC, Ticor Title and Security Union as reported to regulatory authorities was $291,110, $251,996 and $243,093 as of December 31, 1998, 1997 and 1996, respectively. The statutory net income of CTIC, Ticor Title and Security Union as reported to regulatory authorities was $86,517, $72,683 and $56,038 for the years ended December 31, 1998, 1997 and 1996, respectively.

     The title insurance subsidiaries have prepared their annual statements using certain permitted statutory accounting practices, which differ from prescribed statutory accounting practices, but which have been approved by the respective insurance departments of their states of domicile. Such practices include the recognition of a deferred tax asset attributable to net operating loss carryforwards of a merged affiliated company, and different methodologies in the calculation of the statutory premium reserve for three of the title insurers. The Company believes that such permitted practices do not have any negative implication for the individual title insurers nor on the accompanying consolidated financial statements.

                   CHICAGO TITLE CORPORATION AND SUBSIDIARIES

(6) STOCKHOLDERS' EQUITY

     Dividends declared and paid to the Company by title insurance subsidiaries, other subsidiaries and AAM for each of the years in the three-year period ended December 31, 1998 were as follows:

                                                         1998       1997       1996
                                                        -------    -------    -------
Title insurance subsidiaries..........................  $54,300    $46,700    $32,200
Other subsidiaries....................................    5,300      5,000        700
                                                        -------    -------    -------
Continuing operations.................................   59,600     51,700     32,900
AAM...................................................    7,995     13,300      3,401
                                                        -------    -------    -------
Total dividends declared and paid to the Company by
  subsidiaries........................................  $67,595    $65,000    $36,301
                                                        =======    =======    =======

     The Company paid cash dividends of $9,000, $32,105 and $0 to Alleghany in 1998, 1997 and 1996, respectively. The Company also paid dividends of $14,894 to its stockholders during 1998 following the spin-off.

     During 1996, the Company purchased 300 shares of its common stock from Alleghany for $30,000, and retired the shares. Common stock was reduced by the par value of the shares, and additional paid-in capital and retained earnings have been reduced on a pro-rata basis for the cost of the repurchased shares.

     Also in 1996, Alleghany transferred its ownership interest in Chicago
Title -- Market Intelligence Inc. and Chicago Title of Colorado to the Company in the form of a capital contribution valued at $307 and $687, respectively. An additional capital contribution of $359 was recorded in 1996 upon resolution of a contingent liability relating to Chicago Title Credit Services Inc., which was transferred to the Company in the form of a capital contribution in 1995.

     In July 1998, Chicago Title's board of directors authorized the purchase of up to two million shares of Chicago Title common stock over the next five years to provide shares for various employee and director benefit plans. As of December 31, 1998, 63,000 shares of common stock had been repurchased at a cost of $2,574. Subsequently, 42,034 of these shares were reissued under Chicago Title's Employee Stock Purchase Plan. The remaining 20,966 shares are expected to be reissued in the first quarter of 1999.

     During 1998, the Company adopted SFAS No. 130, "Reporting Comprehensive Income" which requires the reporting of comprehensive income in addition to net income from operations. Comprehensive income is a more inclusive financial reporting methodology that requires disclosure of certain financial information that historically has not been recognized in the calculation of net income. At December 31, 1998, 1997 and 1996, the Company held securities classified as available for sale, which had pre-tax unrealized gains (losses) of $7,754, $11,055 and ($14,209), respectively. These amounts reflect pre-tax reclassification adjustments of $1,409, $3,684 and $1,436 for gains realized in income from the sale of marketable securities in 1998, 1997 and 1996, respectively. The statement of changes in stockholders' equity has been restated for prior years to reflect the adoption of SFAS No. 130.

(7) EMPLOYEE BENEFIT PLANS

  Pension and Other Retirement Plans

     The Company sponsors a contributory defined contribution savings and profit sharing plan for eligible employees. Eligible employees may elect to participate, contributing up to 13 percent of their base salaries. The Company will match employee contributions from a minimum of $0.25 up to a maximum of $1.50 for each dollar of employee contribution up to 6 percent of the employee's base salary, subject to the

                   CHICAGO TITLE CORPORATION AND SUBSIDIARIES

Company's return on equity for the year. The Company's cost for this plan was $20,262, $12,727 and $10,421 in 1998, 1997 and 1996, respectively.

     In addition to the defined contribution savings and profit sharing plan, employees of the Company participate in one of two additional retirement plans. Beginning in 1995, the Company implemented a noncontributory defined contribution plan. All new employees automatically participate in this plan. Additionally, certain employees who were in the defined benefit pension plan discussed below elected to participate in this plan. Contributions to this plan are based upon salary and length of service. Contributions are invested in a group of mutual funds or common stock of the Company as directed by the employee. The Company's cost for this plan was $2,780, $2,151 and $1,681 in 1998, 1997 and 1996, respectively.

     The second additional retirement plan is a noncontributory defined benefit pension plan (the Plan) covering certain of its employees. The benefits are based on years of service and the employee's average monthly compensation in the highest 60 consecutive calendar months during the 120 months ending at retirement or termination. The Company's funding policy is to contribute annually at least the minimum required contribution under the Employee Retirement Income Security Act (ERISA). Contributions are intended to provide not only for benefits accrued to date, but also for those expected to be earned in the future. The Company contributed $6,800 in 1998 and made no contribution in 1997.

     As of December 31, 1998, a total of 58,742 shares of Chicago Title common stock were held by the Company's benefit plans.

     The following table sets forth the funded status of the Plan and amounts recognized in the Company's consolidated balance sheets at December 31, 1998 and 1997:

                                                                1998        1997
                                                              --------    --------
Change in Benefit Obligation:
Net benefit obligation at beginning of year.................  $101,924    $111,595
Service cost................................................     5,060       5,046
Interest cost...............................................     7,342       8,631
Actuarial (gain) loss.......................................    12,548      (7,699)
Gross benefits paid.........................................    (7,213)    (15,649)
                                                              --------    --------
Net benefit obligation at end of year.......................   119,661     101,924
Change in Plan Assets:
Fair value of plan assets at beginning of year..............    97,593      90,015
Actual return on plan assets................................     5,650      13,816
Employer contributions......................................        --       9,411
Gross benefits paid.........................................    (5,686)    (15,649)
                                                              --------    --------
Fair value of plan assets at end of year....................    97,557      97,593
Funded status at end of year................................   (22,104)     (4,331)
Employer contributions......................................     6,800          --
Unrecognized net actuarial (gain) loss......................    31,177      19,499
Unrecognized prior service cost.............................      (324)       (446)
                                                              --------    --------
Net prepaid pension asset included in other assets..........  $ 15,549    $ 14,722
                                                              ========    ========

                   CHICAGO TITLE CORPORATION AND SUBSIDIARIES

     The principal assumptions used in the actuarial calculations of projected benefit obligations and net periodic pension expense for 1998, 1997 and 1996 are as follows:

                                                              1998    1997    1996
                                                              ----    ----    ----
Weighted-average assumptions:
Discount rate...............................................  6.85%   7.50%   8.00%
Expected return on Plan assets..............................  9.00%   9.00%   9.00%
Rate of compensation increase...............................  4.50%   4.50%   4.50%

     The components of net periodic pension expense included in the results of operations for each of the years in the three-year period ended December 31, 1998 were as follows:

                                                         1998       1997       1996
                                                        -------    -------    -------
Service cost..........................................  $ 5,060    $ 5,046    $ 4,765
Interest cost.........................................    7,342      8,631      8,606
Expected return on assets.............................   (7,357)    (7,806)    (8,300)
Amortization of:
Transition obligation (asset).........................       --       (718)    (2,873)
Prior service cost....................................     (120)      (122)      (122)
Actuarial (gain) loss.................................    2,396      4,294      4,131
                                                        -------    -------    -------
Total net periodic benefit cost.......................  $ 7,321    $ 9,325    $ 6,207
                                                        =======    =======    =======

     The Chicago Trust Company, a subsidiary of AAM, is a qualified trust company and as such, serves as trustee for the assets of the pension and other retirement plans.

  Postretirement Plans

     In addition to retirement benefits, the Company provides certain health care and life insurance benefits for retired employees. The costs of these benefit plans are accrued during the periods the employees render service.

     The Company is self-insured for its postretirement health care and life insurance benefit plans, and the plans are not funded. The health care plans provide for insurance benefits after retirement and are generally contributory, with contributions adjusted annually. Postretirement life insurance benefits are noncontributory, with coverage amounts declining with increases in a retiree's age.

     The Company's postretirement health care and life insurance costs included in the results of operations for each of the years in the three-year period ended December 31, 1998 are as follows:

                                                            1998      1997      1996
                                                           ------    ------    ------
Service cost.............................................  $  771    $  531    $  419
Interest cost............................................   1,974     1,456     1,284
Amortization of:
Prior service cost.......................................    (890)     (700)     (610)
Actuarial (gain) loss....................................     (26)       --       115
                                                           ------    ------    ------
Total net periodic benefit cost..........................  $1,829    $1,287    $1,208
                                                           ======    ======    ======

     The assumed health care cost trend rate used in measuring the accumulated postretirement benefit obligation was 6.50 percent in 1998 and 7.00 percent in 1997, declining to 5.00 percent in the year 2002. The discount rate used was
6.85 percent in 1998 and 7.25 percent for 1997. If the health care cost trend

                   CHICAGO TITLE CORPORATION AND SUBSIDIARIES rate assumptions were increased 1.00 percent, the accumulated postretirement benefit obligation as of December 31, 1998 would increase by 2.34 percent. The effect of this change on the sum of the service and interest cost would be an increase of 2.34 percent. If the health care costs trend rate assumptions were decreased 1.00 percent, the accumulated post retirement benefit obligation as of December 31, 1998 would decrease by 2.08 percent. The effect of this change on the sum of the service and interest cost would be a decrease of 2.08 percent

     The accrued cost of the accumulated postretirement benefit obligation included in the consolidated balance sheets at December 31, 1998 and 1997 are as follows:

                                                                1998        1997
                                                              --------    --------
Change in Benefit Obligation:
Net benefit obligation at beginning of year.................  $ 24,325    $ 24,753
Service cost................................................       771         531
Interest cost...............................................     1,974       1,456
Plan participants' contributions............................     1,699       1,646
Actuarial (gain) loss.......................................     4,271         112
Gross benefits paid.........................................    (2,859)     (4,173)
                                                              --------    --------
Net benefit obligation at end of year.......................    30,181      24,325
Change in Plan Assets:
Fair value of plan assets at beginning of year..............        --          --
Employer contributions......................................     1,160       2,527
Plan participants' contributions............................     1,699       1,646
Gross benefits paid.........................................    (2,859)     (4,173)
                                                              --------    --------
Fair value of plan assets at end of year....................        --          --
Funded status at end of year................................   (30,181)    (24,325)
Unrecognized net actuarial (gain) loss......................     5,166         868
Unrecognized prior service cost.............................    (6,526)     (7,417)
                                                              --------    --------
Net accrued cost of accumulated postretirement benefit
  obligation included in accrued expenses and other
  liabilities...............................................   (31,541)    (30,874)
                                                              ========    ========

(8) STOCK COMPENSATION AND EARNINGS PER SHARE

     Chicago Title has adopted the 1998 Long-term Incentive Plan (the 1998 Plan) to provide incentives to officers and employees of Chicago Title and its subsidiaries and to directors of Chicago Title. The 1998 Plan permits the Company to provide incentive compensation such as restricted stock, stock options, stock appreciation rights, stock awards and cash bonuses, as well as other types of incentive compensation. No awards may be granted under the 1998 Plan after 2003.

                   CHICAGO TITLE CORPORATION AND SUBSIDIARIES

     The 1998 Plan has 2,230,000 shares authorized, of which 1,580,000 may be used for stock options and stock appreciation rights and the remaining 650,000 may be used for restricted stock awards. Currently outstanding options become exercisable one to three years after issuance and expire five to 10 years from the grant date. During 1998, a total of 400,184 shares of restricted stock awards were granted. The amount of unearned compensation related to the restricted stock is reflected as a reduction to stockholders' equity. A summary of all stock option activity during the year ended December 31, 1998 follows:

                                                                              WEIGHTED
                                                              NUMBER OF       AVERAGE
OPTIONS OUTSTANDING                                            SHARES      EXERCISE PRICE
-------------------                                           ---------    --------------
Beginning of year...........................................        --             --
  Add (deduct):
  Granted...................................................   881,940         $46.91
  Exercised.................................................        --             --
  Cancelled.................................................    (7,000)         47.06
                                                               -------         ------
End of year.................................................   874,940         $46.91
Exercisable, end of year....................................        --             --
                                                               =======         ======

     The following options were outstanding as of December 31, 1998:

                                                                              WEIGHTED
                                                                              AVERAGE
                                                             NUMBER OF       REMAINING
EXERCISE PRICE                                                SHARES      CONTRACTUAL LIFE
--------------                                               ---------    ----------------
$41.94.....................................................    26,000        9.83 years
$47.06.....................................................   848,940        9.38 years

     During 1998, the Company adopted the disclosure provisions of SFAS No. 123, "Accounting for Stock-Based Compensation." SFAS No. 123 requires a fair-value based method of accounting for stock-based compensation. To calculate the fair value of the options awarded, the Company elected to use the Black-Scholes pricing model which produced a value of 39.6 percent of the exercise price for 1998 awards. The following assumptions were used to derive the ratio: a seven-year option term, an annualized volatility rate of 39.9 percent, a risk-free rate of return of 5.6 percent and a dividend yield of 2.4 percent. The Company elected to account for terminations when they occur rather than include an attrition factor in its model.

     If the compensation cost had been measured using the fair-value based accounting method under SFAS No. 123, pro-forma net income for the year ended December 31, 1998 would have been $95,318, and basic and diluted earnings per share would have been $4.35.

     Only a small portion of the stock options issued in 1998 was dilutive, and as a result, basic and diluted earnings per share are the same in 1998. Earnings per share information has been presented as if the 21,906,651 shares referenced in these footnotes had been outstanding for all periods presented prior to the spin-off. The weighted average number of shares outstanding for the year ended December 31, 1998 was 21,902,304.

                   CHICAGO TITLE CORPORATION AND SUBSIDIARIES

(9) INCOME TAXES

     Income tax expense (benefit) included in the statements of income and stockholders' equity for each of the years in the three-year period ended December 31, 1998 consisted of the following:

                                                       FEDERAL     STATE      TOTAL
                                                       --------    ------    --------
1998
Continuing operations:
  Current............................................  $ 66,578    $1,644    $ 68,222
  Deferred...........................................   (14,686)       --     (14,686)
                                                       --------    ------    --------
Total from continuing operations.....................    51,892     1,644      53,536
Total from discontinued operations...................     5,748       880       6,628
Accumulated other comprehensive income -- deferred...     2,701        --       2,701
                                                       --------    ------    --------
Total income tax expense.............................  $ 60,341    $2,524    $ 62,865
                                                       ========    ======    ========

                                                       FEDERAL     STATE      TOTAL
                                                       --------    ------    --------
1997
Operations:
  Current............................................  $ 38,290    $  840    $ 39,130
  Deferred...........................................   (11,236)       --     (11,236)
                                                       --------    ------    --------
Total from continuing operations.....................    27,054       840      27,894
Total from discontinued operations...................     6,663     1,007       7,670
Accumulated other comprehensive income -- deferred...     3,816        --       3,816
                                                       --------    ------    --------
Total income tax expense.............................    37,533    $1,847      39,380
                                                       ========    ======    ========

                                                       FEDERAL     STATE      TOTAL
                                                       --------    ------    --------
1996
Operations:
  Current............................................  $ 19,568    $  281    $ 19,849
  Deferred...........................................     3,266        --       3,266
                                                       --------    ------    --------
Total from continuing operations.....................    22,834       281      23,115
Total from discontinued operations...................     3,681       586       4,267
Accumulated other comprehensive income -- deferred...    (4,928)       --      (4,928)
                                                       --------    ------    --------
Total income tax expense.............................  $ 21,587    $  867    $ 22,454
                                                       ========    ======    ========

     In 1998, the Company recorded an additional deferred tax asset of $1,044 for additional net operating loss and credit carryforwards as a result of an Internal Revenue Service audit. Also during 1998, the Company utilized net operating loss carryforwards which resulted in a $1,402 current tax benefit and a $1,402 deferred tax expense.

                   CHICAGO TITLE CORPORATION AND SUBSIDIARIES

     The difference between the federal income tax rate and the effective federal income tax rate on income from continuing operations of the Company for each of the years in the three-year period ended December 31, 1998 is as follows:

                                                    1998             1997             1996
                                               --------------   --------------   --------------
                                               AMOUNT    RATE   AMOUNT    RATE   AMOUNT    RATE
                                               -------   ----   -------   ----   -------   ----
Expected expense.............................  $49,597   35.0%  $29,261   35.0%  $24,392   35.0%
Nondeductible expenses.......................    1,964    1.4     1,467    1.8     1,215    1.7
Tax-exempt interest income...................   (4,759)  (3.4)   (3,698)  (4.4)   (3,162)  (4.5)
Goodwill amortization........................    1,135    0.8       800    0.8     1,014    1.5
Dividends received deduction.................     (238)  (0.2)     (489)  (0.6)     (324)  (0.5)
State taxes, net of federal tax benefit......     (575)  (0.4)     (294)  (0.4)      (98)  (0.1)
Other net....................................    4,768    3.4         7    0.2      (203)  (0.3)
                                               -------   ----   -------   ----   -------   ----
Actual tax expense...........................  $51,892   36.6%  $27,054   32.4%  $22,834   32.8%
                                               =======   ====   =======   ====   =======   ====

     The tax effects of temporary differences that give rise to significant portions of the deferred tax assets and liabilities included in the consolidated balance sheets at December 31, 1998 and 1997 are as follows:

                                                                1998       1997
                                                              --------    -------
Deferred tax assets:
  Reserve for title losses..................................  $104,554    $89,737
  Reserves for invested assets..............................     2,057      2,102
  Expenses deducted for tax purposes when paid..............    21,641     18,435
  Net operating loss and credit carryforwards...............     4,634      5,021
  Other assets..............................................     5,415      5,159
                                                              --------    -------
Total gross deferred tax assets.............................   138,301    120,454
                                                              --------    -------
Deferred tax liabilities:
  Unrealized appreciation of marketable securities..........     8,616      5,915
  Book to tax basis differences of marketable securities....     2,291      2,186
  Receivable reserves and other liabilities.................     2,404      1,505
  Tax over book depreciation................................     1,758      1,813
  Title plants..............................................    29,085     29,085
  Prepaid pension cost......................................     4,594      3,953
                                                              --------    -------
          Total gross deferred tax liabilities..............    48,748     44,457
                                                              --------    -------
Net deferred tax asset......................................  $ 89,553    $75,997
                                                              ========    =======

     A valuation allowance is provided when it is more likely than not that some portion of the deferred tax assets will not be realized. Management believes the deferred tax assets will be fully utilized in the future based upon a review of anticipated future earnings and all other available evidence. The amount of operating loss carryforwards available to offset future federal taxable income at December 31, 1998 is $13,239 and expires in 2006.

(10) LEASES

     The Company leases certain facilities, furniture and equipment under long-term noncancelable operating lease agreements which expire at various dates through 2012. Total lease expense for all operating leases amounted to $61,848, $57,119 and $59,904 for the years ended December 31, 1998, 1997

                   CHICAGO TITLE CORPORATION AND SUBSIDIARIES and 1996, respectively. Of the total lease expense, contingent rental costs associated with lease, tax and expense escalation clauses approximated $1.1 million, $1.0 million and $0.9 million for 1998, 1997 and 1996, respectively. Sublease rentals are insignificant. The aggregate minimum payments under non-cancelable operating leases with initial terms of more than one year are:
$38,720 in 1999, $31,830 in 2000, $28,125 in 2001, $23,685 in 2002 and $103,212
thereafter. These amounts are exclusive of any additional amounts which may become due under certain leases containing terms that call for additional rental based on increases in operating costs.

(11) LITIGATION AND CONTINGENT LIABILITIES

     The Company is a party to pending litigation involving losses under title insurance policies and various other types of litigation. The Company has established reserves for these items and is of the opinion that any losses actually sustained in connection with this litigation will not have a material effect on the Company's consolidated financial position or results of operations.

(12) ACQUISITIONS

     During 1998, the Company acquired the assets of, or stock in, seven separate companies for a total cost of $32,427. These acquisitions were accounted for using the purchase method of accounting. In January and February of 1999, the Company acquired three additional companies for a total cost of approximately $36,600.

(13) RELATED PARTY TRANSACTIONS

     In August 1997, Alleghany effected a transfer of equity security holdings with the Company. The fair value of the shares sold by the Company to Alleghany and the shares acquired by the Company from Alleghany was approximately equal. The transaction resulted in a net gain in the results of operations for 1997 of $2.21 million. The securities transferred were investments in marketable equity securities of unrelated third parties.

  Agreements in Anticipation of the Spin-off

     Prior to the spin-off, certain agreements were entered into between Alleghany and its subsidiaries and Chicago Title and its subsidiaries to define their ongoing relationship after the dividend of AAM to Alleghany (the AAM Distribution) and the spin-off. The following summarizes material terms of these agreements.

  Distribution Agreement

     Chicago Title and Alleghany entered into a Distribution Agreement (the Distribution Agreement) which generally provides for, among other things, cooperation regarding past matters and the allocation of responsibility for past obligations and certain obligations that may arise in the future. The Distribution Agreement provides that each of Alleghany and Chicago Title will indemnify the other party and its affiliates from and against any and all damage, loss, liability and expense arising out of or due to the failure of the indemnitor or any of its subsidiaries to pay, perform or otherwise discharge any of the liabilities or obligations for which it is responsible under the terms of the Distribution Agreement. The Distribution Agreement also provides that Chicago Title will bear the expenses incurred in connection with the spin-off, except that Alleghany will bear certain identified legal fees and expenses.

                   CHICAGO TITLE CORPORATION AND SUBSIDIARIES

  Tax Sharing Agreement

     Chicago Title and Alleghany entered into a tax sharing agreement (the Tax Sharing Agreement) to allocate certain tax liabilities between Chicago Title and Alleghany and their respective subsidiaries and to allocate responsibilities with respect to tax returns. Under the Tax Sharing Agreement, Chicago Title will bear (i) its separately computed share of Alleghany's consolidated federal income tax liability for each taxable period for which Chicago Title or any of its subsidiaries was a member of the Alleghany consolidated group for federal income tax purposes (except that Chicago Title is not liable for taxes in respect of AAM and its subsidiaries for any period) and (ii) the appropriate part of any state or local tax imposed based on receipts, income, capital or net worth and computed on a consolidated, unitary or combined basis by reference to the assets and/or activities of Chicago Title. Chicago Title also will be responsible for any tax liability resulting from any action necessary to implement the spin-off and its associated events, including the AAM Distribution and the transfer of a business previously conducted by a subsidiary of AAM to Chicago Title. All other taxes are allocated between Chicago Title and Alleghany based on the legal entity on which the tax is imposed.

     The Tax Sharing Agreement provides that if Alleghany is subject to any tax attributable to the spin-off, including by reason of the spin-off's failure to qualify under Section 355 of the Internal Revenue Code (the Code) as a tax-free distribution, then Chicago Title will be obligated to indemnify and to hold Alleghany harmless from any such tax unless such tax arises solely by reason of certain actions taken, or certain misrepresentations made, by Alleghany. The Tax Sharing Agreement obligates Chicago Title to indemnify and hold Alleghany harmless from any tax attributable to the AAM Distribution if the AAM Distribution does not qualify as a tax-free distribution under Section 355 of the Code because of any misrepresentation made by Chicago Title upon which the tax ruling received from the Internal Revenue Service was based or because of any action taken by Chicago Title which is inconsistent with the treatment of the AAM Distribution as a tax-free distribution. In the Tax Sharing Agreement, Chicago Title also agrees not to take certain specified actions which might adversely affect the tax status of the spin-off or the AAM Distribution.

     Although Chicago Title and its subsidiaries remain jointly and severally liable with Alleghany and its subsidiaries for all unpaid tax liabilities of the Alleghany consolidated group for any year for which Chicago Title's subsidiaries were members of the Alleghany consolidated group (except for AAM and its subsidiaries), the Tax Sharing Agreement provides that Alleghany shall indemnify Chicago Title for all such liabilities (including interest and penalties), provided that Chicago Title and its subsidiaries have performed all of their obligations under the Tax Sharing Agreement. Moreover, although Chicago Title and its subsidiaries remain jointly and severally liable with Alleghany and its subsidiaries for failures to fund current pension plan obligations as well as for the penalty taxes imposed to enforce such current funding, Alleghany has agreed to indemnify Chicago Title for all such liabilities.

  Investment Management Agreements

     The Chicago Trust Company entered into Investment Management Agreements with Chicago Title and certain of its subsidiaries providing for the management by The Chicago Trust Company of substantially all of the long-term investable assets and certain of the short-term investable assets of Chicago Title and its subsidiaries. The term of the agreements is five years, with automatic one-year renewals unless either party terminates by giving notice of such termination at least three months prior to the end of any such term. The agreements also may be terminated by Chicago Title or its subsidiaries party thereto in the event that investment performance is unsatisfactory. The investment management fees charged under the Investment Management Agreements generally are based on market rates, and are not material.

                   CHICAGO TITLE CORPORATION AND SUBSIDIARIES

  Transitional Services Agreement

     CT&T and AAM entered into an agreement pursuant to which CT&T continued to furnish various administrative services to AAM. The initial term of the agreement ended on December 31, 1998. CT&T continues to provide certain administrative services to AAM under recently negotiated terms.

  Sublease

     The Chicago Trust Company subleases space from CT&T at the principal headquarters building of Chicago Title until 2012 at a rent and on such terms as are currently applicable to CT&T for such space.

(14) FAIR VALUE OF FINANCIAL INSTRUMENTS

     The estimated fair values of the Company's financial instruments included in the consolidated balance sheets at December 31, 1998 and 1997 are as follows:

                                                      1998                        1997
                                            ------------------------    ------------------------
                                             CARRYING        FAIR        CARRYING        FAIR
                                              AMOUNT        VALUE         AMOUNT        VALUE
                                            ----------    ----------    ----------    ----------
ASSETS:
Cash on hand and in banks.................  $   39,230    $   39,230    $   21,219    $   21,219
  Cash pledged to secure trust and escrow
     deposits.............................      93,887        93,887       100,207       100,207
  Marketable securities,
     available-for-sale:
     Fixed maturities.....................   1,158,664     1,158,664     1,032,089     1,032,089
     Equity securities....................      35,464        35,464        34,489        34,489
LIABILITIES:
  Notes payable and other obligations.....      21,648        21,648        32,443        32,443
  Trust and escrow deposits secured by
     pledged assets.......................  $  495,299    $  495,299    $  467,553    $  467,553
                                            ==========    ==========    ==========    ==========

     The following methods and assumptions were used to estimate the fair value of each class of financial instrument for which it is practical to estimate fair value:

     Cash on hand and in banks, cash pledged to secure trust and escrow deposits, and trust and escrow deposits secured by pledged assets: The carrying amounts approximate fair value because of the short maturity of the instruments.

     Marketable securities, available-for-sale: The fair values of the Company's marketable securities are based on quoted market prices, where available. For marketable securities not actively traded, fair values are estimated using values obtained from independent pricing services.

     Notes payable and other obligations: As of December 31, 1998, the fair value of the Company's notes payable and other obligations is the same as the carrying value, as the interest rate is variable. In addition, the Company has not determined the fair value of various loan guarantees made principally on behalf of policy-issuing title insurance agents for third-party financing. The total amount of loan guarantees at December 31, 1998 and 1997 was $8,295 and $9,749, respectively. This amount represents the accounting loss the Company would incur if any party to the loan guarantees failed to perform according to the terms of the contract. Amounts that may become payable, if any, under such loan guarantees are not reasonably estimable.

                   CHICAGO TITLE CORPORATION AND SUBSIDIARIES

(15) DISTRIBUTION OF AAM TO ALLEGHANY

     The net assets of AAM distributed to Alleghany included in the consolidated balance sheets at December 31, 1997 consisted of the following:

ASSETS:
  Cash on hand and in banks.................................  $ 7,667
  Cash pledged to secure trust and escrow deposits..........    1,336
  Marketable securities.....................................   18,329
  Receivables, net..........................................   11,509
  Deferred federal income taxes.............................    2,915
  Fixed assets, net.........................................    2,312
  Other assets..............................................    1,363
                                                              -------
Total assets................................................   45,431
                                                              =======
LIABILITIES:
  Accounts payable..........................................    2,480
  Accrued expenses and other liabilities....................   20,625
  Trust deposits secured by pledged assets..................    4,229
                                                              -------
Total liabilities...........................................   27,334
                                                              -------
Net assets of AAM distributed to Alleghany..................  $18,097
                                                              =======

(16) RESERVE FOR TITLE LOSSES AND REINSURANCE

     The Company's reserve for title losses is based on long-range projections subject to uncertainty. Uncertainty regarding reserves of a given policy year is gradually reduced as new information emerges each succeeding year, allowing more reliable revaluations of such reserves. While management believes that the reserve as of December 31, 1998 is adequate, uncertainties in the reserving process could cause such reserve to develop favorably or unfavorably as new or additional information emerges. Any adjustments to reserves are reflected in the operating results of the periods in which they are made. Movements in reserves which are small relative to the amount of such reserves could significantly impact future reported earnings of the Company.

                   CHICAGO TITLE CORPORATION AND SUBSIDIARIES

     Activity in the Company's reserve for title losses for each of the years in the three-year period ended December 31, 1998 is as follows:

                                                               1998        1997        1996
                                                             --------    --------    --------
Balance as of January 1....................................  $564,334    $532,923    $529,915
Provision for title losses related to:
  Current year.............................................   123,920     102,324      91,023
  Prior year...............................................        --          --      (8,000)
                                                             --------    --------    --------
Total provision............................................   123,920     102,324      83,023
                                                             --------    --------    --------
Paid related to:
  Current year.............................................     3,363       3,509       3,071
  Prior years..............................................    66,870      67,404      76,944
                                                             --------    --------    --------
Total paid.................................................    70,233      70,913      80,015
                                                             --------    --------    --------
Balance from acquired subsidiary...........................       810          --          --
                                                             --------    --------    --------
Balance as of December 31..................................  $618,831    $564,334    $532,923
                                                             ========    ========    ========

     The Company had no reinsurance recoverable at December 31, 1998, 1997, 1996 or 1995. The title insurance subsidiaries assume and cede title risks and the related premiums with other title insurance companies. In addition, the Company has purchased reinsurance coverage for losses in excess of $12,500. For these losses, the reinsurers will pay 90 percent of the next $50,000 in losses. Reinsurance contracts do not relieve the Company from its obligations to policyholders.

     The following table presents the effects of reinsurance on earned premiums:

                                                                               PERCENTAGE
                                                                               OF ASSUMED
EARNED PREMIUMS                    GROSS      CEDED    ASSUMED       NET         TO NET
---------------                  ---------    -----    -------    ---------    ----------
1998...........................  1,541,668    4,603     2,470     1,539,535       0.16%
1997...........................  1,204,968    5,115     1,959     1,201,812       0.16%
1996...........................  1,098,875    4,579     2,160     1,098,456       0.20%

                   CHICAGO TITLE CORPORATION AND SUBSIDIARIES

(17) QUARTERLY FINANCIAL INFORMATION (UNAUDITED)

     Quarterly revenues, net income and earnings per share for the years ended December 31, 1998 and 1997 are as follows:

                                                        THREE MONTHS ENDED
                                 -----------------------------------------------------------------
                                 MARCH 31    JUNE 30     SEPTEMBER 30    DECEMBER 31      TOTAL
                                 --------    --------    ------------    -----------    ----------
1998
Revenue:
  Title, escrow, trust and
     other revenue.............  $385,804    $461,757      $481,326       $532,576      $1,861,463
  Investment income............    14,805      15,748        15,563         17,721          63,837
  Net realized investment
     gains.....................       371         167           199            672           1,409
                                 --------    --------      --------       --------      ----------
Total revenues.................  $400,980    $477,672      $497,088       $550,969      $1,926,709
                                 --------    --------      --------       --------      ----------
Net income:
  From continuing operations...  $ 21,000    $ 10,594      $ 29,777       $ 25,882      $   87,253
  From sales of marketable
     securities................       241         109           129            437             916
  From discontinued
     operations................     4,979       4,034            --             --           9,013
                                 --------    --------      --------       --------      ----------
Total net income...............  $ 26,220    $ 14,737      $ 29,906       $ 26,319      $   97,182
                                 --------    --------      --------       --------      ----------
Basic and diluted earnings per
  share:
  Continuing operations........  $   0.97    $   0.49      $   1.37       $   1.20      $     4.03
  Discontinued operations......      0.23        0.18            --             --            0.41
                                 --------    --------      --------       --------      ----------
Net earnings per share.........  $   1.20    $   0.67      $   1.37       $   1.20      $     4.44
                                 ========    ========      ========       ========      ==========

                                                        THREE MONTHS ENDED
                                 -----------------------------------------------------------------
                                 MARCH 31    JUNE 30     SEPTEMBER 30    DECEMBER 31      TOTAL
                                 --------    --------    ------------    -----------    ----------
1997
Revenue:
  Title, escrow, trust and
     other revenue.............  $298,408    $339,888      $357,430       $415,770      $1,411,496
  Investment income............    11,762      12,222        13,236         15,046          52,266
  Net realized investment
     gains.....................       155         141         2,509            879           3,684
                                 --------    --------      --------       --------      ----------
Total revenues.................  $310,325    $352,251      $373,175       $431,695      $1,467,446
                                 --------    --------      --------       --------      ----------
Net income:
  From continuing operations...  $  5,827    $ 16,746      $ 15,851       $ 14,889      $   53,313
  From sales of marketable
     securities................       101          92         1,632            571           2,396
  From discontinued
     operations................     2,196       3,123         3,752          3,091          12,162
                                 --------    --------      --------       --------      ----------
Total net income...............  $  8,124    $ 19,961      $ 21,235       $ 18,551      $   67,871
                                 --------    --------      --------       --------      ----------
Basic and diluted earnings per
  share:
  Continuing operations........  $   0.27    $   0.77      $   0.80       $   0.70      $     2.54
  Discontinued operations......      0.10        0.14          0.17           0.15            0.56
                                 --------    --------      --------       --------      ----------
Net earnings per share.........  $   0.37    $   0.91      $   0.97       $   0.85      $     3.10
                                 ========    ========      ========       ========      ==========

                          INDEPENDENT AUDITORS' REPORT

The Board of Directors
Chicago Title Corporation:

     We have audited the accompanying consolidated balance sheets of Chicago Title Corporation and subsidiaries as of December 31, 1998 and 1997, and the related consolidated statements of income, changes in stockholders' equity and comprehensive income and cash flows for each of the years in the three-year period ended December 31, 1998. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of Chicago Title Corporation and subsidiaries as of December 31, 1998 and 1997, and the results of their operations and their cash flows for each of the years in the three-year period ended December 31, 1998, in conformity with generally accepted accounting principles.

                                                     /s/ KPMG LLP

Chicago, Illinois
February 5, 1999

                   CHICAGO TITLE CORPORATION AND SUBSIDIARIES

                          CONSOLIDATED BALANCE SHEETS
                      MARCH 31, 1999 AND DECEMBER 31, 1998

                                                              (UNAUDITED)
                                                               MARCH 31,     DECEMBER 31,
                                                                 1999            1998
                                                              -----------    ------------
                                                                    (IN THOUSANDS,
                                                                  EXCEPT SHARE DATA)
ASSETS
Cash on hand and in banks...................................  $   41,924      $   39,230
Cash pledged to secure trust and escrow deposits............     202,162          93,887
Marketable securities, available-for-sale:
  Fixed maturities, at fair value (amortized cost of
     $1,012,760 and $1,136,432 in 1999 and 1998,
     respectively)..........................................   1,026,826       1,158,664
  Equity securities, at fair value (cost of $35,673 and
     $33,079 in 1999 and 1998, respectively)................      35,048          35,464
                                                              ----------      ----------
Total marketable securities.................................   1,061,874       1,194,128
Receivables, including accrued investment income, less
  allowance for doubtful accounts of $14,504 and $14,072 in
  1999 and 1998, respectively...............................      76,651          75,840
Deferred federal income taxes...............................      95,756          89,553
Fixed assets, net...........................................     106,592         104,322
Title plants................................................     152,420         151,600
Goodwill....................................................     120,518          90,581
Other assets (Note 2).......................................      97,729          42,618
                                                              ----------      ----------
Total assets................................................  $1,955,626      $1,881,759
                                                              ==========      ==========

LIABILITIES AND STOCKHOLDERS' EQUITY
Accounts payable............................................  $  112,267      $  112,136
Accrued expenses and other liabilities......................     160,446         172,253
Bank and other long term debt...............................      21,467          21,648
Reserve for title losses....................................     631,190         618,831
Trust and escrow deposits secured by pledged assets.........     562,531         495,299
                                                              ----------      ----------
Total liabilities...........................................   1,487,901       1,420,167
                                                              ==========      ==========
Stockholders' Equity (Note 6):
  Common stock-par value of $1 per share, authorized
     66,000,000 shares; issued and outstanding 21,829,702
     shares at March 31, 1999 (net of 155,771 treasury
     shares) and 21,905,685 shares at December 31, 1998 (net
     of 20,966 treasury shares).............................      21,830          21,906
  Additional paid-in capital................................     124,713         127,270
  Unearned compensation-restricted stock and employee stock
     award plans............................................     (14,890)        (15,573)
  Retained earnings (Note 4)................................     327,336         311,988
  Accumulated other comprehensive income (Note 3)...........       8,736          16,001
                                                              ----------      ----------
Total stockholders' equity..................................     467,725         461,592
                                                              ----------      ----------
Total liabilities and stockholders' equity..................  $1,955,626      $1,881,759
                                                              ==========      ==========

     See accompanying notes to consolidated quarterly financial statements.

                   CHICAGO TITLE CORPORATION AND SUBSIDIARIES

                       CONSOLIDATED STATEMENTS OF INCOME
                   THREE MONTHS ENDED MARCH 31, 1999 AND 1998
                                  (UNAUDITED)

                                                                THREE MONTHS ENDED
                                                                    MARCH 31,
                                                              ----------------------
                                                                1999         1998
                                                              ---------    ---------
                                                                  (IN THOUSANDS,
                                                              EXCEPT PER SHARE DATA)
Revenues:
  Title, escrow, trust and other revenue....................  $471,810     $385,804
  Investment income.........................................    16,607       14,805
  Net realized investment gains.............................     1,034          371
                                                              --------     --------
          Total revenues....................................   489,451      400,980
                                                              --------     --------
Expenses:
  Salaries and other employee benefits......................   153,533      127,603
  Commissions paid to agents................................   172,196      131,490
  Provision for title losses................................    29,817       26,279
  Interest expense..........................................     1,079        1,295
  Other operating and administrative expenses...............    97,686       82,273
                                                              --------     --------
          Total expenses....................................   454,311      368,940
                                                              --------     --------
Operating income from continuing operations before income
  taxes.....................................................    35,140       32,040
Income taxes................................................    11,951       10,799
                                                              --------     --------
Net income from continuing operations.......................    23,189       21,241
Net income from discontinued operations.....................        --        4,979
                                                              --------     --------
Net income..................................................  $ 23,189     $ 26,220
                                                              ========     ========
Basic and diluted earnings per share (Note 5):
  Continuing operations.....................................  $   1.06     $   0.97
  Discontinued operations...................................        --         0.23
                                                              --------     --------
Net earnings per share......................................  $   1.06     $   1.20
                                                              ========     ========

     See accompanying notes to consolidated quarterly financial statements.

                   CHICAGO TITLE CORPORATION AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF CASH FLOWS
                   THREE MONTHS ENDED MARCH 31, 1999 AND 1998
                                  (UNAUDITED)

                                                              THREE MONTHS ENDED MARCH 31,
                                                              ----------------------------
                                                                 1999             1998
                                                              -----------      -----------
                                                                     (IN THOUSANDS)
Cash flows from continuing operations activities:
  Net income from continuing operations.....................   $  23,189        $  21,241
  Adjustments to reconcile net income from continuing
     operations to net cash used in continuing operations
     activities:
     Depreciation and amortization..........................      12,715            8,314
     Changes in assets and liabilities:
       Cash pledged to secure trust and escrow deposits.....    (108,275)        (162,992)
       Receivables..........................................        (788)          (4,172)
       Current and deferred federal income taxes............      11,838            9,860
       Other assets.........................................     (55,618)           3,129
       Accounts payable and accrued expenses and other
        liabilities.........................................     (23,746)         (32,391)
       Reserves for title losses............................      12,358            5,495
       Trust and escrow deposits secured by pledged
        assets..............................................      67,232           90,850
     Gain on sale of investments............................      (1,034)            (371)
                                                               ---------        ---------
Net adjustments.............................................     (85,318)         (82,278)
                                                               ---------        ---------
Net cash used in continuing operations activities...........     (62,129)         (61,037)
                                                               ---------        ---------
Dividends received from Alleghany Asset Management, Inc.....          --            5,300
                                                               ---------        ---------
Net cash used in operations.................................     (62,129)         (55,737)
                                                               ---------        ---------
Cash flows from investing activities:
  Purchase of long-term marketable securities...............    (164,395)        (103,577)
  Sales of long-term marketable securities..................     125,309           37,257
  Maturities and redemptions of long-term marketable
     securities.............................................      86,492           36,255
  Net sales of short-term investments.......................      74,147          120,967
  Purchases of other invested assets........................      (2,222)          (1,747)
  Sales of other invested assets............................         530              558
  Purchases of fixed assets.................................      (6,783)          (7,485)
  Sales of fixed assets.....................................         584            2,522
  Purchases of title records and indexes....................         (51)            (225)
  Purchases of subsidiaries (Note 7)........................     (35,433)         (13,095)
  Cash of acquired subsidiaries.............................       1,791            1,736
                                                               ---------        ---------
Net cash provided by investing activities...................      79,969           73,166
                                                               ---------        ---------
Cash flows from financing activities:
  Principal payments on bank and other long term debt.......        (181)            (707)
  Payment of cash dividends (Note 4)........................      (7,453)              --
  Original issuance and reissuance of treasury stock........       1,659               --
  Purchases of treasury stock (Note 6)......................      (9,171)              --
  Cash remaining with discontinued operations...............          --           (2,054)
                                                               ---------        ---------
Net cash used in financing activities.......................     (15,146)          (2,761)
                                                               ---------        ---------
Net increase in cash........................................       2,694           14,668
Cash at beginning of year...................................      39,230           21,219
                                                               ---------        ---------
Cash as of balance sheet date...............................   $  41,924        $  35,887
                                                               =========        =========

     See accompanying notes to consolidated quarterly financial statements.

                   CHICAGO TITLE CORPORATION AND SUBSIDIARIES

              NOTES TO CONSOLIDATED QUARTERLY FINANCIAL STATEMENTS
                (IN THOUSANDS, EXCEPT SHARE AND PER SHARE DATA)

(1) BASIS OF PRESENTATION

     This report should be read in conjunction with the Annual Report on Form 10-K of Chicago Title Corporation (the "Company") for the year ended December 31, 1998. The unaudited consolidated financial information included in this report has been prepared in conformity with the accounting principles and practices reflected in the consolidated financial statements included in the aforementioned Form 10-K filed with the Securities and Exchange Commission. All adjustments are of a normal recurring nature and are, in the opinion of management, necessary for a fair presentation of the consolidated results for the interim periods. The results of operations for the interim periods are not necessarily indicative of results for a full year.

     Certain reclassifications have been made to the 1998 consolidated financial statements to conform to the 1999 presentation.

(2) ACCOUNTING PRONOUNCEMENTS

     Effective January 1, 1999, the Company adopted Statement of Position ("SOP") 98-1, "Accounting for the Costs of Computer Software Developed or Obtained for Internal Use," which provides guidance on accounting for the costs of computer software intended for internal use. During the first quarter of 1999, costs in progress of $2,074 were incurred and capitalized for internal system development. These costs are primarily attributable to the Company's previously announced electronic spine project.

     In June 1998, the Financial Accounting Standards Board issued Statements of Financial Accounting Standards ("SFAS") No. 133, "Accounting for Derivative Instruments and Hedging Activities." SFAS No. 133 establishes accounting and reporting standards for derivative instruments and hedging activities. SFAS No. 133 is effective for financial statements for fiscal years beginning after June 15, 1999. While the Company is still evaluating this standard, adoption of SFAS No. 133 is not expected to have a material impact on the financial position or results of operations of the Company.

(3) COMPREHENSIVE INCOME

     Statement of Financial Accounting Standards ("SFAS") No. 130, "Reporting Comprehensive Income" requires total comprehensive income be reported in condensed financial statements of interim periods. Total comprehensive income consists of net income and other comprehensive income. Other comprehensive income relates to the Company's change in unrealized appreciation (depreciation) of marketable securities, net of deferred taxes. The Company's total comprehensive income for the three months ended March 31, 1999 and 1998 was $15,924 and $26,260, respectively. Other comprehensive income was $(7,265) and $40 for the three months ended March 31, 1999 and 1998, respectively.

(4) DIVIDENDS

     On January 26 and April 28, 1999, the Company's Board of Directors declared cash dividends of $0.34 and $0.36 per share, payable on March 15 and June 15, 1999, respectively, to stockholders of record on March 1 and June 1, 1999, respectively.

(5) EARNINGS PER SHARE

     For the three months ended March 31, 1999 and 1998, earnings per share on both a basic and diluted basis was $1.06 and $0.97, respectively. The weighted average number of shares outstanding for the three months ended March 31, 1999 and 1998 were 21,885,200 and 21,906,651, respectively.

                   CHICAGO TITLE CORPORATION AND SUBSIDIARIES

                (IN THOUSANDS, EXCEPT SHARE AND PER SHARE DATA)

(6) TREASURY STOCK

     In March 1999, the Company's Board of Directors authorized the repurchase of up to five percent of its currently outstanding shares. Such purchases will be made on the open market or in privately negotiated transactions over the next two years and in total would reach a maximum of 1.1 million shares. The timing and amount of actual purchases will depend on market conditions and corporate considerations. This new program is in addition to the Company's existing stock repurchase plan, which authorizes the repurchase of up to 2.0 million shares for various employee and director benefit plans. As of March 31, 1999, the Company held a total of 155,771 shares in treasury.

(7) ACQUISITIONS

     During the first quarter of 1999, the Company acquired the assets of, or stock in, various companies for a total cost of $35,433. These acquisitions were accounted for using the purchase method of accounting.

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                                  $75,000,000

                              [CHICAGO TITLE LOGO]

                           CHICAGO TITLE CORPORATION

                                % SENIOR NOTES DUE 2009

                            ------------------------

                                   PROSPECTUS
                            ------------------------

                              MERRILL LYNCH & CO.

                             ABN AMRO INCORPORATED

                                            , 1999

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--------------------------------------------------------------------------------

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14.  EXPENSES OF ISSUANCE AND DISTRIBUTION

     The following is an itemized statement of the estimated amounts of all expenses payable by the Registrant in connection with the registration of the securities offered hereby, other than underwriting discounts and commissions:

Registration Fee-Securities and Exchange Commission.....    $ 20,850
Blue Sky fees and expenses..............................       3,000
Accountants' fees and expenses..........................      40,000
Legal fees and expenses.................................     150,000
Printing expenses.......................................      50,000
Transfer agent and registrar fees.......................       6,000
Miscellaneous...........................................       5,150
                                                            --------
          Total.........................................    $275,000
                                                            ========

ITEM 15.  INDEMNIFICATION OF DIRECTORS AND OFFICERS

     Chicago Title's certificate of incorporation eliminates to the fullest extent now or hereafter permitted by Delaware law, liability of a director to Chicago Title or its stockholders for monetary damages for any action taken, or failure to take any action, as a director, except for liability:

      (i) for any breach of the director's duty of loyalty to Chicago Title or its stockholders;

      (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law;

     (iii) under Section 174 of the Delaware General Corporate Law (the "DGCL"), relating to prohibited dividends, distributions and repurchases or redemptions of stock; or

     (iv) for any transaction for which the director derives an improper personal benefit (the "Exculpatory Provision").

     The Exculpatory Provision is intended to afford directors additional protection from, and limit their potential liability for, suits alleging a breach of duty by a director. Chicago Title believes this provision will assist it in maintaining and securing the services of directors who are not employees of Chicago Title. As a result of the inclusion of the Exculpatory Provision, stockholders may be unable to recover monetary damages from directors for actions taken by them that constitute negligence or gross negligence or that are in violation of their fiduciary duties, although it may be possible to obtain injunctive or other equitable relief with respect to such actions, such as an injunction or rescission based on a director's breach of the duty of care; as a practical matter, equitable remedies may not be available (e.g., after a transaction has already been effected). If equitable remedies are found not to be available to stockholders for any particular case, stockholders may not have any effective remedy against the challenged conduct.

     Section 145 of the DGCL ("Section 145") permits indemnification of directors, officers, agents and controlling persons of a corporation under certain conditions and subject to certain limitations. Section 145 empowers a corporation to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that such person is or was a director, officer or agent of the corporation or another enterprise if serving at the request of the corporation. Depending on the character of the proceeding, a corporation may indemnify against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred in connection with such action, suit or proceeding if the person indemnified acted in good faith and in a manner such person reasonably believed to be in or not opposed to, the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe such person's conduct was unlawful. In the case of an action by or in the right of Chicago Title, no indemnification may be made with respect to any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Delaware Court of Chancery or the court in which such action or suit was brought shall determine that despite the adjudication of liability such person is fairly and reasonably entitled to indemnity for such expenses which the court shall deem proper. Section 145 further provides that to the extent a director or officer of Chicago Title has been successful in the defense of any action, suit or proceeding referred to above or in the defense of any claim, issue or matter therein, such person shall be indemnified against expenses (including attorneys' fees) actually and reasonably incurred by such person in connection therewith.

     Our certificate of incorporation contains provisions for indemnification of directors, officers, employees and agents to the fullest extent permitted by
Section 145 and Delaware law which, in general, presently requires that the individual act in good faith and in a manner he or she reasonably believed to be in or not opposed to Chicago Title's best interests and, in the case of any criminal proceedings, that the individual has no reasonable cause to believe his or her conduct was unlawful. Our certificate of incorporation also permits Chicago Title to purchase insurance and Chicago Title has purchased and maintains insurance on behalf of Chicago Title directors, officers, employees and agents against any liability asserted against such person and incurred by such person in any such capacity, or arising out of such person's status as such, whether or not Chicago Title would have the power to indemnify such person against such liability under the foregoing provisions of the certificate of incorporation.

ITEM 16.  EXHIBITS AND FINANCIAL STATEMENT SCHEDULES

(A) EXHIBITS

EXHIBIT
NUMBER                      DESCRIPTION OF EXHIBIT
-------                     ----------------------
 1(a) -- Form of Underwriting Agreement.*
 4(a) -- Form of Indenture between Chicago Title Corporation and
         LaSalle Bank National Association, as trustee.*
 4(b) -- Form of Senior Note due 2009.*
 5    -- Opinion of Dewey Ballantine LLP.*
12(a) -- Statements re: Computation of Ratio of Earnings to Fixed
         Charges.
23(a) -- Consent of KPMG LLP, independent auditors.
23(b) -- Consent of Dewey Ballantine LLP (included in Exhibit 5).*
24    -- Power of Attorney (included on page II-4).
25(a) -- Form T-1 Statement of Eligibility and Qualification under the Trust Indenture Act of 1939 of the Trustee.*

---------------

* To be filed by amendment.

(B) CONSOLIDATED FINANCIAL STATEMENT SCHEDULES

     The required schedules are incorporated herein by reference to our Annual Report on Form 10-K for the year ended December 31, 1998.

ITEM 17.  UNDERTAKINGS

     The undersigned Registrant hereby undertakes to provide to the underwriters, at the closing specified in the underwriting agreement, certificates in such denominations and registered in such names as required by the underwriters to permit prompt delivery to each purchaser.

     Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the

Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

     The undersigned Registrant hereby undertakes that:

          (1) For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the Registrant pursuant to Rule 424(b)(1) or
     (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

          (2) For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at the time shall be deemed to be the initial bona fide offering thereof.

                                   SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Chicago, State of Illinois, on June 1 , 1999.

                                          CHICAGO TITLE CORPORATION

                                          By:         /s/ JOHN RAU
                                            ------------------------------------
                                              John Rau
                                              President and Chief Executive
                                              Officer

                               POWER OF ATTORNEY

     KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints John Rau and Paul T. Sands, Jr., and each of them, as his true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) and supplements to this Registration Statement or any prospectus included herein, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them, or their or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

     Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated:

                  SIGNATURE                                    TITLE                      DATE
                  ---------                                    -----                      ----

             /s/ NORMAN R BOBINS                             Director                 June 1, 1999
---------------------------------------------
               Norman R Bobins

           /s/ JOHN J. BURNS, JR.                            Director                 June 1, 1999
---------------------------------------------
             John J. Burns, Jr.

             /s/ PETER H. DAILEY                             Director                 June 1, 1999
---------------------------------------------
               Peter H. Dailey

          /s/ JOHN F. FARRELL, JR.                           Director                 June 1, 1999
---------------------------------------------
            John F. Farrell, Jr.

             /s/ ROBERT M. HART                              Director                 June 1, 1999
---------------------------------------------
               Robert M. Hart

            /s/ PHILIP G. HEASLEY                            Director                 June 1, 1999
---------------------------------------------
              Philip G. Heasley

           /s/ ALLAN P. KIRBY, JR.                           Director                 June 1, 1999
---------------------------------------------
             Allan P. Kirby, Jr.

                  SIGNATURE                                    TITLE                      DATE
                  ---------                                    -----                      ----
            /s/ M. LEANNE LACHMAN                            Director                 June 1, 1999
---------------------------------------------
              M. Leanne Lachman

            /s/ WILLIAM K. LAVIN                             Director                 June 1, 1999
---------------------------------------------
              William K. Lavin

           /s/ PETER G. LEEMPUTTE                Executive Vice President, Chief      June 1, 1999
---------------------------------------------      Administrative Officer and
             Peter G. Leemputte                    Chief Financial Officer
                                                   (principal financial officer)

            /s/ LAWRENCE F. LEVY                             Director                 June 1, 1999
---------------------------------------------
              Lawrence F. Levy

           /s/ MARGARET P. MACKIMM                           Director                 June 1, 1999
---------------------------------------------
             Margaret P. MacKimm

             /s/ LANGDON D. NEAL                             Director                 June 1, 1999
---------------------------------------------
               Langdon D. Neal

             /s/ ALAN N. PRINCE                              Director                 June 1, 1999
---------------------------------------------
               Alan N. Prince

                /s/ JOHN RAU                     President, Chief Executive           June 1, 1999
---------------------------------------------      Officer and Director (principal
                  John Rau                         executive officer)

             /s/ RICHARD P. TOFT                       Chairman of the Board          June 1, 1999
---------------------------------------------
               Richard P. Toft

             /s/ BRYAN R. WILLIS                 Vice President and Corporate         June 1, 1999
---------------------------------------------      Controller (principal
               Bryan R. Willis                     accounting officer)

                                 EXHIBIT INDEX

EXHIBIT
NUMBER                      DESCRIPTION OF EXHIBIT                     PAGE
-------                     ----------------------                     ----
 1(a) -- Form of Underwriting Agreement.*............................
 4(a) -- Form of Indenture between Chicago Title Corporation and
         LaSalle Bank National Association, as trustee.*.............
 4(b) -- Form of Senior Note due 2009.*..............................
 5    -- Opinion of Dewey Ballantine LLP.*...........................
12(a) -- Statements re: Computation of Ratio of Earnings to Fixed
         Charges.....................................................
23(a) -- Consent of KPMG LLP, independent public accountants.........
23(b) -- Consent of Dewey Ballantine LLP (included in Exhibit 5).*...
24    -- Power of Attorney (included on page II-4)...................
25(a) -- Form T-1 Statement of Eligibility and Qualification under the Trust Indenture Act of 1939 of the Trustee.*............

---------------

* To be filed by amendment.